Exhibit 2.1

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

by and among

ECHOSTAR CORPORATION,

EAV CORP.

and

DISH NETWORK CORPORATION

Dated as of October 2, 2023

Table of Contents

i

Section 2.25	Information Supplied	34
Section 2.26	Related Party Transactions	34

ii

Exhibits

Exhibit A	Certain Definitions
Exhibit B	Form of Ergen EchoStar Written Consent
Exhibit C	Form of Ergen DISH Written Consent
Exhibit D	Ergen Support Agreement
Exhibit E	Form of Articles of Incorporation of the Surviving Corporation

iii

Amended and Restated
AGREEMENT AND PLAN OF MERGER

This Amended and Restated Agreement and Plan of Merger (this “Agreement”) is being made and entered into as of October 2, 2023, by and among Dish Network Corporation, a Nevada corporation (“DISH”), EchoStar Corporation, a Nevada corporation (“EchoStar”), and EAV Corp., a Nevada corporation and a wholly owned direct subsidiary of EchoStar (“Merger Sub”). Certain capitalized terms used in this Agreement shall be as defined in Exhibit A hereto.

RECITALS

WHEREAS, DISH, Eagle Sub Corp., a Nevada corporation and a wholly owned subsidiary of DISH (“Eagle Sub”), and EchoStar entered into an Agreement and Plan of Merger, dated as of August 8, 2023 (the “Prior Agreement”), and DISH and EchoStar now desire (and Eagle Sub acknowledges and agrees), in accordance with Section 7.2 of the Prior Agreement, to amend and restate the Prior Agreement in its entirety to reflect the terms and conditions set forth in this Agreement.

WHEREAS, DISH, EchoStar and Merger Sub (collectively, the “parties” and each, a “party”) intend that EchoStar will acquire DISH by means of a merger of Merger Sub with and into DISH (the “Merger”) in accordance with this Agreement and the Nevada Revised Statutes (the “NRS”), upon consummation of which, Merger Sub will cease to exist and DISH will continue as the Surviving Corporation and a wholly owned Subsidiary of EchoStar.

WHEREAS, the EchoStar Board has duly established a special committee thereof consisting only of independent and disinterested directors (the “EchoStar Special Committee”) to, among other things, review, consider and evaluate a potential corporate transaction between EchoStar and DISH and, if the EchoStar Special Committee determines that it is advisable, conduct the negotiations concerning this Agreement and the transactions contemplated hereby.

WHEREAS, the EchoStar Special Committee has unanimously: (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the issuance of shares of EchoStar Common Stock in connection with the Merger on the terms and subject to the conditions set forth in this Agreement (the “EchoStar Share Issuance”), are fair to and in the best interests of EchoStar and its stockholders (other than the Ergen EchoStar Stockholders); and (b) recommended that the EchoStar Board adopt resolutions approving, adopting and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the EchoStar Share Issuance, and recommending that EchoStar’s stockholders approve the EchoStar Share Issuance.

WHEREAS, the EchoStar Board, acting upon the unanimous recommendation of the EchoStar Special Committee, has unanimously: (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the EchoStar Share Issuance, are fair to and in the best interests of EchoStar and its stockholders (other than the Ergen EchoStar Stockholders); (b) approved, adopted and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the EchoStar Share Issuance, on the terms and subject to the conditions set forth in this Agreement; (c) directed that the EchoStar Share Issuance be submitted to a vote of EchoStar’s stockholders; and (d) recommended that EchoStar’s stockholders approve the EchoStar Share Issuance for purposes of the rules and regulations of Nasdaq.

WHEREAS, immediately following the entry into this Agreement, Charles W. Ergen, Cantey M. Ergen, Ergen Two-Year March 2022 SATS GRAT, Ergen Two-Year June 2022 SATS GRAT, Ergen Two-Year December 2022 SATS GRAT, Ergen Two-Year June 2023 SATS GRAT and Telluray Holdings, LLC (the “Ergen EchoStar Stockholders”) will deliver a written consent in accordance with Section 3.10 of the EchoStar Bylaws and the NRS in the form attached as Exhibit B hereto (the “Ergen EchoStar Written Consent”) approving the EchoStar Share Issuance.

WHEREAS, the DISH Board has duly established a special transaction committee thereof consisting only of independent and disinterested directors (the “DISH Special Committee”) to, among other things, evaluate the advisability of a potential transaction between EchoStar and DISH and, if appropriate, review, evaluate and negotiate this Agreement and the transactions contemplated by this Agreement.

WHEREAS, the DISH Special Committee has unanimously: (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of DISH and its stockholders (other than the Ergen DISH Stockholders); and (b) recommended that the DISH Board adopt resolutions approving, adopting and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, and recommending that DISH’s stockholders approve and adopt this Agreement.

WHEREAS, the DISH Board, acting upon the unanimous recommendation of the DISH Special Committee, has unanimously: (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of DISH and its stockholders; (b) approved, adopted and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement; and (c) directed that this Agreement be submitted to a vote of DISH’s stockholders and recommended, in accordance with NRS 92A.120, that the stockholders of DISH approve and adopt this Agreement.

WHEREAS, immediately following the entry into this Agreement, Charles W. Ergen, Cantey M. Ergen, Ergen Two-Year December 2021 DISH GRAT, Ergen Two-Year December 2022 DISH GRAT, Ergen Two-Year May 2023 DISH GRAT, Ergen Two-Year June 2023 DISH GRAT and Telluray Holdings, LLC (the “Ergen DISH Stockholders”) will deliver a written consent in accordance with Section 3.10 of the DISH Bylaws and the NRS in the form attached as Exhibit C hereto (the “Ergen DISH Written Consent”) approving and adopting this Agreement.

WHEREAS, the board of directors of Merger Sub has: (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Merger Sub and its sole stockholder; (b) approved, adopted and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein; and (c) directed that this Agreement be submitted to its sole stockholder for adoption, approval and ratification and recommended, in accordance with NRS 92A.120, that its sole stockholder adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger.

WHEREAS, immediately following the entry into this Agreement, the sole stockholder of Merger Sub will deliver a written consent in accordance with Merger Sub’s Organizational Documents and the NRS adopting, approving and ratifying this Agreement and the transactions contemplated by this Agreement, including the Merger.

WHEREAS, concurrently with the entry into this Agreement, as a condition and material inducement to EchoStar’s, DISH’s and Merger Sub’s willingness to enter into this Agreement, the Ergen EchoStar Stockholders, the Ergen DISH Stockholders, DISH and EchoStar are entering into an agreement (the “Ergen Support Agreement”), in the form attached as Exhibit D hereto, pursuant to which, and on the terms and subject to the conditions of which, the Ergen EchoStar Stockholders and the Ergen DISH Stockholders have agreed, among other things, (a) not to transfer shares of EchoStar Common Stock or DISH Common Stock prior to the earlier of the Effective Time and the termination of this Agreement in accordance with the terms hereof (subject to exceptions set forth therein) and (b) to comply with certain obligations of the parties contained in this Agreement.

WHEREAS, it is intended that, for U.S. federal income Tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

Article I
The MERGER

Section 1.1          The Merger. At the Effective Time, (a) Merger Sub shall be merged with and into DISH in accordance with the NRS and upon the terms and subject to the conditions set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease, (b) DISH shall be the surviving corporation (the “Surviving Corporation”) and from and after the Effective Time shall be a wholly owned Subsidiary of EchoStar and the separate corporate existence of DISH with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the NRS and (c) the Merger shall have such other effects as provided in the NRS, in the case of each of clause (b) and (c), except as expressly set forth in this Agreement (to the extent permitted by applicable Legal Requirements).

Section 1.2          Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) or, if agreed in writing by DISH and EchoStar, at the offices of DISH, 9601 South Meridian Boulevard, Englewood, Colorado 80112 or such other place agreed to in writing by DISH and EchoStar, at 9:00 a.m. (Mountain Time) on the second Business Day after the satisfaction or waiver of all conditions to the Merger set forth in Sections 5.1, 5.2 and 5.3, other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions at the Closing, unless another time or date is agreed to in writing by DISH and EchoStar. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, at the Closing, the parties shall cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the Nevada Secretary of State as provided in NRS 92A.200 and NRS 92A.230 and make all other filings or recordings required by the NRS in connection with effecting the Merger. The Merger shall become effective on the date and time when the Articles of Merger have been duly filed with and accepted by the Nevada Secretary of State or at such later time as may be mutually agreed to by DISH and EchoStar and specified in the Articles of Merger (the time at which the Merger becomes effective being referred to in this Agreement as the “Effective Time”).

Section 1.3          Articles of Incorporation and Bylaws.

(a)          As of the Effective Time, by virtue of the Merger and without any further action on the part of EchoStar, Merger Sub or any other Person, the DISH Articles shall be amended to read in its entirety as set forth in Exhibit E attached hereto, and as so amended shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Legal Requirements, subject to Section 4.13(a).

(b)          Subject to Section 4.13(a), the parties shall take all requisite actions so that, from and after the Effective Time, the DISH Bylaws shall be amended to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements.

Section 1.4          Directors and Officers of the Surviving Corporation; EchoStar Directors; Post-Closing EchoStar Chief Executive Officer.

(a)          From and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements: (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation; and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation (or, in the case of each of clauses (i) and (ii), such other individuals designated by DISH).

(b)          Prior to the Effective Time, EchoStar shall take all necessary corporate action so that upon the Effective Time, the EchoStar Board shall consist of eleven (11) directors, comprised of (i) seven (7) individuals who were members of the DISH Board as of immediately prior to the Effective Time, (ii) three (3) individuals who were independent directors on the EchoStar Board as of immediately prior to the Effective Time and (iii) the Post-Closing EchoStar Chief Executive Officer. DISH and EchoStar shall consult with each other in connection with selecting directors of the existing EchoStar Board who will continue on the EchoStar Board pursuant to this Section 1.4(b).

(c)          Prior to the Effective Time, EchoStar shall take all necessary corporate action so that upon the Effective Time, Hamid Akhavan shall continue to be the President and Chief Executive Officer of EchoStar, so long as he is willing and able to serve (the “Post-Closing EchoStar Chief Executive Officer”).

Section 1.5           Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, automatically, by virtue of the Merger and without any further action on the part of DISH, Merger Sub, EchoStar or any stockholder of DISH:

(a)          all shares of DISH Common Stock that are held in DISH’s treasury or held directly by EchoStar or Merger Sub immediately prior to the Effective Time shall be cancelled and cease to exist and no consideration shall be paid or payable in respect thereof;

(b)          except as provided in Section 1.5(a), and subject to Section 1.11, each share of DISH Class A Common Stock and DISH Class C Common Stock that is outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class A Common Stock equal to the Exchange Ratio (with all shares of DISH Class C Common Stock outstanding, if any, treated for purposes of this calculation as if converted into DISH Class A Common Stock at the effective conversion rate set forth in the DISH Articles);

(c)          except as provided in Section 1.5(a), and subject to Section 1.11, each share of DISH Class B Common Stock that is outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class B Common Stock equal to the Exchange Ratio (the per share consideration payable in accordance with Section 1.5(b) and (c), the “Merger Consideration”); and

(d)          each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 1.6          Certain Adjustments. If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of DISH Common Stock or EchoStar Common Stock are changed or converted into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction (which, for the avoidance of doubt, shall not include any conversion of shares of EchoStar Class B Common Stock into EchoStar Class A Common Stock at the option of the holder thereof pursuant to EchoStar Articles or any conversion of shares of DISH Class B Common Stock into DISH Class A Common Stock at the option of the holder thereof pursuant to the DISH Articles), or a record date with respect to any such event shall occur during such period, then the Merger Consideration shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action. Nothing in this Section 1.6 shall be construed to permit the parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

Section 1.7          Treatment of Equity Awards.

(a)          Effective as of the Effective Time, each DISH Option that is outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time shall cease to represent a right to acquire shares of DISH Common Stock and shall be converted automatically into an EchoStar Option on substantially the same terms and conditions (including applicable vesting (including, if applicable, any performance-based vesting, subject to any adjustments to the extent necessary to reflect the consummation of the Merger and the other transactions contemplated by this Agreement, subject to the terms set forth on Section 1.7(a) of the DISH Disclosure Letter, and vesting acceleration), exercise and expiration provisions) as applied to the corresponding DISH Option immediately prior to the Effective Time, except that: (i) the number of shares of EchoStar Class A Common Stock subject to each EchoStar Option shall be determined by multiplying: (A) the number of shares of DISH Common Stock subject to the corresponding DISH Option immediately prior to the Effective Time; by (B) the Exchange Ratio, and rounding such product down to the nearest whole number of shares; and (ii) the per share exercise price for the shares of EchoStar Class A Common Stock issuable upon exercise of each EchoStar Option shall be determined by dividing: (A) the per share exercise price for the shares of DISH Common Stock otherwise purchasable pursuant to the corresponding DISH Option immediately prior to the Effective Time; by (B) the Exchange Ratio, and rounding such quotient up to the nearest whole cent; provided that the exercise price and the number of shares of EchoStar Class A Common Stock purchasable pursuant to the EchoStar Options into which DISH Options are converted shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided further that, in the case of any DISH Option to which Section 422 of the Code applies, the exercise price and the number of shares of EchoStar Class A Common Stock purchasable pursuant to the EchoStar Option into which such DISH Option is converted shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(b)          Effective as of the Effective Time, each DISH RSU Award that is outstanding as of immediately prior to the Effective Time shall be converted automatically into an EchoStar RSU Award on substantially the same terms and conditions (including applicable vesting provisions (including, if applicable, vesting acceleration)) that applied to the corresponding DISH RSU Award as of immediately prior to the Effective Time, except that the number of shares of EchoStar Class A Common Stock subject to each such EchoStar RSU Award shall be determined by multiplying: (A) the number of shares of DISH Common Stock subject to the corresponding DISH RSU Award immediately prior to the Effective Time; by (B) the Exchange Ratio, and rounding such product to the nearest whole number of shares.

(c)          As soon as practicable following the Effective Time, but in no event later than five (5) Business Days following the Effective Time, EchoStar shall file a registration statement under the Securities Act on Form S-8, Form S-3 or another appropriate form relating to shares of EchoStar Common Stock issuable with respect to all EchoStar Options and EchoStar RSU Awards delivered pursuant to this Section 1.7, and shall cause such registration statement to remain in effect for so long as such EchoStar Options and EchoStar RSU Awards remain outstanding.

(d)          DISH shall take the necessary actions with respect to DISH’s Amended and Restated Employee Stock Purchase Plan, as amended (the “DISH ESPP”) to provide that (i) no new purchase period will be commenced following the date hereof under the DISH ESPP, (ii) there will be no increase in the amount of participants’ payroll deduction elections under the DISH ESPP during the current purchase period from those in effect as of the date hereof, (iii) no individuals shall commence participation in the DISH ESPP during the period from the date hereof through the Effective Time, (iv) each purchase right issued pursuant to the DISH ESPP shall be fully exercised not later than five business days prior to the Effective Time, in which case any shares of DISH Common Stock so purchased shall be treated the same as shares of DISH Common Stock in accordance with Section 1.5(b), and (v) immediately prior to, and subject to the occurrence of, the Effective Time, the DISH ESPP shall terminate and no further rights shall be granted or exercised under the DISH ESPP thereafter.

(e)           Prior to the Effective Time, the DISH Board or the compensation committee thereof, as applicable, shall adopt all resolutions as are necessary to authorize and approve the treatment of the DISH Options, DISH RSU Awards and DISH ESPP as contemplated by this Section 1.7.

(f)           EchoStar shall take the necessary actions with respect to EchoStar’s 2017 Amended and Restated Employee Stock Purchase Plan, as amended (the “EchoStar ESPP”) to provide that (i) no new purchase period will be commenced under the EchoStar ESPP from August 8, 2023 until the day after the Closing Date, (ii) there will be no increase in the amount of participants’ payroll deduction elections under the EchoStar ESPP during the current purchase period from those in effect as of August 8, 2023, (iii) no individuals shall commence participation in the EchoStar ESPP during the period from August 8, 2023 through the Effective Time and (iv) each purchase right issued pursuant to the EchoStar ESPP shall be fully exercised not later than five business days prior to the Effective Time. Prior to the Effective Time, the EchoStar Board or the compensation committee thereof, as applicable, shall adopt all resolutions as are necessary to authorize and approve the treatment of the EchoStar ESPP as contemplated by this Section 1.7(f).

Section 1.8          DISH Convertible Notes and DISH Warrants.

(a)          Prior to or at the Effective Time, DISH and EchoStar shall take all actions required by the DISH Convertible Notes Indentures to cause each DISH Convertible Note that is issued and outstanding immediately prior to the Effective Time to remain issued and outstanding but to represent a right, on substantially the same terms and conditions as applied to the corresponding DISH Convertible Note immediately prior to the Effective Time, to convert into shares of EchoStar Class A Common Stock; provided that the conversion rate underlying each such right to convert into shares of EchoStar Class A Common Stock as of the Effective Time shall be determined by multiplying: (A) the conversion rate underlying each such right to convert into shares of DISH Class A Common Stock immediately prior to the Effective Time; by (B) the Exchange Ratio;

(b)          Prior to or at the Effective Time, DISH and EchoStar shall take all actions required by the DISH Warrant Agreements to cause each DISH Warrant that is issued and unexercised immediately prior to the Effective Time to remain issued and unexercised but be converted into a right, on substantially the same terms and conditions as applied to the corresponding DISH Warrant immediately prior to the Effective Time, to acquire shares of EchoStar Class A Common Stock; provided that (i) the number of shares of EchoStar Class A Common Stock subject to each such warrant shall be determined by multiplying: (A) the number of shares of DISH Class A Common Stock subject to the corresponding DISH Warrant immediately prior to the Effective Time; by (B) the Exchange Ratio; and (ii) the per share exercise price for the shares of EchoStar Class A Common Stock issuable upon exercise of each such warrant shall be determined by dividing: (A) the per share exercise price for the shares of DISH Class A Common Stock otherwise purchasable pursuant to the corresponding DISH Warrant immediately prior to the Effective Time; by (B) the Exchange Ratio and subject, in each case, to any adjustments to the terms of the DISH Warrants required or permitted pursuant to the terms of the DISH Warrant Agreements.

(c)          Prior to the Effective Time, the DISH Board shall adopt all resolutions as are necessary to authorize and approve the treatment of the DISH Convertible Notes and DISH Warrants as contemplated by this Section 1.8.

Section 1.9          No Fractional Shares.

(a)          No fractional shares of EchoStar Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of EchoStar or otherwise other than the right to receive cash as set forth in Section 1.9(b).

(b)          Notwithstanding any other provision of this Agreement, no fractional EchoStar Common Stock will be issued and any holder of DISH Common Stock entitled to receive a fraction of a share of EchoStar Common Stock but for this Section 1.9 shall be entitled to receive a cash payment in lieu thereof, without interest, which payment shall be calculated by the Exchange Agent and shall be an amount equal to the product of (i) the average of the closing prices per share of EchoStar Class A Common Stock on the Nasdaq Global Select Market (“Nasdaq”), as reported in the Wall Street Journal (or, if not reported thereby, as reported in another authoritative source), for the five full Trading Days ending on the second Trading Day immediately preceding the date on which the Effective Time occurs by (ii) the fraction of a share of EchoStar Common Stock (after taking into account all shares of DISH Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) to which such holder would otherwise be entitled. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional shares of EchoStar Common Stock that would have otherwise been issuable as part of the Merger Consideration. The payment of cash in lieu of fractional share interests pursuant to this Section 1.9(b) is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the conversion of securities in connection with the Merger.

Section 1.10        Closing of Transfer Books. At the Effective Time:

(a)         all shares of DISH Common Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and all holders of certificates representing shares of DISH Common Stock (“DISH Stock Certificates”) and non-certificated shares of DISH Common Stock represented by book-entry positions (“DISH Book-Entry Shares”) that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of DISH, except the right to receive the Merger Consideration pursuant to Section 1.5, cash in lieu of any fractional share of EchoStar Common Stock pursuant to Section 1.9(b) and any dividends or other distributions pursuant to Section 1.11(f); and

(b)          the stock transfer books of DISH shall be closed with respect to all shares of DISH Common Stock outstanding immediately prior to the Effective Time and no further transfer of any such shares of DISH Common Stock shall be made on such stock transfer books from and after the Effective Time. If, after the Effective Time, a valid DISH Stock Certificate or a DISH Book-Entry Share is presented to the Exchange Agent, the Surviving Corporation or EchoStar, such DISH Stock Certificate or DISH Book-Entry Share shall be cancelled and shall be exchanged as provided in Section 1.11.

Section 1.11        Exchange of Certificates and Cancellation of Book-Entry Positions.

(a)          Prior to the Closing Date, EchoStar shall select EchoStar’s transfer agent or another reputable bank or trust company reasonably satisfactory to DISH and EchoStar to act as exchange agent with respect to the Merger (the “Exchange Agent”). Prior to or substantially concurrent with the Effective Time, EchoStar shall cause to be deposited with the Exchange Agent: (i) certificates or evidence of book-entry shares representing the shares of EchoStar Common Stock issuable pursuant to Section 1.5; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.9(b). The shares of EchoStar Common Stock and cash amounts so deposited with the Exchange Agent pursuant to this Section 1.11(a), together with any dividends or distributions received by the Exchange Agent with respect to such shares of EchoStar Common Stock, are referred to collectively as the “Exchange Fund.” The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by EchoStar. Any net profit resulting from, or interest or other income produced by, such investments shall be paid to EchoStar. To the extent that there are losses with respect to the deposits with the Exchange Agent such that any amount in the Exchange Fund is below that required to make prompt payment of any payments of cash in lieu of fractional share interests pursuant to Section 1.9(b) or any dividends or other distributions pursuant to Section 1.11(f), EchoStar shall promptly replace, restore or supplement the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payment.

(b)          With respect to DISH Stock Certificates, as promptly as reasonably practicable after the Effective Time, EchoStar shall cause the Exchange Agent to mail to each holder of record of each such DISH Stock Certificate (i) a notice advising such holder of the effectiveness of the Merger, (ii) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to a DISH Stock Certificate shall pass, only upon delivery of DISH Stock Certificate (or affidavit of loss in lieu of a DISH Stock Certificate as provided in Section 1.11(e)) to the Exchange Agent (the “Letter of Transmittal”) and (iii) instructions for surrendering a DISH Stock Certificate (or affidavit of loss in lieu of a DISH Stock Certificate as provided in Section 1.11(e)) to the Exchange Agent. Upon surrender to the Exchange Agent of a DISH Stock Certificate (or affidavit of loss in lieu of a DISH Stock Certificate as provided in Section 1.11(e)) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required pursuant to such instructions, EchoStar shall cause the Exchange Agent to mail to each holder of record of any such DISH Stock Certificate in exchange therefor, as promptly as reasonably practicable thereafter, (i) a statement reflecting the number of whole shares of EchoStar Common Stock that such holder is entitled to receive in non-certificated book-entry form pursuant to this Article I in the name of such record holder and (ii) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 1.13) of (A) any cash in lieu of fractional shares as calculated pursuant to Section 1.9(b) plus (B) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Article I. Any DISH Stock Certificate that has been so surrendered shall be cancelled by the Exchange Agent.

(c)          With respect to DISH Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”), EchoStar shall cause the Exchange Agent to pay and deliver to each holder of record of any Non-DTC Book-Entry Share, as promptly as reasonably practicable after the Effective Time, but in any event within three (3) Business Days thereafter, (i) the number of whole shares of EchoStar Common Stock, if any, that such holder is entitled to receive pursuant to this Article I in the name of such holder of record and (ii) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 1.13) of (A) any cash in lieu of fractional shares as calculated pursuant to Section 1.9(b) plus (B) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Article I, and each Non-DTC Book-Entry Share shall be promptly cancelled by the Exchange Agent. Payment of the Merger Consideration, cash in lieu of fractional shares of EchoStar Common Stock and any unpaid cash dividends and any other dividends or other distributions with respect to Non-DTC Book-Entry Shares shall only be made to the person in whose name such Non-DTC Book-Entry Shares are registered.

(d)          With respect to DISH Book-Entry Shares held through DTC, DISH and EchoStar shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon surrender of shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of EchoStar Common Stock and any unpaid cash dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article I.

(e)          In the event that any DISH Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such DISH Stock Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required as indemnity against any claim that may be made against it with respect to such DISH Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed DISH Stock Certificate, the Merger Consideration, cash in lieu of fractional shares of EchoStar Common Stock and any unpaid cash dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to this Article I, as if such lost, stolen or destroyed DISH Stock Certificate had been surrendered.

(f)          No dividends or other distributions declared or made with respect to EchoStar Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered DISH Stock Certificate or DISH Book-Entry Shares with respect to the shares of EchoStar Common Stock that such holder has the right to receive in the Merger until the later to occur of: (A) the date on which the holder surrenders such DISH Stock Certificate or DISH Book-Entry Shares in accordance with this Section 1.11; and (B) the payment date for such dividend or distribution with respect to EchoStar Common Stock (at which time such holder shall be entitled, subject to the effect of any applicable abandoned property law, escheat law or other similar Legal Requirement, to receive all such dividends and distributions, without interest).

(g)          Any portion of the Exchange Fund that remains undistributed to holders of DISH Stock Certificates or DISH Book-Entry Shares as of the date that is twelve (12) months after the date of the Effective Time shall be delivered to EchoStar upon demand. Any holders of DISH Stock Certificates or DISH Book-Entry Shares who have not theretofore surrendered their DISH Stock Certificates or DISH Book-Entry Shares in accordance with this Section 1.11 shall thereafter be entitled to look to EchoStar for, and be entitled to receive from EchoStar, the Merger Consideration, cash in lieu of fractional shares of EchoStar Common Stock and any unpaid cash dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article I.

(h)          Neither EchoStar nor the Surviving Corporation shall be liable to any holder or former holder of shares of DISH Common Stock or to any other Person with respect to any portion of the Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement. If any DISH Stock Certificate or DISH Book-Entry Share has not been surrendered prior to the date on which any portion of the Merger Consideration, cash in lieu of any fractional shares of EchoStar Common Stock and any dividends or distributions, in each case, that a holder of such DISH Stock Certificate or DISH Book-Entry Share has the right to receive pursuant to this Article I in respect of such DISH Stock Certificate or DISH Book-Entry Share would otherwise escheat to or become property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such DISH Stock Certificate or DISH Book-Entry Share shall, to the extent permitted by applicable Legal Requirements, become the property of EchoStar, free and clear of all claims or interests of any Person previously entitled thereto.

Section 1.12        Further Action. If, at any time after the Effective Time, any further action is reasonably determined by EchoStar or the Surviving Corporation to be necessary to carry out the purposes of this Agreement, the officers and directors of EchoStar shall (in the name of Merger Sub, in the name of EchoStar or otherwise) be fully authorized to take such action.

Section 1.13        Tax Withholding. Each of DISH, the Exchange Agent, Merger Sub, EchoStar and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement (including under any DISH Option or DISH RSU Award) any amounts as are required to be deducted and withheld with respect to the making of such payment pursuant to the Code or any other applicable Legal Requirement relating to Taxes. To the extent that amounts are so deducted and withheld and, if required, paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

Section 1.14       Tax Treatment. It is intended that, for U.S. federal income Tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Section 1.15        Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger and the other transactions contemplated by this Agreement pursuant to NRS Chapter 92A (as provided in NRS 92A.380 and 92A.390) or any other applicable Legal Requirements.

Article II
REPRESENTATIONS AND WARRANTIES OF ECHOSTAR

EchoStar hereby represents and warrants to DISH as of the date of this Agreement that, except as set forth (a) in publicly available reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by EchoStar with the SEC since January 1, 2020 and prior to the date of this Agreement (excluding any disclosures contained in such documents under the heading “Risk Factors” or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) subject to Section 7.14(a), in the disclosure letter delivered to DISH prior to the execution of this Agreement (the “EchoStar Disclosure Letter”):

Section 2.1          Due Organization and Good Standing; Subsidiaries.

(a)          Each of EchoStar and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of EchoStar and Merger Sub has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. EchoStar is duly qualified and has all necessary Governmental Authorizations to do business, and is in good standing (where such concept is recognized under the laws of the jurisdiction in which it is organized), in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect.

(b)          A correct and complete list of each Entity that is an EchoStar Subsidiary as of the date of this Agreement, together with the jurisdiction of organization and EchoStar’s direct or indirect ownership or other equity interest in each such EchoStar Subsidiary, is listed in Section 2.1(b) of the EchoStar Disclosure Letter. As of the date of this Agreement, neither EchoStar nor any EchoStar Subsidiary (including Merger Sub) owns any equity interest or joint venture, partnership or similar interest in any other Entity that would constitute an EchoStar Material Joint Venture, other than as listed in Section 2.1(b) of the EchoStar Disclosure Letter. Each EchoStar Subsidiary is duly organized, validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is organized) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority and Governmental Authorizations to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. Each EchoStar Subsidiary is duly qualified and has all necessary Governmental Authorizations to do business, and (where such concept is recognized under the laws of the jurisdiction in which it is organized) is in good standing in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. All of the outstanding shares of capital stock of each EchoStar Subsidiary are owned directly or indirectly by EchoStar free and clear of all Liens, except for EchoStar Permitted Encumbrances.

Section 2.2          Organizational Documents. Prior to the date of this Agreement, EchoStar has made available to DISH copies of the Organizational Documents of EchoStar, each EchoStar Subsidiary (including Merger Sub) and each EchoStar Material Joint Venture, including all amendments thereto, as in effect on the date of this Agreement. All such Organizational Documents of EchoStar and Merger Sub are in full force and effect and neither (a) EchoStar nor (b) except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect, any EchoStar Subsidiary is in violation of any of the provisions of such Organizational Documents.

Section 2.3          Authority; Binding Nature of Agreement.

(a)          EchoStar has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the Ergen Support Agreement and, subject to receipt of the Required EchoStar Stockholder Vote (which will be received when the Ergen EchoStar Written Consent has been executed and delivered by the Ergen EchoStar Stockholders), to consummate the Merger. On or prior to the date of this Agreement: (a) the EchoStar Special Committee has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the EchoStar Share Issuance, are fair to and in the best interests of EchoStar and its stockholders (other than the Ergen EchoStar Stockholders) and (ii) recommended that the EchoStar Board adopt resolutions approving, adopting and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the EchoStar Share Issuance, and recommending that EchoStar’s stockholders approve the EchoStar Share Issuance; and (b) the EchoStar Board has, acting upon the unanimous recommendation of the EchoStar Special Committee, unanimously (i) duly and validly authorized and approved the execution, delivery and performance of this Agreement and the consummation of the Merger by EchoStar; (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the EchoStar Share Issuance, are fair to and in the best interests of EchoStar and its stockholders (other than the Ergen EchoStar Stockholders), (iii) approved, adopted and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the EchoStar Share Issuance, on the terms and subject to the conditions set forth in this Agreement, (iv) directed that the EchoStar Share Issuance be submitted to a vote of EchoStar’s stockholders and (v) recommended the approval of the EchoStar Share Issuance for purposes of the rules and regulations of Nasdaq by the holders of shares of EchoStar Common Stock. The execution and delivery of this Agreement and the Ergen Support Agreement by EchoStar and the consummation by EchoStar of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of EchoStar, and no other corporate proceedings on the part of EchoStar are necessary to authorize this Agreement and the Ergen Support Agreement other than, with respect to the Merger, the receipt of the Required EchoStar Stockholder Vote (which will be received when the Ergen EchoStar Written Consent has been executed and delivered by the Ergen EchoStar Stockholders) and the filing of the Articles of Merger as required by the NRS. This Agreement and the Ergen Support Agreement have been duly executed and delivered on behalf of EchoStar and, assuming the due authorization, execution and delivery of this Agreement on behalf of DISH, Merger Sub, the Ergen EchoStar Stockholders and the Ergen DISH Stockholders, as applicable, constitute the valid and binding obligations of EchoStar, enforceable against EchoStar in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally.

(b)          Merger Sub is a newly formed, wholly owned Subsidiary of EchoStar and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Merger Sub has: (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Merger Sub and its sole stockholder; (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to its sole stockholder for adoption, approval and ratification and recommended, in accordance with NRS 92A.120, that its sole stockholder adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger; and (iv) validly authorized and approved the execution, delivery and performance of this Agreement by Merger Sub. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement other than, with respect to the Merger: (A) the adoption, approval and ratification of this Agreement and the transactions contemplated by this Agreement, including the Merger, by EchoStar, as the sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement); and (B) the filing of the Articles of Merger as required by the NRS. EchoStar, as the sole stockholder of Merger Sub, will vote to adopt, approve and ratify this Agreement and the transactions contemplated by this Agreement, including the Merger, immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of DISH, constitutes the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally.

Section 2.4          Non-Contravention; Consents.

(a)          The execution and delivery of this Agreement by EchoStar and Merger Sub and, assuming the receipt of the Required EchoStar Stockholder Vote, the consummation by EchoStar and Merger Sub of the Merger will not: (i) cause a violation of any of the provisions of the Organizational Documents of EchoStar; (ii) cause a violation of any of the provisions of the Organizational Documents of any EchoStar Subsidiary (including Merger Sub); (iii) assuming the consents and filings referred to in Section 2.4(b) are made and obtained, conflict with or violate any applicable Legal Requirements; or (iv) result in any loss, limitation, termination or impairment of any right of EchoStar or any EchoStar Subsidiary (including to own or use any assets or rights), result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any Contract binding upon EchoStar or any EchoStar Subsidiary or by which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens of any kind (other than EchoStar Permitted Encumbrances) upon any of the properties, rights or assets of EchoStar or any EchoStar Subsidiary, except, in the cases of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect.

(b)          Except as may be required by the Exchange Act, the Securities Act, the NRS, Nasdaq, applicable Antitrust Laws or applicable Satellite and Communications Laws, neither EchoStar nor any EchoStar Subsidiary (including Merger Sub) is required to make any filing, registration, or declaration with, give any notice to, or obtain any consent, Order, license, permit or approval from, any Governmental Entity for the execution and delivery of this Agreement by EchoStar or the consummation by EchoStar of the Merger, except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect.

(c)          EchoStar is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), and is not controlled by a “foreign person,” as defined in the DPA.

Section 2.5          Capitalization.

(a)          The authorized capital stock of EchoStar consists of: (i) 4,000,000,000 shares of EchoStar Common Stock, consisting of (A) 1,600,000,000 shares of EchoStar Class A Common Stock, of which 36,162,282 were issued and outstanding as of August 4, 2023 (the “Capitalization Date”), (B) 800,000,000 shares of EchoStar Class B Common Stock, of which 47,687,039 were issued and outstanding as of the Capitalization Date, (C) 800,000,000 shares of EchoStar Class C Common Stock, none of which were outstanding as of the Capitalization Date, and (D) 800,000,000 shares of EchoStar Class D Common Stock, none of which were outstanding as of the Capitalization Date; and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share, none of which were outstanding as of the Capitalization Date. All of the outstanding shares of EchoStar Common Stock have been, and all shares of EchoStar Common Stock reserved for issuance pursuant to EchoStar Equity Plans will be when issued, duly authorized and validly issued, and are, or will be when issued, fully paid and non-assessable. Other than shares of EchoStar Common Stock reserved for issuance pursuant to EchoStar Equity Plans and set forth in Section 2.5(c) or for shares reserved in connection with the transactions contemplated by this Agreement, there are no shares of EchoStar Common Stock or other equity interests of EchoStar or its Subsidiaries reserved for issuance. Since the Capitalization Date, there has been no issuance or grant of any EchoStar Common Stock or any other securities of EchoStar, other than as would have been permitted under Section 4.1(a) if this Agreement were in effect as of such date.

(b)          Except as set forth in the EchoStar Articles, EchoStar Bylaws or EchoStar Equity Plans and award agreements thereunder: (i) none of the outstanding shares of EchoStar Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding shares of EchoStar Common Stock is subject to any right of first refusal or any similar right; (iii) there are no bonds, debentures, notes or other Indebtedness of EchoStar issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of EchoStar may vote; and (iv) there is no Contract to which EchoStar or any EchoStar Subsidiary is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of EchoStar Common Stock. Except as set forth in the EchoStar Equity Plans and award agreements thereunder, EchoStar is not under any obligation, nor is it bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of EchoStar Common Stock or other securities.

(c)          As of the Capitalization Date: (i) 5,610,902 shares of EchoStar Common Stock were subject to issuance pursuant to outstanding EchoStar Options, all of which were granted under an EchoStar Equity Plan; (ii) 200,000 shares of EchoStar Common Stock were subject to issuance pursuant to outstanding EchoStar RSU Awards, all of which were granted under an EchoStar Equity Plan; (iii) 4,144,013 shares of EchoStar Common Stock were available for future issuance pursuant to the EchoStar Equity Plans; (iv) 573,646 shares of EchoStar Common Stock were available for future issuance pursuant to the EchoStar ESPP; and (v) no other shares of capital stock or other voting securities of EchoStar were issued, reserved for issuance or outstanding.

(d)          Except as set forth in this Section 2.5, as of the Capitalization Date, there was no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock of EchoStar, in each case to which EchoStar or any EchoStar Subsidiary is a party; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of EchoStar; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which EchoStar is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

Section 2.6          Reports; Financial Statements; Internal Controls; Undisclosed Liabilities.

(a)          All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by EchoStar and Hughes Satellite Systems Corporation with the SEC since January 1, 2020 (the “EchoStar SEC Documents”) have been filed or furnished with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of EchoStar SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be) and the applicable regulations promulgated thereunder; and (ii) none of EchoStar SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Other than Hughes Satellite Systems Corporation, no EchoStar Subsidiary has been required to file any forms, reports or other documents with the SEC at any time since January 1, 2020. Since January 1, 2020, no executive officer of EchoStar has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(b)            The financial statements (including any related notes) contained or incorporated by reference in EchoStar SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present, in all material respects, the financial position of EchoStar and EchoStar’s consolidated Subsidiaries as of the respective dates thereof and the results of operations and consolidated cash flows of EchoStar and EchoStar’s consolidated Subsidiaries for the periods covered thereby (subject, with respect to unaudited financial statements, to normal and recurring year-end adjustments); and (iv) have been prepared from, and are in accordance with, the books and records of EchoStar and EchoStar’s consolidated Subsidiaries in all material respects. No financial statements of any Person other than EchoStar and EchoStar’s consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of EchoStar. The books and records of EchoStar and the EchoStar Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date of this Agreement, KPMG LLP has not resigned (or informed EchoStar in writing or, to the knowledge of EchoStar, orally, that it intends to resign) or been dismissed as independent public accounting firm of EchoStar.

(c)            EchoStar maintains, and at all times since January 1, 2020 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of EchoStar and the EchoStar Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of EchoStar; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of EchoStar and the EchoStar Subsidiaries that could have a material effect on the financial statements. EchoStar’s management has completed an assessment of the effectiveness of EchoStar’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2022, and such assessment concluded that such controls were effective and EchoStar’s independent registered accounting firm has issued an attestation report concluding that EchoStar maintained effective internal control over financial reporting as of December 31, 2022. Since January 1, 2020, management of EchoStar has disclosed to EchoStar’s auditors and the audit committee of the EchoStar Board (i) any significant deficiencies or material weaknesses in the design and operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or any other employees who have a significant role in EchoStar’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to DISH prior to the date of this Agreement. Since January 1, 2020, there have been no significant deficiencies or material weaknesses in EchoStar’s internal control over financial reporting (whether or not remediated) and no change in EchoStar’s internal control over financial reporting that, in each case, has materially affected, or is reasonably likely to materially affect, EchoStar’s internal control over financial reporting.

(d)            Since January 1, 2020, (i) none of EchoStar or any EchoStar Subsidiary nor, to the knowledge of EchoStar, any director or officer of EchoStar or any EchoStar Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of EchoStar or any EchoStar Subsidiary or any material complaint, allegation, assertion or claim from employees of EchoStar or any EchoStar Subsidiary regarding questionable accounting or auditing matters with respect to EchoStar or any EchoStar Subsidiary, and (ii) to the knowledge of EchoStar, no attorney representing EchoStar or any EchoStar Subsidiary, whether or not employed by EchoStar or any EchoStar Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by EchoStar, any EchoStar Subsidiary or any of their respective officers, directors, employees or agents to the EchoStar Board or any committee thereof, or to any member of senior management of EchoStar.

(e)            EchoStar maintains disclosure controls (as defined by Rule 13a-15 or 15d-15 under the Exchange Act) reasonably designed to ensure that all information required to be disclosed in the reports that EchoStar files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of EchoStar, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of EchoStar to make the certifications required under the Exchange Act with respect to such reports.

(f)            Neither EchoStar nor any EchoStar Subsidiary has effected, entered into or created, or has a commitment to effect, enter into or create, any securitization transaction, joint venture or any similar Contract or transaction, including any Contract relating to any transaction or relationship between or among EchoStar and any EchoStar Subsidiary, on the one hand, and any unconsolidated Affiliate of EchoStar or any EchoStar Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K) or any similar arrangements.

(g)            As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to EchoStar SEC Documents, and none of EchoStar SEC Documents is, to the knowledge of EchoStar, the subject of ongoing SEC review. EchoStar is in compliance in all material respects with all applicable listing requirements of Nasdaq.

(h)            Neither EchoStar nor any EchoStar Subsidiary has any liabilities of any nature or type, whether accrued, absolute, determined, contingent or otherwise and whether due or to become due, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Most Recent EchoStar Balance Sheet; (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent EchoStar Balance Sheet; (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect; and (iv) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.

Section 2.7            Absence of Certain Changes.

(a)            From the date of the Most Recent EchoStar Balance Sheet to the date of this Agreement, there has not been any fact, event, change, effect, circumstance, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, an EchoStar Material Adverse Effect.

(b)            From the date of the Most Recent EchoStar Balance Sheet to the date of this Agreement, the businesses of EchoStar and the EchoStar Subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement), and neither EchoStar nor any EchoStar Subsidiary has undertaken any action that if taken after the date of this Agreement would require DISH’s consent pursuant to Section 4.1(a)(i), Section 4.1(a)(ii), Section 4.1(a)(iii), Section 4.1(a)(v), Section 4.1(a)(vii), Section 4.1(a)(viii), Section 4.1(a)(xvi), Section 4.1(a)(xxii) or, to the extent relating to any of the foregoing, Section 4.1(a)(xxiv).

Section 2.8            Intellectual Property, Information Technology and Privacy Matters.

(a)            Section 2.8(a) of the EchoStar Disclosure Letter sets forth a true and complete list as of the date of this Agreement, of all material EchoStar Registered IP, including for each item: (i) the current owner; (ii) the jurisdiction of application or registration (or in the case of an Internet domain name, the applicable domain name registrar); (iii) where applicable, the application or registration number and the title; and (iv) the date of filing or registration.

(b)            All material EchoStar IP (including all assets identified on Section 2.8(a) of the EchoStar Disclosure Letter) is owned exclusively by EchoStar or an EchoStar Subsidiary free and clear of all Liens other than EchoStar Permitted Encumbrances.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect: (i) the EchoStar Registered IP is subsisting and, to the knowledge of EchoStar, (other than EchoStar Registered IP constituting pending applications) valid and enforceable; and (ii) none of the material EchoStar Registered IP has lapsed or been abandoned or cancelled (other than on the expiration thereof). There is no Legal Proceeding pending or, to the knowledge of EchoStar, threatened, in which the validity, enforceability, registrability or ownership of any material EchoStar Registered IP is being contested or challenged (other than office actions or proceedings in the ordinary course of prosecution of any pending applications for registration or issuance).

(d)            To the knowledge of EchoStar, neither EchoStar nor any EchoStar Subsidiary is subject to any outstanding Order that restricts in any material manner the use, transfer or licensing of any EchoStar IP. The consummation of the Merger shall not result in (i) the termination of any license, covenant not to assert or similar right granted to EchoStar or an EchoStar Subsidiary with respect to any material Intellectual Property; (ii) the granting of any licenses or rights to a third Person to material EchoStar IP; or (iii) the release from escrow of any material EchoStar Trade Secrets, technology, Software and/or source code.

(e)            The operations of the businesses of EchoStar and the EchoStar Subsidiaries as currently conducted do not infringe, misappropriate or otherwise violate, and have not, since January 1, 2020, infringed, misappropriated or otherwise violated, any Intellectual Property owned by any other Person, in each case, in any manner that would, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect, no Legal Proceeding is pending or, to the knowledge of EchoStar, threatened (including in connection with any “cease and desist” letters or invitations to take a license) against EchoStar or any EchoStar Subsidiary, and there have been no complaints, claims or notices received by EchoStar or any EchoStar Subsidiary since January 1, 2020, alleging, or that could reasonably be construed to allege, any infringement, misappropriation or violation of any Intellectual Property of any other Person by EchoStar or any EchoStar Subsidiary, or any request or demand for indemnification or defense received by EchoStar or any EchoStar Subsidiary from any third Person. Since January 1, 2020, neither EchoStar nor any EchoStar Subsidiary has brought any Legal Proceeding against any other Person, or provided any other Person with notice, alleging, any Person is infringing, misappropriating or otherwise violating any material EchoStar IP.

(f)            Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect, neither EchoStar nor any EchoStar Subsidiary (i) has received any support, funding, resources or assistance from any government entities, academic institutions, or research centers or private or commercial third parties in their respective research and development activities that have resulted in, or would reasonably be expected to result in, such third parties being granted any rights or licenses to, or ownership interest in, any EchoStar IP, or (ii) is a member of or party to, or has participated in any patent pool, industry standards body, trade association or other organization pursuant to the rules of which EchoStar or any EchoStar Subsidiary is obligated to license or offer to license any existing or future EchoStar IP to any Person.

(g)            EchoStar and each EchoStar Subsidiary have taken commercially reasonable steps to protect the confidentiality and value of all material Trade Secrets included in EchoStar IP or that have been disclosed to EchoStar or any EchoStar Subsidiary by a third Person, and, to the knowledge of EchoStar, there have been no unauthorized uses or disclosures of any such Trade Secrets.

(h)            Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect: (i) each Person (including any employees, officers, contractors, consultants or service providers) whose work for, or on behalf of, EchoStar or any EchoStar Subsidiary has involved, or is reasonably expected to involve, the development, discovery, conception or reduction to practice of any Intellectual Property, Software or other technology has executed a written agreement containing a valid and enforceable (A) present assignment to EchoStar or an EchoStar Subsidiary of all Intellectual Property developed at any time during the course of such Person’s work for, or on behalf of, EchoStar or any EchoStar Subsidiary, and (B) waiver of all rights therein and (ii)  to the knowledge of EchoStar, no such Person retains or purports to retain any right, title or interest in or to any such Intellectual Property.

(i)            Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect: (i) EchoStar and each EchoStar Subsidiary are in material compliance with the terms or conditions of all relevant Open Source Licenses to which they or their material proprietary Software are subject, including notice and attribution obligations, and (ii) one of EchoStar’s material proprietary Software, nor any of its other material products or services, are subject to the terms of any Open Source License and distributed, modified, exploited or otherwise made accessible in any manner that requires, or purports to require, (A) the disclosure, licensing or distribution of any source code for any portion of such Software, products or services, (B) the licensing of such Software, products or services to make derivative works or other modifications, (C) the licensing under terms that allow such Software, products or services or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled, or (D) the licensing or redistribution of such Software, products or services on a no-fee or low-fee basis.

(j)            Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect: (i) EchoStar and each EchoStar Subsidiary are in compliance, and have since January 1, 2020 complied, with all applicable Legal Requirements, as well as their own rules, policies, procedures and Contractual obligations, regarding Personal Data (including the collection, storage, use, transfer and processing thereof); (ii) neither EchoStar nor any EchoStar Subsidiary has, since January 1, 2020, received any written notice from any applicable Governmental Entity alleging any violation of the foregoing by EchoStar nor any EchoStar Subsidiary (or by any other Person in connection with the operation of the business), or any investigation regarding any such allegation, nor has EchoStar nor any of the EchoStar Subsidiaries (or any other Person in connection with the operation of the business) been threatened in writing to be charged with any such violation by any Governmental Entity; (iii) EchoStar and each EchoStar Subsidiary, have, since January 1, 2020, taken commercially reasonable steps (including implementing reasonable technical, physical or administrative safeguards) designed to ensure that all Personal Data in their possession or under their control is protected against loss and unauthorized access, use, modification or disclosure, and, to the knowledge of EchoStar, there has been no incident of the same; and (iv) EchoStar and each EchoStar Subsidiary have, since January 1, 2020, entered into written agreements with all third party service providers, outsources, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of EchoStar and the EchoStar Subsidiaries that obligate such Persons to comply with all applicable Legal Requirements and to take steps to protect and secure Personal Data from loss, theft, misuse or unauthorized use, access, modification or disclosure.

(k)            Except as would not, individually or in the aggregate, reasonably be expected to be material to EchoStar and the EchoStar Subsidiaries, taken as a whole, since January 1, 2020, there has been no failure, breakdown, loss or impairment of, or unauthorized access to or unauthorized use of, any IT Assets used by EchoStar or any EchoStar Subsidiary that has resulted in a disruption or interruption in the operation of the business of EchoStar or any EchoStar Subsidiary, or that has resulted in unauthorized disclosure of any confidential information of EchoStar or any EchoStar Subsidiary to any unauthorized Person, in each case, that has not been resolved to the reasonable satisfaction of EchoStar. The IT Assets of EchoStar or any EchoStar Subsidiary (i) operate and perform in all material respects in accordance with their documentation and functional specifications, and (ii) are, to the knowledge of EchoStar, free from material bugs or other material defects, and do not contain, distribute or make available any Malicious Code. EchoStar and the EchoStar Subsidiaries have implemented, or are in the process of designing and implementing, commercially reasonable disaster recovery and backup and business continuity plans and procedures.

Section 2.9           Title to Assets; Real Property. EchoStar or an EchoStar Subsidiary owns, and has good and marketable title to, or in the case of assets purported to be leased by EchoStar or an EchoStar Subsidiary, leases and has valid leasehold interest in, each of the material tangible assets owned or leased by EchoStar or an EchoStar Subsidiary, free and clear of all Liens (other than EchoStar Permitted Encumbrances). Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect, EchoStar or an EchoStar Subsidiary has good and insurable fee title (or the equivalent in any applicable foreign jurisdiction) to each real property owned by EchoStar or an EchoStar Subsidiary (collectively, the “EchoStar Owned Real Property”), free and clear of all Liens (other than EchoStar Permitted Encumbrances). Neither EchoStar nor any EchoStar Subsidiary has received written notice of any pending condemnation proceeding with respect to any EchoStar Owned Real Property, and to the knowledge of EchoStar, no such proceeding is threatened. Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect, either EchoStar or an EchoStar Subsidiary has a good and valid leasehold interest in each lease, sublease or other agreement under which EchoStar or any EchoStar Subsidiary uses or occupies or has the right to use or occupy any real property, in each case pursuant to a lease, sublease or other agreement that is a valid and binding obligation of EchoStar or an EchoStar Subsidiary and, to the knowledge of EchoStar, each other party thereto, and none of EchoStar or any EchoStar Subsidiary is in default of any provision of any such lease.

Section 2.10         Major Stations. Section 2.10 of the EchoStar Disclosure Letter sets forth all material transmitting and/or receiving radio frequency facilities consisting of land, buildings, fixtures, equipment, improvements (if any), telemetry, tracking and control equipment, service platforms and network operations centers that are owned or leased by EchoStar or any of EchoStar Subsidiaries or that are operated as of the date of this Agreement by EchoStar or any of its Subsidiaries (the “EchoStar Major Stations”).  As of the date of this Agreement, no ground station or other facility (other than an EchoStar Major Station or ground stations or other facilities owned, leased or operated by DISH or a DISH Subsidiary) provides telemetry, tracking and control for any satellite of EchoStar or any EchoStar Subsidiary.  The improvements included in each EchoStar Major Station and all material components used in connection therewith are (a) in good operating condition and repair (subject to normal wear and tear) and (b) supported by a back-up generator capable of generating power sufficient to meet the requirements of the operations conducted at the EchoStar Major Station, in each case, in all material respects. EchoStar or an EchoStar Subsidiary has good title to, or in the case of leased property or assets, a valid, binding and enforceable leasehold interest in, the EchoStar Major Stations, in each case free and clear of all Liens (other than EchoStar Permitted Encumbrances). To the knowledge of EchoStar, no other radio communications facility is causing ongoing or chronic harmful interference to the transmissions from or the receipt of signals by any EchoStar Major Station. To the knowledge of EchoStar, none of the EchoStar Major Stations are causing chronic harmful interference to the transmissions from or the receipt of signals by any other radio communications facility.

Section 2.11         Contracts. Section 2.11 of the EchoStar Disclosure Letter contains a list as of the date of this Agreement of each of the following Contracts to which EchoStar or an EchoStar Subsidiary is a party (each such Contract required to be listed in Section 2.11 of the EchoStar Disclosure Letter (whether or not so listed), but excluding any EchoStar Plan, being referred to as a “Material Contract”):

(a)            Each Contract that would be required to be filed by EchoStar as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by EchoStar on a Current Report on Form 8-K, in each case, since January 1, 2020;

(b)            each Contract that (i) restricts in any material respect the ability of EchoStar, any EchoStar Subsidiary or any Affiliate of any of them to compete in any geographic area or line of business, solicit any client or customer or contains any similar restriction or (ii) contains a “most favored nation” provision or that otherwise requires EchoStar or any EchoStar Subsidiary to conduct business with any Person on a preferential or exclusive basis, or that includes a price protection or rebate provision in favor of the counterparty to such Contract or any similar provision (in the case of each of (i) or (ii), including any such Contracts that would so restrict DISH, any DISH Subsidiary or any Affiliate following the Closing);

(c)            each material joint venture agreement or similar agreement with a third party;

(d)            each Contract between EchoStar or any EchoStar Subsidiary, on the one hand, and any director, officer or Affiliate (other than a wholly owned EchoStar Subsidiary) of EchoStar or any EchoStar Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including (but not limited to) any Contract pursuant to which EchoStar or any EchoStar Subsidiary has an obligation to indemnify such director, officer, Affiliate or “associate” or “immediate family” member, but excluding any Contract that directly relates to employment arrangements;

(e)            each material acquisition or divestiture Contract or material licensing agreement that contains material indemnities or any “earnout” or other contingent payment obligations that are outstanding obligations of EchoStar or any EchoStar Subsidiary as of the date of this Agreement;

(f)            each loan or credit agreement, indenture, mortgage, note or other Contract evidencing Indebtedness for borrowed money of EchoStar or any EchoStar Subsidiary from a third party lender, and each Contract pursuant to which any such Indebtedness for borrowed money is guaranteed by EchoStar or any EchoStar Subsidiary, in each case in excess of $10,000,000, and any Contract relating to the creation of a Lien (other than EchoStar Permitted Encumbrances) with respect to any material asset of EchoStar or any EchoStar Subsidiary;

(g)            each Contract that obligates EchoStar or any EchoStar Subsidiary to make any loans, advances or capital contributions to, or investments in, any Person (other than EchoStar or any EchoStar Subsidiary), except for (i) loans or advances for indemnification, attorneys’ fees, or travel and other business expenses in the ordinary course of business, (ii) extended payment terms for customers in the ordinary course of business or (iii) loans, advances or capital contributions to, or investments in, any Person that is not an Affiliate or employee of EchoStar not in excess of $500,000 individually;

(h)            each Contract that grants any right of first refusal or right of first offer or similar right with respect to any material assets, rights or properties of EchoStar or any EchoStar Subsidiary;

(i)            each material Contract relating to the EchoStar XXIV satellite;

(j)            each collective bargaining or other labor or works council agreement covering employees of EchoStar or an EchoStar Subsidiary;

(k)            each lease, sublease or license involving real property or equipment pursuant to which EchoStar or any EchoStar Subsidiary is required to pay an annual base rental in excess of $1,200,000;

(l)            each settlement agreement entered into since January 1, 2020 (i) with a Governmental Entity, (ii) that requires EchoStar or any EchoStar Subsidiary to pay more than $1,000,000 after the date of this Agreement or (iii) that imposes any material restrictions on the business of EchoStar or any EchoStar Subsidiary;

(m)            each Contract (i) granting to EchoStar or any EchoStar Subsidiary a material license, covenant not to sue or other right under any Intellectual Property (excluding Contracts for Software or information technology services that are both (A) generally commercially available on non-discriminatory pricing terms, and (B) not material to the operation, tracking, control or use of satellites, or the processing of telemetry data), (ii) granting to any third Person a license, covenant not to sue or other right under any EchoStar IP (other than non-exclusive licenses granted to customers, vendors or service providers in the ordinary course in connection with the sale, distribution or use of EchoStar’s products or goods or services, including licenses that are merely implied or incidental to such sale, distribution or use), (iii) materially restricting EchoStar’s or any EchoStar Subsidiary’s use or exploitation of any material EchoStar IP or (iv) governing the development or ownership of Intellectual Property material to the businesses of EchoStar or any EchoStar Subsidiary (other than Contracts with employees, contractors or consultants entered into in the ordinary course of business);

(n)            each Contract with any Top Customer or Top Supplier;

(o)            each Contract with a Top Governmental Customer (other than any Contract that is the subject of Section 2.11(n)); and

(p)            each Contract relating to the operation or maintenance of any EchoStar Major Station with expenditures in excess of $1,000,000 per annum (excluding, for clarity, Contracts with employees of EchoStar or any EchoStar Subsidiaries which employees operate or maintain such EchoStar Major Stations and excluding any Contracts relating to cleaning, security and catering services provided to such EchoStar Major Station in the ordinary course of business).

There are no existing breaches or defaults on the part of EchoStar or any EchoStar Subsidiary under any Material Contract, and, to the knowledge of EchoStar, there are no existing breaches or defaults on the part of any other Person under any Material Contract, in each case except where such breaches or defaults would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. No event has occurred or not occurred through EchoStar’s or any EchoStar Subsidiary’s action or inaction or, to the knowledge of EchoStar, through the action or inaction of any third party, that, with notice or the lapse of time or both, would constitute a breach of or default under the terms of any Material Contract, in each case except where such breaches or defaults would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. Each Material Contract is valid, has not been terminated prior to the date of this Agreement, is enforceable against EchoStar or the applicable EchoStar Subsidiary that is a party to such Material Contract, and, to the knowledge of EchoStar, is enforceable against the other parties thereto, in each case subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, other than as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. Prior to the date of this Agreement, EchoStar has made available to DISH accurate and complete copies of each Material Contract in effect as of the date of this Agreement, together with all material amendments and supplements thereto in effect as of the date of this Agreement. Prior to the date of this Agreement, no Top Customer or Top Supplier has canceled, terminated or substantially curtailed its relationship with EchoStar or any EchoStar Subsidiary, given written notice to EchoStar or any EchoStar Subsidiary of any intention to cancel, terminate or substantially curtail its relationship with EchoStar or any EchoStar Subsidiary, or, to the knowledge of EchoStar, threatened to do any of the foregoing.

Section 2.12         Compliance with Legal Requirements; Satellite and Communications Laws; Export Laws.

(a)            EchoStar and the EchoStar Subsidiaries are, and since January 1, 2020 have been, in compliance with all Legal Requirements applicable to them and their businesses, except where the failure to comply with such Legal Requirements would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. Neither EchoStar nor any EchoStar Subsidiary has, since January 1, 2020: (i) received any written notice or, to the knowledge of EchoStar, verbal notice from any Governmental Entity regarding any material violation by EchoStar, any EchoStar Plan or any fiduciary of any EchoStar Plan of any Legal Requirement; or (ii) provided any notice to any Governmental Entity regarding any material violation by EchoStar or any EchoStar Subsidiary of any Legal Requirement.

(b)            EchoStar and the EchoStar Subsidiaries hold, and have at all times since January 1, 2020 held, all Governmental Authorizations and other franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of all applicable Governmental Entities necessary for the lawful operation of the businesses of EchoStar and the EchoStar Subsidiaries, and have filed all required tariffs, reports, notices and other documents with all Governmental Entities necessary for EchoStar and the EchoStar Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (collectively, the “EchoStar Permits”), including FCC and ITU authorizations, and have paid all fees and assessments due and payable in connection therewith, except where the failure to have, file or pay has not had and would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect, (i) all EchoStar Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of EchoStar, no suspension or cancellation of any such EchoStar Permit is threatened; and (ii) EchoStar and each EchoStar Subsidiary is in compliance with the terms and requirements of all EchoStar Permits.

(c)            EchoStar and the EchoStar Subsidiaries are in compliance with the Satellite and Communications Laws, except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. There is no pending or, to the knowledge of EchoStar, threatened, Legal Proceeding by the FCC, ITU or any other Governmental Entity for any alleged violations of Satellite and Communications Laws, except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. Since January 1, 2020, there has been no been failure to complete the required international coordination process triggered by ITU filings under applicable Legal Requirements, except, in any case, as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. Since January 1, 2020, neither EchoStar nor any of EchoStar Subsidiaries has received any inquiry from the ITU, except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect.

(d)            Except as would not, individually or in the aggregate, reasonably be expected to be material to EchoStar and the EchoStar Subsidiaries, taken as a whole, EchoStar and each EchoStar Subsidiary have at all times since January 1, 2020 conducted all import and export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act, Export Administration Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations, (ii) statutes, executive orders and regulations administered by OFAC and the United States Department of State, (iii) import control statutes and regulations administered by the Department of Homeland Security, U.S. Customs and Border Protection, (iv) the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Department of the Treasury, and (v) all applicable sanctions, export and import controls and anti-boycott laws, rules and regulations of all other countries in which the business of EchoStar or any EchoStar Subsidiary is conducted. Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect, neither EchoStar nor any EchoStar Subsidiary has been since January 1, 2020 or currently is the subject of a charging letter or penalty notice issued, or an investigation conducted, by a Governmental Entity pertaining to the above statutes or regulations, nor are there any currently pending internal investigations by EchoStar or any EchoStar Subsidiary pertaining to such matters. Neither EchoStar nor any EchoStar Subsidiary is currently designated as a sanctioned party under sanctions administered by OFAC, nor is EchoStar or any EchoStar Subsidiary owned ten percent (10%) or more by an individual or entity that is so designated. Neither EchoStar nor any EchoStar Subsidiary, nor, to the knowledge of EchoStar, any director, officer, employee, independent contractor, consultant, agent or other person acting on behalf of EchoStar or any EchoStar Subsidiary, is located, organized or resident in, or doing business in, a country or region that is the target of comprehensive OFAC sanctions. Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect, since January 1, 2020, EchoStar and the EchoStar Subsidiaries have obtained all Governmental Authorizations and other consents, Orders and declarations from, provided all notices to, and made all filings with, all Governmental Entities required for (i) the export, import and re-export of its products, services, software and technologies, and (ii) releases of technologies and software to foreign nationals located in the U.S. and abroad (the “Export Approvals”), and each of EchoStar and the EchoStar Subsidiaries is and, since January 1, 2020, has been in compliance with the terms of all Export Approvals. To the knowledge of EchoStar, there are no pending or threatened, claims against EchoStar or any EchoStar Subsidiary with respect to such Export Approvals.

Section 2.13         Legal Proceedings; Investigations; Orders.

(a)            There is no (i) Legal Proceeding pending (or, to the knowledge of EchoStar, threatened) against EchoStar or any EchoStar Subsidiary (including Merger Sub) or affecting any of their respective properties or assets or (ii) to the knowledge of EchoStar, investigation by any Governmental Entity involving EchoStar or any EchoStar Subsidiary or any of their respective properties or assets, in each case that would, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect.

(b)            There are no subpoenas, civil investigative demands or other written requests for information issued to EchoStar or any EchoStar Subsidiary relating to potential violations of any Legal Requirement that are pending or, to the knowledge of EchoStar, threatened, or any investigations or claims against or affecting EchoStar or any EchoStar Subsidiary, or any of their respective properties, relating to potential violations of any Legal Requirement that would, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect.

(c)            There is no Order or similar Contract under which EchoStar or any EchoStar Subsidiary (including Merger Sub) is subject to ongoing obligations that would, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect.

Section 2.14         Anti-Corruption; FCPA. Since January 1, 2020, neither EchoStar nor any EchoStar Subsidiary nor, to the knowledge of EchoStar, any director, officer, employee, agent or other person acting on behalf of EchoStar or any EchoStar Subsidiary has, directly or indirectly, (a) violated or taken any action that would result in a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 or its predecessor laws or any other Legal Requirements concerning corrupt payments applicable to EchoStar or any EchoStar Subsidiary (collectively, the “Anti-Corruption Laws”) or (b) except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect: (i) used any funds of EchoStar or an EchoStar Subsidiary for unlawful contributions, unlawful gifts or unlawful entertainment, or for other unlawful expenses, related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of EchoStar or any EchoStar Subsidiary; (iii) established or maintained any unlawful fund of monies or other assets of EchoStar or any EchoStar Subsidiary; (iv) made any fraudulent entry on the books or records of EchoStar or any EchoStar Subsidiary; (v) made any unlawful bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, in any form, to obtain favorable treatment in securing business, to obtain special concessions or to influence any act or decision of a foreign government official or other person or (vi) engaged in or facilitated any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engage in or facilitated any transactions with any Prohibited Person. Neither EchoStar nor any EchoStar Subsidiary, as of the date of this Agreement, (A) is, to the knowledge of EchoStar, under external or internal investigation for any material violation of any Anti-Corruption Laws or (B) has received any written communication from any Governmental Entity regarding any material violation of, or failure to comply with, any Anti-Corruption Laws. Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to EchoStar and the EchoStar Subsidiaries, taken as a whole, since January 1, 2020 neither EchoStar nor any EchoStar Subsidiary has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

Section 2.15         Tax Matters.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, an EchoStar Material Adverse Effect:

(i)            EchoStar and the EchoStar Subsidiaries have timely filed, or caused to be timely filed, taking into account any extension of time within which to file, all Tax Returns required to be filed by or with respect to any of them (the “EchoStar Returns”) and all such EchoStar Returns are true, correct and complete in all material respects.

(ii)            EchoStar and the EchoStar Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them (whether or not shown on any EchoStar Return), and the financial statements of EchoStar and the EchoStar Subsidiaries reflect full and adequate reserves, in accordance with GAAP, for all Taxes accrued but not yet paid by EchoStar or any EchoStar Subsidiary.

(iii)            Each of EchoStar and the EchoStar Subsidiaries has (A) timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (B) otherwise complied with all applicable Legal Requirements relating to the withholding, collection and remittance of Taxes (including information reporting requirements).

(iv)            There are no: (A) examinations, investigations, audits, or other proceedings pending or threatened in writing with respect to any Taxes of EchoStar or any EchoStar Subsidiary or any EchoStar Returns; (B) extensions or waivers of the limitation period applicable to any EchoStar Return or the period for the assessment of any Taxes of EchoStar or the EchoStar Subsidiaries; (C) Legal Proceedings pending or threatened in writing (or, to the knowledge of EchoStar, being threatened) against EchoStar or any EchoStar Subsidiary in respect of any Tax; (D) deficiencies for Taxes that have been claimed, proposed or assessed by any Governmental Entity against EchoStar or any EchoStar Subsidiary that have not been fully satisfied by payment; or (E) Liens in respect of or on account of Taxes (other than EchoStar Permitted Encumbrances) upon any of the property or assets of EchoStar or any EchoStar Subsidiary.

(v)            Neither EchoStar nor any of the EchoStar Subsidiaries (A) is or has been a member of any affiliated, combined, consolidated, unitary or similar group for purposes of filing Tax Returns or paying Taxes, except for any such group of which EchoStar is the common parent or DISH is or was the common parent or (B) has any liability for Taxes of any Person (other than EchoStar, any EchoStar Subsidiary, DISH or any DISH Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar state, local or non-U.S. Legal Requirement) or as a transferee or successor, by Contract or otherwise.

(vi)            Neither EchoStar nor any EchoStar Subsidiary will be required to include an item of income (or exclude an item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) a change in or incorrect method of accounting occurring prior to the Closing Date, (B) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Legal Requirement) executed prior to the Closing Date, (C) an installment sale or open transaction disposition made prior to the Closing Date, (D) any prepaid amount received (or deferred revenue recognized) or paid, prior to the Closing Date, (E) an election under Section 108(i) of the Code (or any similar state, local, or non-U.S. Legal Requirement) or (F) Section 965 of the Code.

(vii)            Neither EchoStar nor any EchoStar Subsidiary is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than (A) customary tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes or (B) any such agreement or arrangement to which DISH or any DISH Subsidiary is the counterparty.

(viii)            Neither EchoStar nor any EchoStar Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous state, local or non-U.S. Legal Requirement) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes.

(ix)            Within the last six (6) years, no claim has been made by any Tax authority in a jurisdiction where EchoStar or any EchoStar Subsidiary has not filed Tax Returns of a particular type that EchoStar or any EchoStar Subsidiary is or may be subject to material Tax by, or required to file Tax Returns with respect to material Taxes in, such jurisdiction.

(x)            Within the last two (2) years, neither EchoStar nor any EchoStar Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Legal Requirement) in a distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Legal Requirement).

(xi)            Neither EchoStar nor any EchoStar Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar state, local or non-U.S. Legal Requirement).

(b)            Neither EchoStar nor any EchoStar Subsidiary is aware of any fact or circumstance, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 2.16          Employee Benefit Plans.

(a)            Section 2.16(a) of the EchoStar Disclosure Letter sets forth all material EchoStar Plans.

(b)            EchoStar has made available to DISH copies of, to the extent applicable: (i) the plan document for each material EchoStar Plan (in the case of unwritten material EchoStar Plans, written descriptions thereof); (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto) with respect to each material EchoStar Plan; (iii) the most recent summary plan description with respect to each material EchoStar Plan; (iv) the most recent IRS determination or opinion letter issued with respect to each EchoStar Plan intended to be qualified under Section 401(a) of the Code; and (v) all material correspondence with any Governmental Entity regarding any EchoStar Plan.

(c)            Each EchoStar Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the IRS stating that such EchoStar Plan is so qualified, and, to the knowledge of EchoStar, no circumstances exist and no events have occurred that would reasonably be expected to affect the qualified status of such EchoStar Plan. Each EchoStar Plan has been operated in compliance with its terms and with all applicable Legal Requirements in all material respects. Without limiting the foregoing, except as would not reasonably be expected to have, individually or in the aggregate, an EchoStar Material Adverse Effect, no liability under Title IV of ERISA has been incurred by EchoStar or any of its ERISA Affiliates that has not been satisfied in full and, to the knowledge of EchoStar, no condition exists that presents a risk to EchoStar of incurring such liability.

(d)            Except as set forth on Section 2.16(d) of the EchoStar Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or together with any other event): (i) entitle any current or former employee, officer, director or independent contractor of EchoStar or any EchoStar Subsidiary to any payment or benefit; (ii) materially increase the amount of any compensation or other benefits otherwise payable by EchoStar or any EchoStar Subsidiary; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or other benefits; or (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of EchoStar or any EchoStar Subsidiary. No EchoStar Plan provides for any gross-up, make-whole or other similar payment or benefit in respect of any taxes under Section 4999 of the Code or Section 409A of the Code.

(e)            Each EchoStar Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom. No EchoStar Plan provides health or other welfare benefits to retirees or other former employees or service providers of EchoStar or any EchoStar Subsidiary other than pursuant to applicable Legal Requirements (including Section 4980B of the Code). There are no claims pending or, to the knowledge of EchoStar, threatened (other than routine claims for benefits in the ordinary course of business consistent with past practice), or Legal Proceedings, and, to the knowledge of EchoStar, no circumstance exists that would reasonably give rise to a claim or Legal Proceeding, against EchoStar Plans, any fiduciaries thereof or the assets of any trusts related thereto that, in each case, would reasonably be expected to result in any material liability of EchoStar or any EchoStar Subsidiary. Except as would not reasonably be expected to have, individually or in the aggregate, an EchoStar Material Adverse Effect, (i) all contributions required to be made to any EchoStar Plan by applicable Legal Requirements or otherwise, and (ii) all premiums due or payable with respect to insurance policies funding any EchoStar Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of EchoStar.

(f)            Each material EchoStar Plan that is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any current or former employee or other service provider of EchoStar or any EchoStar Subsidiary (or any dependent thereof) who resides outside of the United States (each without regard to materiality, a “Foreign Plan”) is set forth on Section 2.16(f) of the EchoStar Disclosure Letter. EchoStar has made available to DISH the plan document for each material Foreign Plan (in the case of unwritten material Foreign Plans, written descriptions thereof). With respect to each Foreign Plan, except as would not reasonably be expected to have, individually or in the aggregate, an EchoStar Material Adverse Effect: (i) such Foreign Plan has been maintained, funded and administered in material compliance with applicable Legal Requirements and the requirements of such Foreign Plan’s governing documents and any applicable collective bargaining or other works council agreements, and (ii) such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance in all material respects with the applicable Legal Requirements and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan.

(g)            On the date of grant of each EchoStar Option, the per share exercise price of each such EchoStar Option was at least equal to the fair market value of one share of EchoStar Common Stock on such date.

Section 2.17         Labor Matters. Neither EchoStar nor any EchoStar Subsidiary is a party to, nor does EchoStar or any EchoStar Subsidiary have a duty to bargain for, any collective bargaining agreement with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of EchoStar, seeking to represent any employees of EchoStar or any EchoStar Subsidiary. To the knowledge of EchoStar, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting EchoStar, any EchoStar Subsidiary or any of their employees. There is not now pending, and, to the knowledge of EchoStar, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or union organizing activity or any similar activity or dispute. There is no material claim or material grievance relating to any employment Contract, wages and hours, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any employee of EchoStar or any EchoStar Subsidiary, including charges of unfair labor practices or harassment complaints, claims or judicial or administrative proceedings, in each case, which is pending or, to the knowledge of EchoStar, threatened by or on behalf of any employees of EchoStar or any EchoStar Subsidiary. EchoStar and the EchoStar Subsidiaries are in compliance in all material respects with all applicable Legal Requirements, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters. EchoStar and the EchoStar Subsidiaries have in all material respects properly classified all of their service providers as either employees or independent contractors and as exempt or non-exempt for all purposes.

Section 2.18          Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect: (a) EchoStar and the EchoStar Subsidiaries are, and since January 1, 2020 have been, in compliance with the RCRA, the EPCRA and all other applicable Environmental Laws (which compliance includes the possession, and the compliance with the terms and conditions, by EchoStar and each EchoStar Subsidiary of all EchoStar Permits required under applicable Environmental Laws to conduct their respective business and operations), and there are no investigations, actions, suits or Legal Proceedings pending or, to the knowledge of EchoStar, threatened in writing against EchoStar or any EchoStar Subsidiary; (b) since January 1, 2020, neither EchoStar nor any EchoStar Subsidiary has received any written notice from a Governmental Entity that alleges that EchoStar or any EchoStar Subsidiary is violating or has violated any Environmental Law, is liable under any Environmental Law or has retained or assumed any such liability of a third party by Contract or by operation of law; (c) there has been no release of any hazardous materials by EchoStar or any EchoStar Subsidiary at or from any facilities owned or leased by EchoStar or any EchoStar Subsidiary or at any other locations where any hazardous materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed or disposed of by EchoStar or any EchoStar Subsidiary and, in each case, for which EchoStar or any EchoStar Subsidiary would reasonably be expected to be subject to any liability; (d) under the RCRA, EchoStar’s Hughes segment is considered a small quantity generator; and (e) EchoStar and the EchoStar Subsidiaries have filed all reports required to comply with the EPCRA since January 1, 2020. “Environmental Law” shall mean any Legal Requirement relating to pollution or protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), including any such Legal Requirement regulating emissions, discharges or releases of pollutants, contaminants, wastes, toxic substances, human exposure to or release of, or the management of any hazardous materials.

Section 2.19          Insurance. Since January 1, 2020, neither EchoStar nor any EchoStar Subsidiary has received any written communication notifying EchoStar or any EchoStar Subsidiary of any: (a) premature cancellation or invalidation of any material insurance policy held by EchoStar or any EchoStar Subsidiary; (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by EchoStar or any EchoStar Subsidiary; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by EchoStar or any EchoStar Subsidiary. As of the date of this Agreement, there is no pending material claim by EchoStar or any EchoStar Subsidiary against any insurance carrier under any insurance policy held by EchoStar or any EchoStar Subsidiary. EchoStar and the EchoStar Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as is customary for the industries in which they operate and as the management of EchoStar has in good faith determined to be prudent and appropriate. All material insurance policies maintained by or on behalf of EchoStar or any of the EchoStar Subsidiaries as of the date of this Agreement are in full force and effect, all premiums and other payments due on such policies have been paid by EchoStar or an EchoStar Subsidiary and all claims thereunder have been filed in due and timely fashion, and neither EchoStar nor any EchoStar Subsidiary is in breach or default under, has received any written notice of, or has taken any action that could permit cancellation, termination or modification of, any such material insurance policies.

Section 2.20           Vote Required. The Required EchoStar Stockholder Vote is the only vote of the holders of any class or series of EchoStar’s capital stock necessary under applicable Legal Requirements and EchoStar’s Organizational Documents to approve the transactions contemplated by this Agreement, which Required EchoStar Stockholder Vote is capable of, under applicable Legal Requirements and EchoStar’s Organizational Documents, being, and will be, obtained by delivery of the Ergen EchoStar Written Consent following the execution and delivery of this Agreement.

Section 2.21          Takeover Statutes. None of NRS 78.378-3793, inclusive, NRS 78.411-444, inclusive, or any other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in EchoStar’s Organizational Documents is applicable to EchoStar, EchoStar Common Stock, the Merger or the other transactions contemplated by this Agreement.

Section 2.22          Ownership of DISH Common Stock. Since January 1, 2020, neither EchoStar nor any EchoStar Subsidiary beneficially owns or owned, directly or indirectly, any shares of DISH Common Stock or other securities convertible into, exchangeable into or exercisable for shares of DISH Common Stock. Other than the Ergen Support Agreement, there are no voting trusts or other agreements or understandings to which EchoStar or any EchoStar Subsidiary is a party with respect to the voting of the capital stock or other equity interest of DISH or any DISH Subsidiary. For the avoidance of doubt, no securities owned directly by any of the Ergen EchoStar Stockholders, by any of the Ergen DISH Stockholders or otherwise by any of the Ergens shall be deemed to be beneficially owned by EchoStar or any EchoStar Subsidiary as a result of the Ergen Support Agreement or otherwise.

Section 2.23          Opinion of Financial Advisor. Evercore Group L.L.C., financial advisor to the EchoStar Special Committee, has delivered its oral opinion to the EchoStar Special Committee, to be subsequently confirmed by delivery of a written opinion, that as of the date of such opinion and subject to the assumptions, qualifications, limitations and conditions set forth in such opinion, the Exchange Ratio is fair from a financial point of view to EchoStar. EchoStar will make available to DISH, after receipt thereof, a copy of such opinion as soon as practicable following the execution of this Agreement for information purposes only; it being understood and agreed that such opinion is solely for the benefit of the EchoStar Special Committee and may not be relied upon by DISH or any of its Affiliates.

Section 2.24          Brokers. No broker, finder or investment banker (other than Evercore Group L.L.C.) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of EchoStar.

Section 2.25          Information Supplied. The information supplied or to be supplied by EchoStar for inclusion in the Form S-4 (including the Joint Information Statement/Prospectus) will not, at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is amended or supplemented or is declared effective or on the date that the Joint Information Statement/Prospectus is first mailed to the stockholders of EchoStar and the stockholders of DISH, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by EchoStar with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of DISH in writing expressly for inclusion or incorporation by reference therein.

Section 2.26          Related Party Transactions. Except for (a) employment-related Contracts filed or incorporated by reference as an exhibit to EchoStar SEC Documents or (b) EchoStar Equity Plans, Section 2.26 of the EchoStar Disclosure Letter sets forth a correct and complete list of the Contracts involving unpaid amounts in excess of $1 million per annum that are in existence as of the date of this Agreement between EchoStar or any EchoStar Subsidiary, on the one hand, and, on the other hand, (i) the Ergens, (ii) any other present executive officer or director of EchoStar, (iii) any Person that, to the knowledge of EchoStar, is the record or beneficial owner of more than five percent (5%) of the shares of EchoStar Class A Common Stock or EchoStar Class B Common Stock as of the date of this Agreement or (iv) to the knowledge of EchoStar, any Affiliate of any such executive officer, director or owner (other than EchoStar or any EchoStar Subsidiary).

Article III
REPRESENTATIONS AND WARRANTIES OF DISH

DISH hereby represents and warrants to EchoStar and Merger Sub as of the date of this Agreement that, except as set forth (a) in publicly available reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by DISH with the SEC since January 1, 2020 (excluding any disclosures contained in such documents under the heading “Risk Factors” or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) subject to Section 7.14(b), in the disclosure letter delivered to EchoStar prior to the execution of this Agreement (the “DISH Disclosure Letter”):

Section 3.1           Due Organization and Good Standing; Subsidiaries.

(a)            DISH is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. DISH has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect. DISH is duly qualified and has all necessary Governmental Authorizations to do business, and is in good standing (where such concept is recognized under the laws of the relevant jurisdiction), in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect.

(b)            As of the date of this Agreement, neither DISH nor any DISH Subsidiary owns any equity interest or joint venture, partnership or similar interest in any other Entity that constitutes a DISH Material Joint Venture other than as identified on Exhibit 21 of DISH’s Annual Report on Form 10-K for the year ended December 31, 2022. Each DISH Subsidiary is duly organized, validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is organized) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority and Governmental Authorizations to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect. All of the outstanding shares of capital stock of each DISH Subsidiary are owned directly or indirectly by DISH free and clear of all Liens, except for DISH Permitted Encumbrances.

Section 3.2      Organizational Documents. Prior to the date of this Agreement, DISH has made available to EchoStar copies of the Organizational Documents of DISH, including all amendments thereto, as in effect on the date of this Agreement. All Organizational Documents of DISH and each DISH Subsidiary are in full force and effect and neither (a) DISH nor (b) except as would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect, any DISH Subsidiary is in violation of any of the provisions of such Organizational Documents.

Section 3.3            Authority; Binding Nature of Agreement.

(a)            DISH has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the Ergen Support Agreement and, subject to receipt of the Required DISH Stockholder Vote (which will be received when the Ergen DISH Written Consent has been executed and delivered by the Ergen DISH Stockholders), to consummate the Merger. On or prior to the date of this Agreement: (i) the DISH Special Committee has unanimously (A) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of DISH and its stockholders (other than the Ergen DISH Stockholders) and (B) recommended that the DISH Board adopt resolutions approving, adopting and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, and recommending that DISH’s stockholders approve and adopt this Agreement; and (ii) the DISH Board has, acting upon the unanimous recommendation of the DISH Special Committee, unanimously (A) duly and validly authorized and approved the execution, delivery and performance of this Agreement and the consummation of the Merger by DISH, (B) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of DISH and its stockholders, (C) approved, adopted and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement and (D) directed that this Agreement be submitted to a vote of DISH’s stockholders and recommended in accordance with NRS 92A.120 that the stockholders of DISH approve and adopt this Agreement. The execution and delivery of this Agreement and the Ergen Support Agreement by DISH and the consummation by DISH of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of DISH, and no other corporate proceedings on the part of DISH are necessary to authorize this Agreement other than, with respect to the Merger, the receipt of the Required DISH Stockholder Vote (which will be received when the Ergen DISH Written Consent has been executed and delivered by the Ergen DISH Stockholders). This Agreement and the Ergen Support Agreement have been duly executed and delivered on behalf of DISH and, assuming the due authorization, execution and delivery of this Agreement and the Ergen Support Agreement on behalf of EchoStar, Merger Sub, the Ergen EchoStar Stockholders and the Ergen DISH Stockholders, as applicable, constitute the valid and binding obligations of DISH, enforceable against DISH in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally.

Section 3.4            Non-Contravention; Consents.

(a)            The execution and delivery of this Agreement by DISH and, assuming the receipt of the Required DISH Stockholder Vote (which will be received when the Ergen DISH Written Consent has been executed and delivered by the Ergen DISH Stockholders), the consummation by DISH of the Merger will not: (i) cause a violation of any of the provisions of the Organizational Documents of DISH, (ii) cause a violation of any of the provisions of the Organizational Documents of any DISH Subsidiary; (iii) assuming the consents and filings referred to in Section 3.4(a) of the DISH Disclosure Letter are made and obtained, conflict with or violate any applicable Legal Requirements; or (iv) result in any loss, limitation or impairment of any right of DISH or any DISH Subsidiary (including to own or use any assets or rights), result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any Contract binding upon DISH or any DISH Subsidiary or by which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens of any kind (other than DISH Permitted Encumbrances) upon any of the properties, rights or assets of DISH or any DISH Subsidiary, except, in the cases of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect.

(b)            Except as may be required by the Exchange Act, the NRS, applicable Antitrust Laws or applicable Satellite and Communications Laws, neither DISH nor any of DISH’s Subsidiaries is required to make any filing, registration, or declaration with, give any notice to, or obtain any consent, Order, license, permit or approval from, any Governmental Entity for the execution and delivery of this Agreement by DISH or the consummation by DISH of the Merger, except as would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect.

Section 3.5            Capitalization.

(a)           The authorized capital stock of DISH consists of: (i) 3,200,000,000 shares of DISH Common Stock, consisting of (A) 1,600,000,000 shares of DISH Class A Common Stock, of which 295,424,040 were issued and outstanding as of the Capitalization Date, (B) 800,000,000 shares of DISH Class B Common Stock, of which 238,435,208 were issued and outstanding as of the Capitalization Date, and (C) 800,000,000 shares of DISH Class C Common Stock, none of which were outstanding as of the Capitalization Date; and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share, none of which were outstanding as of the Capitalization Date. All of the outstanding shares of DISH Common Stock have been, and all shares of DISH Common Stock reserved for issuance pursuant to the DISH Equity Plans will be when issued, duly authorized and validly issued, and are, or will be when issued, fully paid and non-assessable. Other than shares of DISH Common Stock reserved for issuance pursuant to the DISH Equity Plans and set forth in Section 3.5(b) or for shares reserved in connection with the transactions contemplated by this Agreement, there are no shares of DISH Common Stock or other equity interests in DISH reserved for issuance as of the date of this Agreement.

(b)            Except as set forth in DISH’s Organizational Documents in effect as of the date of this Agreement or the DISH Equity Plans or award agreements thereunder: (i) none of the outstanding shares of DISH Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding shares of DISH Common Stock is subject to any right of first refusal or any similar right; (iii) there are no bonds, debentures, notes or other Indebtedness of DISH issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of DISH may vote, other than the DISH Convertible Notes; and (iv) there is no Contract to which DISH or any DISH Subsidiary is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of DISH Common Stock. Except as set forth in the DISH Equity Plans or award agreements thereunder, DISH is not under any obligation, nor is it bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of DISH Common Stock or other securities.

(c)            As of the Capitalization Date: (i) 29,727,278 shares of DISH Common Stock were subject to issuance pursuant to outstanding DISH Options; (ii) 242,627 shares of DISH Common Stock were subject to issuance pursuant to outstanding DISH RSU Awards; (iii) 51,949,967 shares were reserved for future issuance pursuant to the DISH Equity Plans; (iv) 150,096,700 shares were reserved for future issuance upon conversion of the DISH Convertible Notes; and (v) 92,057,400 shares were reserved for future issuance upon exercise of the DISH Warrants.

(d)            Except as set forth in this Section 3.5, as of the Capitalization Date, there was no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock of DISH other than the DISH Convertible Notes and the DISH Warrants; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of DISH; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which DISH is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

Section 3.6            Reports; Financial Statements; Internal Controls; Undisclosed Liabilities.

(a)            All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by DISH with the SEC since January 1, 2020 (the “DISH SEC Documents”) have been filed or furnished with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the DISH SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be) and the applicable regulations promulgated thereunder; and (ii) none of the DISH SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2020, no executive officer of DISH has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(b)            The financial statements (including any related notes) contained or incorporated by reference in the DISH SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present, in all material respects, the financial position of DISH and DISH’s consolidated Subsidiaries as of the respective dates thereof and the results of operations and consolidated cash flows of DISH and DISH’s consolidated Subsidiaries for the periods covered thereby (subject, with respect to unaudited financial statements, to normal and recurring year-end adjustments) and (iv) have been prepared from, and are in accordance with, the books and records of DISH and DISH’s consolidated Subsidiaries in all material respects. No financial statements of any Person other than DISH and DISH’s consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of DISH. The books and records of DISH and the DISH Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date of this Agreement, KPMG LLP has not resigned (or informed DISH that it intends to resign) or been dismissed as independent public accounting firm of DISH.

(c)            DISH maintains, and at all times since January 1, 2020 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of DISH and the DISH Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of DISH; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of DISH and the DISH Subsidiaries that could have a material effect on the financial statements. DISH’s management has completed an assessment of the effectiveness of DISH’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2022, and such assessment concluded that such controls were effective and DISH’s independent registered accounting firm has issued an attestation report concluding that DISH maintained effective internal control over financial reporting as of December 31, 2022. Since January 1, 2020, management of DISH has disclosed to DISH’s auditors and the audit committee of the DISH Board (A) any significant deficiencies or material weaknesses in the design and operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or any other employees who have a significant role in DISH’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to EchoStar prior to the date of this Agreement. Since January 1, 2020, there have been no significant deficiencies or material weaknesses in DISH’s internal control over financial reporting (whether or not remediated) and no change in DISH’s internal control over financial reporting that, in each case, has materially affected, or is reasonably likely to materially affect, DISH’s internal control over financial reporting.

(d)            Since January 1, 2020, (i) none of DISH or any DISH Subsidiary nor, to the knowledge of DISH, any director or officer of DISH or any DISH Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of DISH or any DISH Subsidiary or any material complaint, allegation, assertion or claim from employees of DISH or any DISH Subsidiary regarding questionable accounting or auditing matters with respect to DISH or any DISH Subsidiary, and (ii) to the knowledge of DISH, no attorney representing DISH or any DISH Subsidiary, whether or not employed by DISH or any DISH Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by DISH, any DISH Subsidiary or any of their respective officers, directors, employees or agents to the DISH Board or any committee thereof, or to any member of senior management of DISH.

(e)            DISH maintains disclosure controls (as defined by Rule 13a-15 or 15d-15 under the Exchange Act) reasonably designed to ensure that all information required to be disclosed in the reports that DISH files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of DISH, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of DISH to make the certifications required under the Exchange Act with respect to such reports.

(f)            As of the date of this Agreement, neither DISH nor any DISH Subsidiary has effected, entered into or created, or has a commitment to effect, enter into or create, any securitization transaction, joint venture or any similar Contract or transaction, including any Contract relating to any transaction or relationship between or among DISH and any DISH Subsidiary, on the one hand, and any unconsolidated Affiliate of DISH or any DISH Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K) or any similar arrangements.

(g)            As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the DISH SEC Documents, and none of the DISH SEC Documents is, to the knowledge of DISH, the subject of ongoing SEC review. DISH is in compliance in all material respects with all applicable listing requirements of Nasdaq.

(h)            Neither DISH nor any DISH Subsidiary has any liabilities of any nature or type, whether accrued, absolute, determined, contingent or otherwise and whether due or to become due, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Most Recent DISH Balance Sheet; (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent DISH Balance Sheet; (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect; and (iv) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.

Section 3.7            Absence of Certain Changes. Since the date of the Most Recent DISH Balance Sheet to the date of this Agreement, there has not been any fact, event, change, effect, circumstance, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a DISH Material Adverse Effect.

Section 3.8            Compliance with Legal Requirements.

(a)            DISH and the DISH Subsidiaries are, and since January 1, 2020 have been, in compliance with all Legal Requirements applicable to them and their respective businesses, except where the failure to comply with such Legal Requirements would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect. Neither DISH nor any DISH Subsidiary has, since January 1, 2020: (i) received any written notice or, to the knowledge of DISH, verbal notice from any Governmental Entity regarding any material violation by DISH, any DISH Plan or any fiduciary of any DISH Plan of any Legal Requirement; or (ii) provided any notice to any Governmental Entity regarding any material violation by DISH or any DISH Subsidiary of any Legal Requirement.

(b)            DISH and the DISH Subsidiaries hold, and have at all times since January 1, 2020 held, all Governmental Authorizations and other franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of all applicable Governmental Entities necessary for the lawful operation of the businesses of DISH and the DISH Subsidiaries, and have filed all required tariffs, reports, notices and other documents with all Governmental Entities necessary for DISH and the DISH Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (collectively, the “DISH Permits”), including FCC authorizations, and have paid all fees and assessments due and payable in connection therewith, except where the failure to have, file or pay has not had and would not, individually or in the aggregate, reasonably be expected to have, a DISH Material Adverse Effect. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect, (i) all DISH Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of DISH, no suspension or cancellation of any such DISH Permit is threatened; and (ii) DISH and each DISH Subsidiary is in compliance with the terms and requirements of all DISH Permits.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to be material to DISH and DISH Subsidiaries, taken as a whole, DISH and each DISH Subsidiary have at all times since January 1, 2020 conducted all transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act, Export Administration Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations, (ii) statutes, executive orders and regulations administered by OFAC and the United States Department of State, (iii) import control statutes and regulations administered by the Department of Homeland Security, U.S. Customs and Border Protection, (iv) the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Department of the Treasury, and (v) all applicable sanctions, export and import controls and anti-boycott laws, rules and regulations of all other countries in which the business of DISH or any DISH Subsidiary is conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect, neither DISH nor any DISH Subsidiary has been since January 1, 2020 or currently is the subject of a charging letter or penalty notice issued, or an investigation conducted, by a Governmental Entity pertaining to the above statutes or regulations, nor are there any currently pending internal investigations by DISH or any DISH Subsidiary pertaining to such matters. Neither DISH nor any DISH Subsidiary is currently designated as a sanctioned party under sanctions administered by OFAC, nor is DISH or any DISH Subsidiary owned ten percent (10%) or more by an individual or entity that is so designated. Neither DISH nor any DISH Subsidiary, nor, to the knowledge of DISH, any director, officer, employee, independent contractor, consultant, agent or other person acting on behalf of DISH or any DISH Subsidiary, is located, organized or resident in, or doing business in, a country or region that is the target of comprehensive OFAC sanctions. Except as would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect, since January 1, 2020, DISH and DISH Subsidiaries have obtained all Export Approvals, and each of DISH and DISH Subsidiaries is and, since January 1, 2020, has been in compliance in all respects with the terms of all Export Approvals. To the knowledge of DISH, there are no pending or threatened, claims against DISH or any DISH Subsidiary with respect to such Export Approvals.

Section 3.9            Legal Proceedings; Investigations; Orders.

(a)            There is no (i) Legal Proceeding pending (or, to the knowledge of DISH, threatened) against DISH or any DISH Subsidiary or affecting any of their respective properties or assets or (ii) to the knowledge of DISH, investigation by any Governmental Entity involving DISH or any DISH Subsidiary or any of their respective properties or assets, in each case that would, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect.

(b)            There are no subpoenas, civil investigative demands or other written requests for information issued to DISH or any DISH Subsidiary relating to potential violations of any Legal Requirement that are pending or, to the knowledge of DISH, threatened, or any investigations or claims against or affecting DISH or any DISH Subsidiary, or any of their respective properties, relating to potential violations of any Legal Requirement that would, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect.

(c)            There is no court order, decree or judgment, settlement agreement or other Order or similar Contract under which DISH or any DISH Subsidiary is subject to ongoing obligations that would, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect.

Section 3.10          Anti-Corruption; FCPA. Since January 1, 2020, neither DISH nor any DISH Subsidiary nor, to the knowledge of DISH, any director, officer, employee, agent or other person acting on behalf of DISH or any DISH Subsidiary has, directly or indirectly, (a) violated or taken any action that would result in a violation of any of the Anti-Corruption Laws or (b) except as would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect: (i) used any funds of DISH or a DISH Subsidiary for unlawful contributions, unlawful gifts or unlawful entertainment, or for other unlawful expenses, related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of DISH or any DISH Subsidiary; (iii) established or maintained any unlawful fund of monies or other assets of DISH or any DISH Subsidiary; (iv) made any fraudulent entry on the books or records of DISH or any DISH Subsidiary; (v) made any unlawful bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, in any form, to obtain favorable treatment in securing business, to obtain special concessions or to influence any act or decision of a foreign government official or other person or (vi) engaged in or facilitated any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engage in or facilitated any transactions with any Prohibited Person. Neither DISH nor any DISH Subsidiary, as of the date of this Agreement, (A) is, to the knowledge of DISH, under external or internal investigation for any material violation of any Anti-Corruption Laws or (B) has received any written communication from any Governmental Entity regarding any material violation of, or failure to comply with, any Anti-Corruption Laws. Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to DISH and DISH Subsidiaries, taken as a whole, since January 1, 2020 neither DISH nor any DISH Subsidiary has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

Section 3.11          Tax Matters.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a DISH Material Adverse Effect:

(i)            DISH and the DISH Subsidiaries have timely filed, or caused to be timely filed, taking into account any extension of time within which to file, all Tax Returns required to be filed by or with respect to any of them (the “DISH Returns”) and all such DISH Returns are true, correct and complete in all material respects.

(ii)           DISH and the DISH Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them (whether or not shown on any DISH Return), and the financial statements of DISH and the DISH Subsidiaries reflect full and adequate reserves, in accordance with GAAP, for all Taxes accrued but not yet paid by DISH or any DISH Subsidiary.

(iii)          Each of DISH and the DISH Subsidiaries has (A) timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (B) otherwise complied with all applicable Legal Requirements relating to the withholding, collection and remittance of Taxes (including information reporting requirements).

(iv)         There are no: (A) examinations, investigations, audits, or other proceedings pending or threatened in writing with respect to any Taxes of DISH or any DISH Subsidiary or any DISH Returns; (B) extensions or waivers of the limitation period applicable to any DISH Return or the period for the assessment of any Taxes of DISH or the DISH Subsidiaries; (C) Legal Proceedings pending or threatened in writing (or, to the knowledge of DISH, being threatened) against DISH or any DISH Subsidiary in respect of any Tax; (D) deficiencies for Taxes that have been claimed, proposed or assessed by any Governmental Entity against DISH or any DISH Subsidiary that have not been fully satisfied by payment; or (E) Liens in respect of or on account of Taxes (other than DISH Permitted Encumbrances) upon any of the property or assets of DISH or any DISH Subsidiary.

(v)          Neither DISH nor any of the DISH Subsidiaries (A) is or has been a member of any affiliated, combined, consolidated, unitary or similar group for purposes of filing Tax Returns or paying Taxes, except for any such group of which DISH is the common parent or (B) has any liability for Taxes of any Person (other than DISH, any DISH Subsidiary, EchoStar or any EchoStar Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar state, local or non-U.S. Legal Requirement) or as a transferee or successor, by Contract or otherwise.

(vi)         Neither the DISH nor any DISH Subsidiary will be required to include an item of income (or exclude an item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) a change in or incorrect method of accounting occurring prior to the Closing Date, (B) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Legal Requirement) executed prior to the Closing Date, (C) an installment sale or open transaction disposition made prior to the Closing Date, (D) any prepaid amount received (or deferred revenue recognized) or paid, prior to the Closing Date, (E) an election under Section 108(i) of the Code (or any similar state, local, or non-U.S. Legal Requirement) or (F) Section 965 of the Code.

(vii)        Neither DISH nor any DISH Subsidiary is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than (A) customary tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes or (B) any such agreement or arrangement to which EchoStar or any EchoStar Subsidiary is the counterparty.

(viii)       Neither DISH nor any DISH Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous state, local or non-U.S. Legal Requirement) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes.

(ix)          Within the last six (6) years, no claim has been made by any Tax authority in a jurisdiction where DISH or any DISH Subsidiary has not filed Tax Returns of a particular type that DISH or any DISH Subsidiary is or may be subject to material Tax by, or required to file Tax Returns with respect to material Taxes in, such jurisdiction.

(x)           Within the last two (2) years, neither DISH nor any DISH Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Legal Requirement) in a distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Legal Requirement).

(xi)          Neither DISH nor any DISH Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar state, local or non-U.S. Legal Requirement).

(b)            Neither DISH nor any DISH Subsidiary is aware of any fact or circumstance, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.12          Ownership of EchoStar Common Stock. Since January 1, 2020, neither DISH nor any DISH Subsidiary beneficially owns or owned, directly or indirectly, any shares of EchoStar Common Stock or other securities convertible into, exchangeable into or exercisable for shares of EchoStar Common Stock. Other than the Ergen Support Agreement, there are no voting trusts or other agreements or understandings to which DISH or any DISH Subsidiary is a party with respect to the voting of the capital stock or other equity interest of EchoStar or any EchoStar Subsidiary. For the avoidance of doubt, no securities owned directly by any of the Ergen EchoStar Stockholders, by any of the Ergen DISH Stockholders or otherwise by any of the Ergens shall be deemed to be beneficially owned by DISH or any DISH Subsidiary as a result of the Ergen Support Agreement or otherwise.

Section 3.13          Opinion of Financial Advisor. The DISH Special Committee and the DISH Board has received the opinion of J.P. Morgan Securities LLC, financial advisor to the DISH Special Committee, dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the various assumptions, limitations, qualifications and other factors set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of DISH Class A Common Stock (other than the Ergen DISH Stockholders). DISH will make available to EchoStar a copy of such opinion as soon as practicable following the execution of this Agreement for information purposes only; it being understood and agreed that such opinion is solely for the benefit of the DISH Special Committee and the DISH Board and may not be relied upon by EchoStar or Merger Sub.

Section 3.14          Brokers. No broker, finder or investment banker (other than J.P. Morgan Securities LLC) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of DISH.

Section 3.15          Information Supplied. The information supplied or to be supplied by DISH for inclusion in the Form S-4 (including the Joint Information Statement/Prospectus) will not, at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is amended or supplemented or is declared effective or on the date that the Joint Information Statement/Prospectus is first mailed to the stockholders of EchoStar and the stockholders of DISH, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by DISH with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of EchoStar or Merger Sub in writing expressly for inclusion or incorporation by reference therein.

Section 3.16          Vote Required. The affirmative vote of the holders of a majority of the voting power of DISH Common Stock outstanding on the record date for a meeting of DISH stockholders duly called and held for such purpose by the holders of DISH Common Stock entitled to vote to adopt and approve this Agreement and to approve the Merger or the written consent of such holders of DISH Common Stock in lieu of a meeting of DISH stockholders to the extent permitted by applicable Legal Requirements (the “Required DISH Stockholder Vote”) is the only vote of the holders of any class or series of DISH’s capital stock necessary under applicable Legal Requirements and DISH’s Organizational Documents to adopt and approve this Agreement and for DISH to consummate the Merger, which Required DISH Stockholder Vote is capable of, under applicable Legal Requirements and DISH’s Organizational Documents, being, and will be, obtained by delivery of the Ergen DISH Written Consent following the execution and delivery of this Agreement.

Section 3.17          Related Party Transactions. Except for employment-related Contracts filed or incorporated by reference as an exhibit to the DISH SEC Documents, Section 3.17 of the DISH Disclosure Letter sets forth a correct and complete list of the Contracts involving unpaid amounts in excess of $5 million per annum that are in existence as of the date of this Agreement between DISH or any DISH Subsidiary, on the one hand, (i) the Ergens, (ii) any other present executive officer or director of DISH, (iii) any Person that, to the knowledge of DISH, is the record or beneficial owner of more than five percent (5%) of the shares of DISH Class A Common Stock, DISH Class B Common Stock or DISH Class C Common Stock as of the date of this Agreement or (iv) to the knowledge of DISH, any Affiliate of any such executive officer, director or owner (other than DISH or any DISH Subsidiary).

Article IV
COVENANTS

Section 4.1            Interim Operations.

(a)            EchoStar agrees that, during the period from the date of this Agreement through the earlier of the Closing or the date of termination of this Agreement, except (1) to the extent DISH shall otherwise give its prior consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (2) as set forth in Section 4.1(a) of the EchoStar Disclosure Letter, (3) as required by applicable Legal Requirements (including any applicable Covid-19 Measures that are Legal Requirements) or (4) as expressly required by this Agreement, EchoStar shall, and shall cause the EchoStar Subsidiaries to, conduct its business in the ordinary course in all material respects and in a manner consistent with past practice, and use reasonable best efforts to maintain and preserve intact its business organization, keep available the services of key employees, maintain satisfactory relationships with Governmental Entities, customers, suppliers, distributors and other commercial counterparties and maintain its material assets and properties in their current condition (normal wear and tear excepted). Without limiting the foregoing, during the period from the date of this Agreement through the earlier of the Closing or the date of termination of this Agreement, except (1) to the extent DISH shall otherwise give its prior consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (2) as set forth in Section 4.1(a) of the EchoStar Disclosure Letter, (3) as required by applicable Legal Requirements or (4) as expressly required by this Agreement, EchoStar shall not (and shall not permit any EchoStar Subsidiary to):

(i)            amend EchoStar’s Organizational Documents or the Organizational Documents of any EchoStar Subsidiary (except for immaterial amendments to the Organizational Documents of any EchoStar Subsidiary which would not reasonably be expected to materially delay or prevent the consummation of the Closing or would reasonably be expected to adversely impact DISH and the DISH Subsidiaries);

(ii)           split, combine, subdivide, amend the terms of or reclassify any shares of EchoStar’s capital stock or the capital stock of any EchoStar Subsidiary (other than any wholly owned EchoStar Subsidiary) (or any securities convertible into any of the foregoing);

(iii)          declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) with respect to any shares of EchoStar’s capital stock or the capital stock of any EchoStar Subsidiary, except for dividends or other distributions paid by any wholly owned EchoStar Subsidiary to EchoStar or another wholly owned EchoStar Subsidiary;

(iv)          (A) form any Subsidiary that would constitute an EchoStar Subsidiary, (B) make any capital contributions to, or investments in, any other Person (including any officer, director, Affiliate, agent or consultant of EchoStar or any EchoStar Subsidiary) other than to wholly owned EchoStar Subsidiaries that are not Hughes Satellite Systems Corporation or any “Restricted Subsidiary” under the Secured Indenture or the Unsecured Indenture or (C) acquire (by merger, consolidation, acquisition of stock or assets, formation of a joint venture or otherwise) (1) any other Person, (2) any equity interest in any other Person, (3) any business, or (4) any assets, except, in the case of clause (C), in one or more transactions with respect to which the aggregate consideration for all such transactions does not exceed $5,000,000 and which would not reasonably be expected to materially delay or prevent the consummation of the Closing;

(v)           issue, sell, grant or otherwise permit to become outstanding any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock or the capital stock of any EchoStar Subsidiary, other than: (A) shares of capital stock of a wholly owned Subsidiary of EchoStar issued to either EchoStar or another wholly owned Subsidiary of EchoStar; (B) shares of EchoStar Common Stock issuable upon exercise of EchoStar Options or the vesting of EchoStar RSU Awards outstanding on the date of this Agreement; (C) pursuant to the EchoStar ESPP in accordance with the terms of this Agreement; and (D) shares of EchoStar Class A Common Stock issuable upon conversion from other classes of EchoStar Common Stock in accordance with the EchoStar Articles.

(vi)          except in a transaction solely between EchoStar and any wholly owned Subsidiary of EchoStar or solely among any wholly owned Subsidiaries of EchoStar, sell, assign, transfer, lease or license to any third party, or encumber (other than EchoStar Permitted Encumbrances), or otherwise dispose of, any EchoStar IP or any material assets of EchoStar, other than: (A) sales of inventory or of obsolete assets in the ordinary course of business; (B) pursuant to written Contracts or commitments existing as of the date of this Agreement and set forth on Section 4.1(a)(vi) of the EchoStar Disclosure Letter; (C) non-exclusive licenses of EchoStar IP granted in the ordinary course of business; or (D) disposals of any immaterial EchoStar Registered IP resulting from a cancellation, abandonment or failure to renew any immaterial EchoStar Registered IP in the ordinary course of business;

(vii)        directly or indirectly repurchase, redeem or otherwise acquire any shares of EchoStar’s capital stock, or any other securities or obligations convertible (currently or after the passage of time or the occurrence of certain events) into or exchangeable for any shares of EchoStar’s capital stock, except: (A) shares of EchoStar Common Stock repurchased from employees or consultants or former employees or consultants of EchoStar pursuant to the exercise of repurchase rights binding on EchoStar and existing prior to the date of this Agreement; or (B) shares of EchoStar Common Stock accepted as payment for the exercise price of EchoStar Options outstanding on the date of this Agreement pursuant to the applicable EchoStar Equity Plan or for withholding Taxes incurred in connection with the exercise, vesting or settlement of EchoStar Options and EchoStar RSU Awards outstanding on the date of this Agreement, as applicable, in accordance with past practice and the terms of the applicable award;

(viii)       (A) incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or rights to acquire any debt securities (directly, contingently or otherwise) or make any loans or advances to any other person; (B) incur any Lien on any of its material property or assets, except for EchoStar Permitted Encumbrances; or (C) enter into any transactions that amend or otherwise alter available capacity under Section 4.7 of either the Unsecured Indenture or the Secured Indenture;

(ix)          (A) adopt, terminate or materially amend any EchoStar Plan or any collective bargaining or other labor agreement, (B) increase, or accelerate the vesting or payment of, the compensation or benefits of any director, independent contractor or employee of EchoStar or any EchoStar Subsidiary, other than, (1) in the event the Closing has not occurred by April 2, 2024, increases in base salary to any such individuals who are not directors or officers of EchoStar or any EchoStar Subsidiary in the ordinary course of business consistent with past practice that do not exceed 5% in the aggregate and (2) increases in connection with promotions permitted under clause (D) in the ordinary course of business consistent with past practice, (C) grant any rights to severance, retention, change in control or termination pay to any director, independent contractor or employee of EchoStar or any EchoStar Subsidiary, (D) hire or promote any employee to a position with EchoStar or any EchoStar Subsidiary with an annual rate of base salary in excess of $300,000 or a title of Senior Vice President or higher, or (E) terminate the employment of any employee of EchoStar or any EchoStar Subsidiary with an annual rate of base salary in excess of $300,000 or a title of Senior Vice President or higher (other than for cause), except for: (1) amendments to EchoStar Plans determined by EchoStar in good faith to be required to comply with applicable Legal Requirements; and (2) increases required pursuant to any EchoStar Plan as in effect on the date of this Agreement;

(x)           other than in the ordinary course of business consistent with past practice (A) amend, supplement or otherwise modify or terminate any Material Contracts or waive, release or assign any material rights under any Material Contracts (except for (1) terminations pursuant to the expiration of the existing term of any Material Contract and (2) extensions at the option of EchoStar or any EchoStar Subsidiary under the terms thereof exercised in the ordinary course of business consistent with past practice), or (B) enter into any Contract that, if in effect on the date of this Agreement, would constitute a Material Contract;

(xi)          change any of its methods of financial accounting or accounting practices in any material respect other than as required by changes in GAAP;

(xii)         (A) make, change or revoke any material Tax election, (B) change or adopt any Tax accounting period or material method of Tax accounting, (C) amend any material EchoStar Return, (D) settle or compromise any liability for material Taxes or any Tax audit, claim, or other proceeding relating to any material Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar state, local or non-U.S. Legal Requirement), (F) request any Tax ruling from any Governmental Entity, (G) surrender any right to claim a refund of material Taxes or (H) extend or waive (other than automatically granted extensions and waivers) of the statute of limitations with respect to a material amount of Taxes;

(xiii)         make any capital expenditure that is not contemplated by the capital expenditure budget set forth in Section 4.1(a)(xiii) of the EchoStar Disclosure Letter (a “EchoStar Non-Budgeted Capital Expenditure”), except that EchoStar or any Subsidiary of EchoStar may make any EchoStar Non-Budgeted Capital Expenditure that, when added to all other EchoStar Non-Budgeted Capital Expenditures made by EchoStar and the EchoStar Subsidiaries since the date of this Agreement, would not exceed $5,000,000, individually, or $10,000,000, in the aggregate;

(xiv)        convene any annual or special meeting (or any adjournment or postponement thereof) of EchoStar’s stockholders;

(xv)         enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or other equity interests;

(xvi)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvii)       commence, settle or compromise any litigation, claim, suit, action, proceeding or other Legal Proceeding, except for settlements or compromises that (A) involve solely monetary remedies and, in the case of settlements involving the payment of money by EchoStar or the EchoStar Subsidiaries, have a value not in excess of $5,000,000 in the aggregate, (B) do not impose any material restriction on EchoStar’s business or the business of the EchoStar Subsidiaries, (C) do not relate to any litigation, claim, suit, action, proceeding or other Legal Proceeding by EchoStar’s stockholders in connection with this Agreement or the Merger and (D) do not include an admission of liability or fault on the part of EchoStar or any EchoStar Subsidiary;

(xviii)      materially reduce the amount of insurance coverage or fail to renew or maintain any material existing insurance policies;

(xix)         amend, terminate or allow to lapse any EchoStar Permits in a manner that adversely impacts EchoStar’s ability to conduct its business in any material respect;

(xx)         (A) fail to pay any issuance, renewal, maintenance and other payments that become due with respect to the EchoStar Registered IP or otherwise abandon, cancel, or permit to lapse any material EchoStar IP or agreements pursuant to which EchoStar or any EchoStar Subsidiary licenses or obtains the right to use any Intellectual Property, other than any abandonment of any EchoStar Registered IP at the end of the applicable statutory term or otherwise in the ordinary course of business consistent with past practice, or (B) disclose to any third party any Trade Secret included in the EchoStar IP, other than pursuant to a non-disclosure agreement restricting the disclosure and use of such Trade Secret, or in connection with any regulatory filing or any publication of any patent application;

(xxi)        except in the ordinary course of business, enter into any Contract under which EchoStar or any EchoStar Subsidiary grants or agrees to grant any right, or agrees to pay any royalties or similar obligations, with respect to any Intellectual Property;

(xxii)       enter into any material new line of business or line of business of any kind competitive with DISH and the DISH Subsidiaries;

(xxiii)       take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(xxiv)      authorize, enter into any Contract or make any commitment to do any of the foregoing.

(b)            DISH agrees that, during the period from the date of this Agreement through the earlier of the Closing or the date of termination of this Agreement, except (1) to the extent EchoStar shall otherwise give its prior consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (2) as set forth in Section 4.1(b) of the DISH Disclosure Letter, (3) as required by applicable Legal Requirements (including any applicable Covid-19 Measures that are Legal Requirements) or (4) as expressly required by this Agreement, DISH shall, and shall cause the DISH Subsidiaries to, conduct its business in the ordinary course in all material respects and in a manner consistent with past practice, and use reasonable best efforts to maintain and preserve intact its business organization, maintain satisfactory relationships with Governmental Entities, customers, suppliers, distributors and other commercial counterparties and maintain its material assets and properties in their current condition (normal wear and tear excepted). Without limiting the foregoing, during the period from the date of this Agreement through the earlier of the Closing or the date of termination of this Agreement, except (1) to the extent EchoStar shall otherwise give its prior consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (2) as set forth in Section 4.1(b) of the DISH Disclosure Letter, (3) as required by applicable Legal Requirements or (4) as expressly required by this Agreement, DISH shall not (and shall not permit any DISH Subsidiary to):

(i)            amend DISH’s Organizational Documents in any manner which would reasonably be expected to materially delay or prevent the consummation of the Closing or would be adverse in any material respect to the holders of EchoStar Class A Common Stock relative to holders of DISH Class A Common Stock;

(ii)           split, combine, subdivide, amend the terms of or reclassify any shares of the DISH’s capital stock or the capital stock of any DISH Subsidiary (other than any wholly owned DISH Subsidiary) (or any securities convertible into or exchangeable for, or options, warrants or rights to acquire, any of the foregoing);

(iii)          declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) with respect to any shares of DISH’s capital stock or the capital stock of any DISH Subsidiary, except for dividends or other distributions paid by any wholly owned DISH Subsidiary to DISH or another wholly owned DISH Subsidiary;

(iv)         directly or indirectly repurchase, redeem or otherwise acquire any shares of DISH Common Stock (excluding, for clarity, securities convertible into shares of DISH Common Stock), except: (A) shares of DISH Common Stock repurchased from employees or consultants or former employees or consultants of DISH pursuant to the exercise of repurchase rights binding on DISH and existing prior to the date of this Agreement; or (B) shares of DISH Common Stock accepted as payment for the exercise price of DISH Options outstanding on the date of this Agreement pursuant to the applicable DISH Equity Plan or for withholding Taxes incurred in connection with the exercise, vesting or settlement of DISH Options and DISH RSU Awards outstanding on the date of this Agreement, as applicable, in accordance with past practice and the terms of the applicable award;

(v)          change any of its methods of financial accounting or accounting practices in any material respect other than as required by changes in GAAP;

(vi)          issue, sell, grant or otherwise permit to become outstanding any additional shares of, or securities convertible or exchange for, or options, warrants or rights to acquire, any shares of its capital stock or the capital stock of any DISH Subsidiary, other than: (A) shares of capital stock of a wholly owned Subsidiary of DISH issued to either DISH or another wholly owned Subsidiary of DISH; (B) shares of DISH Common Stock issuable upon exercise of DISH Options or the vesting of DISH RSU Awards outstanding on the date of this Agreement; (C) shares of DISH Common Stock issued, sold or granted for or in excess of fair market value in a bona fide arms’-length transaction as determined in good faith by the DISH Board; (D) issuances, sales and grants of additional shares of, or securities convertible or exchange for, or options, warrants or rights to acquire, any shares of its capital stock or the capital stock of any DISH Subsidiary to any unaffiliated Person in a bona fide arms’-length transaction which would not, assuming if aggregated as a single transaction with any issuance, sale or grant previously made pursuant to this Section 4.1(b)(vi)(D), require any approval of holders of DISH Common Stock under Nasdaq Listing Rule 5635; and (E) shares of DISH Class A Common Stock issuable upon conversion from other classes of DISH Common Stock in accordance with the DISH Articles;

(vii)        take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(viii)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than transactions between DISH and any direct or indirect wholly owned DISH Subsidiary or between direct or indirect wholly owned DISH Subsidiaries; or

(ix)           authorize, enter into any Contract or make any commitment to do any of the foregoing.

(c)            During the period from the date of this Agreement through the earlier of the Closing or the date of termination of this Agreement, upon request of EchoStar, subject to the limitations set forth in Section 4.8, DISH and its Subsidiaries shall keep EchoStar reasonably informed of any material capital raising (debt, equity or otherwise) or refinancing opportunities DISH or any of its Subsidiaries are pursuing.

Section 4.2            No Solicitation of Acquisition Proposals.

(a)            No Solicitation of Acquisition Proposals by EchoStar. From and following the execution and delivery of the Ergen EchoStar Written Consent by the Ergen EchoStar Stockholders, EchoStar will not, and EchoStar will cause each of its Affiliates and its and their respective Representatives not to, directly or indirectly:

(i)            solicit, initiate or knowingly encourage or facilitate any inquiries regarding, or the submission or announcement of, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, any EchoStar Acquisition Proposal;

(ii)           furnish any information regarding EchoStar or any Subsidiary of EchoStar in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, an EchoStar Acquisition Proposal;

(iii)          engage in or otherwise participate in any discussions or negotiations with any Person with respect to any EchoStar Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any EchoStar Acquisition Proposal; or

(iv)          approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to any EchoStar Acquisition Proposal.

(b)            Subject to Section 4.2(a), if EchoStar or an Affiliate thereof receives an EchoStar Acquisition Proposal or an inquiry or request for information with respect to an EchoStar Acquisition Proposal or that is reasonably likely to lead to an EchoStar Acquisition Proposal, then EchoStar and/or such Affiliate shall promptly (and in no event later than 24 hours after receipt of such EchoStar Acquisition Proposal or request) notify DISH in writing of such EchoStar Acquisition Proposal or request (which notification shall include the identity of the Person making or submitting such request or EchoStar Acquisition Proposal and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)), and shall, in accordance with Section 4.2(a), not engage with the Person making such EchoStar Acquisition Proposal or their Representatives. Thereafter, EchoStar and/or such Affiliate shall keep DISH reasonably informed, on a current basis (and, in any event, within 24 hours), of the status of such EchoStar Acquisition Proposal or request, including any material change to the terms of such EchoStar Acquisition Proposal.

(c)            Promptly following the execution and delivery of this Agreement, EchoStar shall, and shall cause each of its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any EchoStar Acquisition Proposal made prior to the date of this Agreement, including by terminating access of any third party (other than DISH and its Representatives) to any electronic data room or similar platform granted in connection with any EchoStar Acquisition Proposal.

(d)            “EchoStar Acquisition Proposal” shall mean any inquiry, offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of DISH or any DISH Subsidiaries) contemplating or otherwise relating to any: (i) any merger, consolidation, amalgamation, share exchange, business combination, reorganization, tender offer, exchange offer or other similar transaction involving EchoStar; (ii) any acquisition or transaction (A) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of EchoStar, or (B) in which EchoStar issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of EchoStar; (iii) any sale, lease, exchange, transfer, exclusive license, exclusive sublicense, acquisition or disposition of 25% or more of the consolidated assets of EchoStar and the EchoStar Subsidiaries, taken as a whole, or of any business or businesses (or the assets of any business or businesses) that constitute or account for 25% or more of the net revenues or net income of EchoStar and the EchoStar Subsidiaries, taken as a whole; (iv) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 25% or more of the outstanding voting power of EchoStar or any of the EchoStar Subsidiaries; or (v) any combination of the foregoing types of transaction if the sum of the percentage of the voting power of EchoStar is 25% or more or the net revenues, net income or assets of EchoStar and the EchoStar Subsidiaries, taken as a whole, involved are 25% or more.

(e)            No Solicitation of Acquisition Proposals by DISH. From and following the execution and delivery of the Ergen DISH Written Consent by the Ergen DISH Stockholders, DISH will not, and DISH will cause each of its Affiliates and its and their respective Representatives not to, directly or indirectly:

(i)            solicit, initiate or knowingly encourage or facilitate any inquiries regarding, or the submission or announcement of, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, any DISH Acquisition Proposal;

(ii)           furnish any information regarding DISH or any Subsidiary of DISH in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, a DISH Acquisition Proposal;

(iii)          engage in or otherwise participate in any discussions or negotiations with any Person with respect to any DISH Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any DISH Acquisition Proposal; or

(iv)          approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to any DISH Acquisition Proposal.

(f)             Subject to Section 4.2(e), if DISH or an Affiliate thereof receives a DISH Acquisition Proposal or an inquiry or request for information with respect to a DISH Acquisition Proposal or that is reasonably likely to lead to a DISH Acquisition Proposal, then DISH and/or such Affiliate shall promptly (and in no event later than 24 hours after receipt of such DISH Acquisition Proposal or request) notify EchoStar in writing of such DISH Acquisition Proposal or request (which notification shall include the identity of the Person making or submitting such request or DISH Acquisition Proposal and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)), and shall, in accordance with Section 4.2(e), not engage with the Person making such DISH Acquisition Proposal or their Representatives. Thereafter, DISH and/or such Affiliate shall keep EchoStar reasonably informed, on a current basis (and, in any event, within 24 hours), of the status of such DISH Acquisition Proposal or request, including any material change to the terms of such DISH Acquisition Proposal.

(g)            Promptly following the execution and delivery of this Agreement, DISH shall, and shall cause each of its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any DISH Acquisition Proposal made prior to the date of this Agreement, including by terminating access of any third party (other than EchoStar and its Representatives) to any electronic data room or similar platform granted in connection with any DISH Acquisition Proposal.

(h)            “DISH Acquisition Proposal” shall mean any inquiry, offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of EchoStar or any EchoStar Subsidiaries) contemplating or otherwise relating to any of the following transactions (in each case, solely so long as such transaction would reasonably be expected to prevent or materially delay the Closing or would otherwise be prohibited by Section 4.1(b)): (i) any merger, consolidation, amalgamation, share exchange, business combination, reorganization, tender offer, exchange offer or other similar transaction involving DISH; (ii) any acquisition or transaction (A) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of DISH, or (B) in which DISH issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of DISH; (iii) any sale, lease, exchange, transfer, exclusive license, exclusive sublicense, acquisition or disposition of 25% or more of the consolidated assets of DISH and DISH Subsidiaries, taken as a whole, or of any business or businesses (or the assets of any business or businesses) that constitute or account for 25% or more of the net revenues or net income of DISH and DISH Subsidiaries, taken as a whole; (iv) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 25% or more of the outstanding voting power of DISH or any of DISH Subsidiaries; or (v) any combination of the foregoing types of transaction if the sum of the percentage of the voting power of DISH is 25% or more or the net revenues, net income or assets of DISH and DISH Subsidiaries, taken as a whole, involved are 25% or more. Notwithstanding anything herein to the contrary, Sections 4.2(e)-(g) shall not apply to any transaction whereby DISH or any DISH Subsidiary enters into definitive documentation with respect to such transaction and consummates such transaction, in each case following the Closing; provided that any such action would not reasonably be expected to prevent or materially delay the Closing.

Section 4.3            Registration Statement; Joint Information Statement/Prospectus; Private Placement of Ergen Shares.

(a)            As promptly as reasonably practicable after the date of this Agreement, (i) DISH and EchoStar shall prepare and cause to be filed with the SEC the joint information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified under the Exchange Act concerning the Ergen EchoStar Written Consent, the Ergen DISH Written Consent and the transactions contemplated by this Agreement, including the Merger, and a prospectus with respect to the issuance of shares of EchoStar Class A Common Stock to DISH’s stockholders (other than the Ergen DISH Stockholders or any other Ergen) in connection with the Merger to be sent to EchoStar’s stockholders and DISH’s stockholders (the “Joint Information Statement/Prospectus”) and (ii) EchoStar shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Information Statement/Prospectus will be included as a prospectus, in each case, in preliminary form. Each of the parties shall: (A) cause the Form S-4 Registration Statement and the Joint Information Statement/Prospectus to comply with all applicable Legal Requirements in all material respects; (B) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments or requests of the SEC or its staff and shall promptly provide the other party with copies of all written correspondence and a summary of all material oral communications between it, on the one hand, and the SEC or its staff, on the other hand, relating to the Form S-4 Registration Statement or the Joint Information Statement/Prospectus; (C) use reasonable best efforts to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; (D) use reasonable best efforts to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Merger; and (E) provide the other party with a reasonable opportunity to review and comment on the drafts of the Form S-4 Registration Statement and the Joint Information Statement/Prospectus and any substantive correspondence (including all responses to SEC comments), amendments or supplements to the Form S-4 Registration Statement or the Joint Information Statement/Prospectus prior to filing with the SEC and shall provide to the other a copy of all such filings made with the SEC. EchoStar shall advise DISH, promptly after receipt of notice thereof, of the time when the Form S-4 Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the shares of EchoStar Class A Common Stock for offering or sale in any jurisdiction, or any request by the SEC or its staff for amendment of the Form S-4 Registration Statement or the Joint Information Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information.

(b)            DISH shall use reasonable best efforts to cause the Joint Information Statement/Prospectus to be mailed to DISH’s stockholders, and EchoStar shall use reasonable best efforts to cause the Joint Information Statement/Prospectus to be mailed to EchoStar’s stockholders, in each case, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act and, in any event, commencing within one Business Day of the date that the Form S-4 Registration Statement is declared effective.

(c)            Each of the parties shall promptly furnish the other parties all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 4.3. If any party becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Information Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, then such party: (i) shall promptly inform the other party thereof; (ii) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Information Statement/Prospectus prior to it being filed with the SEC; (iii) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) if mailing is required pursuant to applicable Legal Requirements, shall cooperate in mailing such amendment or supplement to the stockholders of DISH or the stockholders of EchoStar (provided, that if DISH and EchoStar determine to mail any such amendment or supplement, they shall each commence such mailing as promptly as reasonably practicable).

(d)            The Merger Consideration to be paid to the holders of DISH Class B Common Stock and to the Ergen DISH Stockholders shall be issued through a private placement exemption from registration under the Securities Act. DISH and EchoStar shall cooperate and take reasonable steps to ensure the issuance of EchoStar Common Stock to the holders of DISH Class B Common Stock and to the Ergen DISH Stockholders complies with the requirements of the Securities Act and other applicable Legal Requirements.

Section 4.4            Ergen EchoStar Written Consent. EchoStar shall provide DISH with a copy of the Ergen EchoStar Written Consent by 11:59 p.m., New York City time, on the date that is one day after the date of this Agreement.

Section 4.5            Ergen DISH Written Consent. DISH shall provide EchoStar with a copy of the Ergen DISH Written Consent by 11:59 p.m., New York City time, on the date that is one day after the date of this Agreement.

Section 4.6          Merger Sub Matters. Immediately following the execution and delivery of this Agreement, EchoStar, in its capacity as sole stockholder of Merger Sub, shall approve and adopt this Agreement in accordance with the NRS. During the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement. EchoStar shall ensure that Merger Sub duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Merger Sub under this Agreement, and EchoStar shall be jointly and severally liable with Merger Sub for the due and timely performance and satisfaction of each such covenant, obligation and liability.

Section 4.7          Filings; Cooperation.

(a)            Subject to the terms and conditions of this Agreement, each of DISH and EchoStar shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to: (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary to cause the conditions to Closing to be satisfied as promptly as reasonably practicable (and in any event no later than the End Date) and to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws and under applicable Satellite and Communications Laws) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement; (ii) obtain as promptly as reasonably practicable (and in any event no later than the End Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party that are or may become necessary, proper or advisable to consummate the transactions contemplated by this Agreement; and (iii) obtain all necessary consents, approvals or waivers from third parties. For purposes of this Agreement, “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act, as amended, and all other applicable Legal Requirements issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, together with any foreign investment laws or other similar Legal Requirements.

(b)            Each party shall use their respective reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit as promptly as reasonably practicable any additional information requested by any such Governmental Entity.  Without limiting the generality of the foregoing, each of DISH and EchoStar shall, in consultation and cooperation with the other as promptly as practicable after the date of this Agreement, but in no event later than as required by applicable Legal Requirements, prepare and file, or pre-file with regard to any Governmental Entity that requires such pre-filing prior to any formal filing of, all notifications required under any Legal Requirement with respect to any Antitrust Laws or Satellite and Communications Laws.  DISH and EchoStar shall use their respective reasonable best efforts to respond as promptly as reasonably practicable to any inquiries or requests for additional information or documentary material received from any state attorney general, antitrust authority or other Governmental Entity in connection with antitrust, FCC, state- or foreign-licensing or related matters.

(c)            Subject to the confidentiality provisions of the Confidentiality Agreement, DISH and EchoStar each shall promptly supply the other with any information that may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 4.7(a). Each of DISH and EchoStar, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “outside counsel only” or with similar restrictions. Each of DISH and EchoStar may also reasonably redact the material as necessary to (i) remove personally sensitive information or information concerning the valuation of such party or any of its Subsidiaries, (ii) comply with other contractual arrangements or applicable Legal Requirements or (iii) prevent the loss of protection under the attorney-client privilege or the attorney work product doctrine. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties. Except where prohibited by applicable Legal Requirements or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, each of DISH and EchoStar shall: (i) consult with the other in good faith prior to taking a position with respect to any filing required by Section 4.7(a); (ii) permit the other to review and discuss reasonably in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, letters, responses to requests, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party in connection with any such filing or any Legal Proceeding in connection with this Agreement or the transactions contemplated hereby; (iii) coordinate with the other in preparing and exchanging such information; (iv) promptly provide the other party’s counsel with copies of all filings, notices, analyses, presentations, memoranda, letters, responses to requests, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Entity in connection with any filing required by Section 4.7(a) in connection with this Agreement or the transactions contemplated hereby; and (v) consult with the other party reasonably in advance of any meeting or teleconference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent not prohibited by the Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and teleconferences. Without limiting the foregoing, in the event of a disagreement between the parties, the parties agree that it is DISH’s right to devise the strategy for obtaining clearances, approvals and waiting-period expirations under Antitrust Laws and Satellite and Communications Laws, including any filings, notifications, submissions and communications with or to any Governmental Entity in connection therewith; provided that DISH shall consider in good faith any comments of EchoStar relating thereto.

(d)            Each of DISH and EchoStar shall (through its counsel) notify the other promptly upon the receipt of, and, if in writing, shall promptly provide the other party (through its counsel) with copies of: (i) any material communication from any official of any Governmental Entity in connection with the Merger or any filing made pursuant to this Agreement, or from any other Person alleging that the consent of such Person is or may be required in connection with the Merger; (ii) knowledge of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Entity with respect to the transactions contemplated by this Agreement (and shall keep the other party informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any official of any Governmental Entity for any amendment or supplement to any filing made pursuant to this Agreement or for any information requested by any Governmental Entity in connection with their review or consideration of any filings related to this Agreement. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 4.7(a) DISH or EchoStar, as the case may be, shall (promptly upon learning of the occurrence of such event) inform the other of the occurrence of such event and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of DISH, neither EchoStar nor any of EchoStar’s Subsidiaries or Affiliates will grant or offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any third party in connection with seeking or obtaining its consent to the transactions contemplated by this Agreement.

Section 4.8          Access.

(a)            Upon reasonable notice, each of DISH and EchoStar shall, and shall cause each of their respective Subsidiaries to, afford to the other party and the other party’s Representatives reasonable access, during normal business hours upon prior notice throughout the period prior to the Effective Time, to their respective personnel, properties, Contracts, filings with Governmental Entities and books and records and, during such period, each of DISH and EchoStar shall furnish promptly to the other party all available information concerning its business as DISH or EchoStar, as the case may be, may reasonably request; provided, however, that each party shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of such party would: (i) violate any obligation of such party with respect to confidentiality or privacy; (ii) jeopardize protections afforded such party under the attorney-client privilege, the attorney work product doctrine or any other applicable privilege; or (iii) violate any Legal Requirement, including any Covid-19 Measure; provided that in each case of clauses (i), (ii) and (iii) such party shall inform the other party of the nature of the information being withheld, and shall use its reasonable best efforts to make alternative arrangements with respect to such information. Each party shall use commercially reasonable security measures to access the systems and information of the other party. All confidential information obtained by each party and its Representatives pursuant to this Section 4.8(a) shall be subject to the Confidentiality Agreement so long as it satisfies the definition of “Evaluation Material” contained therein.

(b)            To the extent that any of the information or material furnished pursuant to this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or any other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or any other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine.

(c)            No exchange of information or investigation by DISH or EchoStar or any of their respective Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of EchoStar or DISH, respectively, set forth in this Agreement.

Section 4.9          Publicity. DISH and EchoStar shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby, including the Merger, and shall not issue any such public announcement, statement or disclosure prior to such consultation, except as may be required by applicable Legal Requirement or by the rules and regulations of Nasdaq (in which event DISH or EchoStar, as applicable, shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such public announcement, statement or disclosure in advance, and shall give due consideration to all reasonable additions, deletions or changes suggested thereto); provided that (i) each of EchoStar and DISH may make public announcements, statements or other disclosures concerning this Agreement or the transactions contemplated hereby, including the Merger, that consist solely of information previously disclosed in previous public announcements, statements or other disclosures made by EchoStar and/or DISH in compliance with this Section 4.9, and (ii) each of EchoStar and DISH may make any public statements in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by EchoStar and/or DISH in compliance with this Section 4.9. EchoStar and DISH agree to issue the previously agreed upon form of joint press release announcing the execution and delivery of this Agreement promptly following the execution of this Agreement.

Section 4.10        Reasonable Best Efforts.

(a)            Except to the extent that the parties’ obligations are specifically set forth elsewhere in this Agreement (including filings, notifications, required efforts, actions and other matters with respect to Antitrust Laws and Satellite and Communications Laws governed by Section 4.7), upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement.

(b)            EchoStar shall give prompt notice to DISH, and DISH shall give prompt notice to EchoStar, upon becoming aware of (i) any condition, event or circumstance that will result in any of the conditions in Section 5.2(a) or Section 5.3(a) not being met, or (ii) the failure by such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

Section 4.11        Certain Employee Matters.

(a)          During the 12-month period commencing on the Closing Date, EchoStar shall, or shall cause one of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to, provide each employee of EchoStar, DISH or any of their Subsidiaries as of immediately prior to the Effective Time who continues employment with EchoStar or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) after the Effective Time (a “Continuing Employee”) with (i) an annual base salary or wage rate that is no less favorable to such Continuing Employee than the annual base salary or wage rate that is provided to such Continuing Employee immediately prior to the Effective Time, and (ii) employee benefits (including severance and long-term incentive opportunities but excluding annual base salary or wage rate) that are substantially comparable in the aggregate to those employee benefits provided to similarly situated employees of DISH and its Subsidiaries (including severance and long-term incentive opportunities but excluding annual base salary or wage rate).

(b)         For purposes of eligibility, level of benefits and vesting and benefits accrual (including with respect to vacation or paid time off, but excluding any defined benefit or retiree medical plans) under the DISH Plans in which the Continuing Employees are eligible to participate, EchoStar shall cause DISH or the applicable plan sponsor to credit each Continuing Employee with his or her years of service with EchoStar, DISH, any of their Subsidiaries and any of its or their predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing Date to credit for such service under any similar EchoStar Plan or DISH Plan, as applicable, except to the extent that such service credit would result in a duplication of benefits for the same period of service. In addition, EchoStar shall, or shall cause one of its Affiliates to, cause each DISH Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the Effective Time under the analogous welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) recognize for each Continuing Employee and his or her spouse, domestic partner and dependents for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such DISH Plan any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee and his or her spouse, domestic partner and dependents under an analogous EchoStar Plan or DISH Plan, as applicable, during the plan year of such plan in which occurs the later of the Effective Time and the date on which the Continuing Employee begins participation in such DISH Plan.

(c)          EchoStar and DISH agree to cause to be taken the actions set forth on Section 4.11(c) of the EchoStar Disclosure Letter.

(d)         If requested by DISH not less than ten (10) Business Days before the Closing Date, the EchoStar Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate EchoStar’s 401(k) plan (the “EchoStar 401(k) Plan”), effective as of the day prior to the Closing Date, but contingent on the occurrence of the Closing. In the event that DISH requests that the EchoStar 401(k) Plan be terminated, (i) EchoStar shall provide DISH with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable prior review and comment by DISH) not later than the day preceding the Closing Date and (ii) following the Effective Time and as soon as reasonably practicable following receipt of a favorable determination letter from the IRS on the termination of the EchoStar 401(k) Plan, the assets thereof shall be distributed to the participants, and the Surviving Corporation shall permit the Continuing Employees who were employed by EchoStar or its Subsidiaries prior to the Closing and are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including with respect to loans) to the Surviving Corporation’s 401(k) plan, in the form of cash, in an amount equal to the full account balance distributed to such Continuing Employees from the EchoStar 401(k) Plan. If the EchoStar 401(k) Plan is terminated prior to the Closing Date, each Continuing Employee employed by EchoStar or its Subsidiaries prior to the Closing shall be eligible to participate in DISH’s 401(k) plan on the Closing Date (subject to the terms of DISH’s 401(k) plan and giving effect to the service crediting provisions of Section 4.11(b)).

(e)          Each of EchoStar and DISH shall provide to the other party copies of any written, broad-based communications with employees of EchoStar or its Subsidiaries regarding the impact of the Merger on such employee’s employment, compensation or benefits for DISH’s or EchoStar’s prior approval, as applicable, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that no such prior approval shall be required in the event (i) the other party has previously approved the information contained in such communication or (ii) the information contained in such communication was previously publicly disclosed.

(f)          Nothing in this Section 4.11 or elsewhere in this Agreement, expressed or implied, shall be construed to create a right in any employee of EchoStar, DISH or any of their Subsidiaries to employment with EchoStar, DISH or any of their Subsidiaries or shall interfere with or restrict in any way the rights of EchoStar or any of its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for no reason or any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to amend or modify any compensation or benefit arrangement of DISH, EchoStar or their respective Affiliates. Nothing herein shall be construed to limit the right of EchoStar, DISH or any of their Subsidiaries to amend or terminate any DISH Plan, any EchoStar Plan or any other employee benefit plan. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 4.11 shall create any third party rights, benefits or remedies of any nature whatsoever in any employee of EchoStar or any of its Subsidiaries (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement.

Section 4.12        Certain Tax Matters.

(a)          None of the parties shall (and each party shall cause its Subsidiaries not to) knowingly take any action (or knowingly fail to take any reasonable action) which action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The parties intend to report and shall report, for U.S. federal income Tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(b)          Each of the parties shall cooperate in good faith and use its reasonable best efforts to obtain an opinion of DISH’s (or the DISH Special Committee’s) tax counsel to be issued to DISH with respect to the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code (each such opinion, a “Tax Opinion”). In connection with the rendering of any such Tax Opinion, (i) EchoStar (and Merger Sub) shall deliver to such counsel a duly executed certificate containing such customary representations and warranties as shall be reasonably satisfactory in form and substance to such counsel and reasonably necessary or appropriate to enable such counsel to render any such Tax Opinion (the “EchoStar Tax Certificate”), (ii) DISH shall deliver to such counsel a duly executed certificate containing such customary representations and warranties as shall be reasonably satisfactory in form and substance to such counsel and reasonably necessary or appropriate to enable such counsel to render any such Tax Opinion (the “DISH Tax Certificate”), (iii) DISH and EchoStar shall provide such other information as is reasonably requested by such counsel for purposes of rendering any such Tax Opinion, and (iv) DISH’s (or the DISH Special Committee’s) tax counsel and tax advisors shall be entitled to rely upon representations contained in the DISH Tax Certificate and the EchoStar Tax Certificate in rendering any such Tax Opinion.

Section 4.13        Indemnification; Directors’ and Officers’ Insurance.

(a)          For a period of no less than six years after the Effective Time, EchoStar shall (and, in the case of the DISH Indemnified Parties, shall cause the Surviving Corporation to) indemnify and hold harmless, and provide advancement of expenses to, each Indemnified Party to the fullest extent permitted by applicable Legal Requirements as if such Indemnified Party was a director or officer of EchoStar (or, in the case of the DISH Indemnified Parties, of DISH or the Surviving Corporation, as applicable), including against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to such Indemnified Party to the fullest extent permitted by applicable Legal Requirements, provided such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions in connection with the approval of this Agreement and the consummation of the Merger and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer or director of EchoStar or any of its Subsidiaries (or, in the case of the DISH Indemnified Parties, of DISH or the Surviving Corporation or any of their respective Subsidiaries, as applicable), or serving at the request of EchoStar or any of its Subsidiaries (or, in the case of the DISH Indemnified Parties, of DISH or the Surviving Corporation or any of their respective Subsidiaries, as applicable) as a director, officer, employee or agent of another Person, to the fullest extent permitted by applicable Legal Requirements. The parties agree that for six years after the Effective Time all rights to exculpation, elimination or limitation of liability and indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the articles of incorporation or by-laws (or comparable Organizational Documents) of EchoStar or any of its Subsidiaries (or, in the case of the DISH Indemnified Parties, of DISH or any of its Subsidiaries) or in any agreement set forth on Section 4.13(a) of the EchoStar Disclosure Letter (or, in the case of the DISH Indemnified Parties, set forth on Section 4.13(a) of the DISH Disclosure Letter) shall survive the Merger and shall continue in full force and effect. For six years after the Effective Time, EchoStar shall (and, in the case of the DISH Indemnified Parties, shall cause the Surviving Corporation to) maintain in effect (to the fullest extent permitted under applicable Legal Requirements) the provisions in: (i) the Organizational Documents of EchoStar and each of its Subsidiaries (or, in the case of the DISH Indemnified Parties, of DISH or any of its Subsidiaries); and (ii) any other agreements of EchoStar or any of its Subsidiaries (or, in the case of the DISH Indemnified Parties, of DISH or any of its Subsidiaries) with any Indemnified Party, in each case, regarding exculpation, elimination or limitation of liability, indemnification of officers, directors, employees and agents or other fiduciaries and advancement of expenses that are in existence on the date of this Agreement set forth on Section 4.13(a) of the EchoStar Disclosure Letter (or, in the case of the DISH Indemnified Parties, set forth on Section 4.13(a) of the DISH Disclosure Letter), and no such provision shall be amended, modified or repealed in any respect, except as required by applicable Legal Requirements or with the prior written consent of such Indemnified Party.

(b)           For a period of no less than six years following the Effective Time, EchoStar shall (and, in the case of the DISH Indemnified Parties, shall cause the Surviving Corporation to) cause to be maintained in effect the coverage provided by the existing policy of EchoStar’s (or, in the case of the DISH Indemnified Parties, of DISH’s) directors’ and officers’ liability insurance (each, a “D&O Policy”) covering (through successor coverage) claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated by this Agreement) and covering (through successor coverage) each of EchoStar’s (or, in the case of the DISH Indemnified Parties, of DISH’s) current directors and officers, in any case on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date of this Agreement. Notwithstanding anything to the contrary in this Agreement, in lieu of EchoStar’s (and, in the case of the DISH Indemnified Parties, of the Surviving Corporation’s) obligations under the first sentence of this Section 4.13(b), EchoStar (and, in the case of the DISH Indemnified Parties, DISH) may, prior to the Effective Time, purchase a six-year “tail” prepaid policy on the applicable D&O Policy from a carrier with comparable or better credit ratings to EchoStar’s (or, in the case of the DISH Indemnified Parties, to DISH’s) existing D&O Policy carrier and on terms and conditions no less favorable to the Indemnified Parties than the terms and conditions of EchoStar’s (or, in the case of the DISH Indemnified Parties, of DISH’s) existing D&O Policy; provided that, in no event shall EchoStar, DISH or the Surviving Corporation be required to pay an annual premium for such insurance in excess of 300% of the current annual premium paid by it (which annual premium is set forth on Section 4.13(a) of the EchoStar Disclosure Letter (or, in the case of the DISH Indemnified Parties, set forth on Section 4.13(a) of the DISH Disclosure Letter)) for its directors’ and officers’ liability insurance; provided, further, that in the event that EchoStar (or, in the case of the DISH Indemnified Parties, DISH) shall purchase such a “tail” policy, EchoStar and the Surviving Corporation shall, following the Effective Time, maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other applicable obligations of EchoStar and the Surviving Corporation under the first sentence of this Section 4.13(b) for so long as such “tail” policy shall be maintained in full force and effect. Notwithstanding anything in this Section 4.13 to the contrary, if any Indemnified Party notifies EchoStar on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification or advancement of expenses pursuant to this Section 4.13, the provisions of this Section 4.13 that require EchoStar and the Surviving Corporation to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(c)          The obligations under this Section 4.13 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other Person who is a beneficiary under the applicable D&O Policy or “tail” policy referred to in Section 4.13(b) and any of such Person’s heirs, executors, administrators or representatives) without the prior written consent of such affected Indemnified Party or other Person who is a beneficiary under such D&O Policy or “tail” policy referred to in Section 4.13(b) and any of such Person’s heirs, executors, administrators or representatives. Each of the Indemnified Parties or other Persons who are beneficiaries under the applicable D&O Policy or “tail” policy referred to in Section 4.13(b) and any of such Person’s heirs, executors, administrators or representatives are intended to be third party beneficiaries of this Section 4.13, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties and other Persons who are beneficiaries under the applicable D&O Policy or “tail” policy referred to in Section 4.13(b) and any of such Person’s heirs, executors, administrators or representatives under this Section 4.13 shall be in addition to, and not in substitution for, any other rights that such Persons may have under any Organizational Documents of EchoStar or any of its Subsidiaries (or, in the case of the DISH Indemnified Parties, of DISH or any of its Subsidiaries), any and all indemnification agreements of or entered into by EchoStar or any of its Subsidiaries (or, in the case of the DISH Indemnified Parties, of DISH or any of its Subsidiaries), or applicable Legal Requirements (whether at law or in equity).

(d)          In the event that EchoStar, the Surviving Corporation or any of their respective Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, then in each case, to the extent necessary to protect the rights of the Indemnified Parties and other Persons who are beneficiaries under the applicable D&O Policy or “tail” policy referred to in Section 4.13(b) and any of such Person’s heirs, executors, administrators or representatives, proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section 4.13.

Section 4.14        Stockholder Litigation. Each of DISH and EchoStar shall provide the other party with prompt notice of, and copies of all pleadings and material correspondence relating to, any Legal Proceeding against it or any of its directors or officers, in their capacities as such, by any holder of shares of DISH Common Stock or EchoStar Common Stock, as applicable, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. EchoStar shall give DISH the opportunity to participate, at DISH’s sole cost and expense, in the defense, settlement, or compromise of any such Legal Proceeding with respect to EchoStar or any of its directors or officers, in their capacities as such (provided that EchoStar shall control the strategy thereof) and no such settlement or compromise shall be agreed to without the prior written consent of DISH (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, DISH shall be entitled to control the defense, settlement or compromise of any Legal Proceeding with respect to DISH or any of its directors or officers, in their capacities as such. In the event there is any Legal Proceeding that relates to both (a) EchoStar or any of its directors or officers, in their capacities as such, on the one hand, and (b) DISH or any of its directors or officers, in their capacities as such, on the other hand, then EchoStar and DISH shall control the applicable portion of such Legal Proceeding in accordance with this Section 4.14 and shall reasonably cooperate with each other in connection therewith.

Section 4.15        Stock Exchange Listing and Delisting. EchoStar shall use its reasonable best efforts to cause the shares of EchoStar Class A Common Stock to be issued in the Merger to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Effective Time. Prior to the Closing, DISH shall cooperate with EchoStar to cause the shares of DISH Class A Common Stock to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following (but in no event prior to) the Effective Time.

Section 4.16        Section 16 Matters. Prior to the Effective Time, DISH and EchoStar shall take all steps that may be required to cause any dispositions of shares of DISH Common Stock (including derivative securities with respect to shares of DISH Common Stock) or acquisitions of EchoStar Common Stock (including derivative securities with respect to EchoStar Common Stock) resulting from the transactions contemplated by Article I by each individual who is, or as a result of the transactions contemplated by this Agreement will be, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to DISH or is or will become subject to such reporting requirements with respect to EchoStar, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Legal Requirements.

Section 4.17        Director Resignations. If requested by DISH, EchoStar shall cause to be delivered to DISH prior to the Closing resignations executed by each director of EchoStar in office as of immediately prior to the Effective Time and who will not serve on the EchoStar Board as of the Effective Time, which resignations shall be effective upon the Effective Time.

Section 4.18        Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement, including the Merger, each of the parties and its respective Board of Directors (including, as applicable, the EchoStar Special Committee and the DISH Special Committee) shall (a) grant such approvals and take all such actions necessary so that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such Takeover Statute on the transactions contemplated by this Agreement. EchoStar shall ensure that, as of the 10th date following the Closing, the Surviving Corporation’s Organizational Documents provide that NRS 78.378-78.3793, inclusive, do not apply to the Surviving Corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified.

Section 4.19        Financing Cooperation.

(a)          EchoStar shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide such assistance as reasonably requested by DISH in connection with financing arrangements (including assumptions, guarantees, amendments, supplements, modifications, refinancings, replacements, repayments, terminations or prepayments of existing financing arrangements) as DISH may reasonably determine necessary or advisable in connection with the completion of the Merger or the other transactions contemplated by this Agreement.  Such assistance shall include, but not be limited to, the following: (a) providing such information and making available such personnel as DISH may reasonably request, including the preparation and furnishing in a timely fashion of all financial statements and other data customary to be included in connection therewith (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accounting firm for EchoStar as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722)) and all information regarding EchoStar and its Subsidiaries reasonably required for DISH to prepare pro forma financial statements, financial data, audit reports and other information regarding EchoStar and its Subsidiaries of the type required by and in compliance with Regulation S-X and Regulation S-K promulgated under the Securities Act and related forms; (b) participation in, and assistance with, any marketing activities related to such financing; (c) participation by senior management of EchoStar in, and their assistance with, the preparation of rating agency presentations and meetings with rating agencies; (d) taking such actions as are reasonably requested by DISH or its financing sources to facilitate the satisfaction of all conditions precedent to obtaining such financing; and (e) assisting in any exchange transactions or consents with respect to the EchoStar Indentures. Notwithstanding the foregoing, EchoStar and its Subsidiaries shall not be required pursuant to this Section 4.19 to (1) enter into any letter, certificate, document, agreement or instrument (other than customary authorization and representation letters and notices) that will be effective prior to the Closing (or that will otherwise be effective if the Closing does not occur), (2) take any action to the extent it would unreasonably disrupt the business or operations of EchoStar and the EchoStar Subsidiaries (taken as a whole) or require any of them to take any actions that would reasonably be expected to violate any applicable Legal Requirement, any Contract or their respective Organizational Documents, (3) provide any information to the extent such information would not be required to be provided pursuant to Section 4.8(a), (4) take any actions, or omit to take an action, that would reasonably be expected to result in any personal liability for the directors, officers, employees or stockholders of EchoStar or any of its Subsidiaries, (5) provide any information that cannot be provided without unreasonable burden or expense or (6) take any action, or omit to take an action, that would reasonably be expected to cause any representation, warranty or covenant in this Agreement to be breached by EchoStar or any of its Subsidiaries (unless waived by DISH) or cause any closing condition set forth in Article V to fail to be satisfied. EchoStar hereby consents to DISH’s use of and reliance on any audited or unaudited financial statements relating to EchoStar and the consolidated EchoStar Subsidiaries, including any filings that DISH desires to make with the SEC. In addition, EchoStar will use reasonable best efforts, at DISH’s sole cost and expense, to obtain the consents of any auditor to the inclusion of the financial statements referenced above in appropriate filings with the SEC.

(b)          DISH shall promptly reimburse EchoStar for any reasonable and documented costs and expenses (including legal expenses but excluding costs of EchoStar’s preparation of financial information and financial statements in connection with its compliance with its periodic reporting obligations under the Exchange Act or otherwise in the ordinary course of business) incurred by EchoStar or any of its Subsidiaries (including reasonable attorneys’ and accountants’ fees) in connection with any action taken (or not taken) in compliance with Section 4.19(a). DISH shall indemnify and hold harmless EchoStar, its Subsidiaries and their respective Representatives from any losses, damages, fines, amounts paid in settlement, costs or expenses arising out of or relating to any action taken (or not taken) in compliance with Section 4.19(a) (other than to the extent any of the foregoing are incurred as a result of gross negligence, bad faith or willful misconduct of EchoStar, any of its Subsidiaries or any of their respective Representatives).

(c)          All confidential information regarding EchoStar and its Subsidiaries provided by EchoStar and its Subsidiaries pursuant to this Section 4.19 shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

Section 4.20        DISH Convertible Notes, DISH Warrants and DISH Hedging Instruments.

(a)          DISH and EchoStar shall cooperate and take all steps that are required to supplement or amend the terms and conditions of the DISH Convertible Notes, the DISH Warrants and the DISH Hedging Instruments, including by executing (and using reasonable best efforts to cause the relevant trustee, dealer or any other counterparty thereto to execute) any supplemental indentures, amendments or other documentation required under the DISH Convertible Notes Indentures, the DISH Warrants Agreements or the DISH Hedging Instruments Agreements, as applicable, in each case, on terms and conditions reasonably acceptable to DISH and EchoStar, to effect (i) the treatment of the DISH Convertible Notes and the DISH Warrants in connection with the consummation of the Merger and the other transactions contemplated by this Agreement set forth in Section 1.8 and (ii) corresponding modifications to the terms and conditions of the DISH Hedging Instruments to reflect such treatment (including, for the avoidance of doubt, the occurrence of the applicable Share Exchange Event (as defined in the applicable DISH Convertible Notes Indenture)).

(b)          Following the Closing, DISH and EchoStar shall cooperate and take all steps that are required for all shares of EchoStar Common Stock to be issued in connection with the conversion of DISH Convertible Notes or the exercise of DISH Warrants (as amended as contemplated by Section 4.20(a)) to comply with all federal and state securities laws regulating the offer and delivery of such shares of EchoStar Common Stock, including, unless an applicable exemption is available to EchoStar in respect of such offering and delivery, filing a registration statement under the Securities Act on Form S-3 or another appropriate form to register the issuance of such shares of EchoStar Common Stock upon the conversion of DISH Convertible Notes or exercise of DISH Warrants (to the extent required by the terms of the DISH Warrants), and shall cause such registration statement to remain in effect for so long as such registration is required under the Securities Act.

Article V
CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

Section 5.1          Conditions Precedent to Each Party’s Obligations. The obligations of each party to effect and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Legal Requirements) at or prior to the Closing, of each of the following conditions:

(a)          Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement and no proceedings for that purpose shall have been commenced or be threatened in writing by the SEC that has not been withdrawn.

(b)         Compliance with Rule 14c-2 and SEC Rules. 20 days shall have passed following the commencement of mailing of the Joint Information Statement/Prospectus to EchoStar’s stockholders and DISH’s stockholders; provided that, if following the original commencement of mailing DISH and EchoStar determine to mail any amendment or supplement to the Joint Information Statement/Prospectus in accordance with Section 4.3(c) then such 20-day period shall be measured from the commencement of the mailing of such amendment or supplement; provided, further, that, to the extent any rules and regulations of the SEC applicable to the Form S-4 Registration Statement filed with the SEC in connection with the transactions contemplated hereby or the Joint Information Statement/Prospectus require a longer period than such 20 days, then this condition shall only be satisfied upon the expiration of such longer period.

(c)          Stockholder Approvals.

(i)            The Required EchoStar Stockholder Vote shall have been obtained.

(ii)            The Required DISH Stockholder Vote shall have been obtained.

(d)          U.S. DOJ. The notification requirement under Section XVI of the Final Judgment in U.S. and Plaintiff States v. Deutsche Telekom AG, et al. of April 1, 2020 (Case No. 1:19-cv-02232-TJK) shall have been satisfied.

(e)          Listing. The shares of EchoStar Class A Common Stock to be issued pursuant to the Merger shall have been approved for listing (subject to notice of issuance) on Nasdaq.

(f)          No Restraints. No Legal Requirement or Order preventing, enjoining or making illegal the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction and remain in effect (any such Legal Requirement or Order issued by a court of competent jurisdiction or other Governmental Entity of competent jurisdiction, a “Relevant Legal Restraint”).

(g)         Licensing. Any Governmental Authorizations required to be obtained prior to the consummation of the Merger in connection with the transfer of control of the relevant DISH Permit as a result of the transactions contemplated hereby under the Satellite and Communications Laws of the jurisdictions set forth on Section 5.1(g) of the DISH Disclosure Letter shall have been obtained (in accordance with Section 5.1(g) of the DISH Disclosure Letter) and shall remain in full force and effect.

Section 5.2          Additional Conditions Precedent to DISH’s Obligations. The obligation of DISH to cause the Merger to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)          Accuracy of Representations. (i) The representations and warranties of EchoStar contained in Section 2.7(a) (No MAE) shall have been true and accurate at and as of the date of this Agreement and the Closing Date as if made at and as of such time, (ii) the representations and warranties of EchoStar contained in Section 2.5(a) and (c) (Capitalization) shall have been true and accurate, other than de minimis inaccuracies, at and as of the date of this Agreement and the Closing Date as if made at and as of such time (except to the extent that any such individual representation and warranty expressly speaks as of a particular date or period of time, in which case such individual representation and warranty shall be so true and accurate as of such particular date or period of time); (iii) the representations and warranties of EchoStar contained in Section 2.1(a) (Due Organization and Good Standing; Subsidiaries) (first sentence only), Section 2.3 (Authority; Binding Nature of Agreement), Section 2.4(a)(i) (Non-Contravention; Consents), Section 2.5(b) and (d) (Capitalization) Section 2.20 (Vote Required), Section 2.21 (Takeover Statutes), Section 2.23 (Opinion of Financial Advisor) and Section 2.24 (Brokers) shall have been true and accurate in all material respects at and as of the date of this Agreement and the Closing Date as if made at and as of such time (except to the extent that any such individual representation and warranty expressly speaks as of a particular date or period of time, in which case such individual representation and warranty shall be so true and accurate as of such particular date or period of time); provided, however, that, for purposes of determining the accuracy of such representations and warranties, all materiality, “EchoStar Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded; and (iv) the representations and warranties of EchoStar set forth in this Agreement (other than those representations and warranties referred to in the foregoing clauses (i) through (iii)) shall have been true and accurate in all respects at and as of the date of this Agreement and as of the Closing Date as if made at and as of such time (except to the extent that any such individual representation and warranty expressly speaks as of a particular date or period of time, in which case such individual representation and warranty shall be so true and accurate as of such particular date or period of time), except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all materiality and “EchoStar Material Adverse Effect” qualifications set forth in such representations and warranties shall be disregarded.

(b)          Performance of Covenants. The covenants in this Agreement that EchoStar or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)           No MAE. Since August 8, 2023, there shall have not occurred an EchoStar Material Adverse Effect.

(d)            Certification. DISH shall have received a certificate executed by an executive officer of EchoStar confirming that the conditions set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(c) have been duly satisfied.

Section 5.3        Additional Conditions Precedent to EchoStar’s Obligations. The obligation of EchoStar to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)            Accuracy of Representations. (i) The representations and warranties of DISH contained in Section 3.7 (Absence of Certain Changes) shall have been true and accurate in all respects at and as of the date of this Agreement and as of the Closing Date as if made at and as of such time; (ii) the representations and warranties of DISH contained in Section 3.5(a) and (c) (Capitalization) shall have been true and accurate, other than de minimis inaccuracies, at and as of the date of this Agreement and the Closing Date as if made at and as of such time (except to the extent that any such individual representation and warranty expressly speaks as of a particular date or period of time, in which case such individual representation and warranty shall be so true and accurate as of such particular date or period of time); (iii) the representations and warranties of DISH contained in Section 3.1 (Due Organization and Good Standing) (first sentence only), Section 3.3 (Authority; Binding Nature of Agreement), Section 3.4(a)(i) (Non-Contravention; Consents), Section 3.5(b) and (d) (Capitalization), Section 3.13 (Opinion of Financial Advisor), Section 3.14 (Brokers) and Section 3.16 (Vote Required) shall have been true and accurate in all material respects at and as of the date of this Agreement and the Closing Date as if made at and as of such time (except to the extent that any such individual representation and warranty expressly speaks as of a particular date or period of time, in which case such individual representation and warranty shall be so true and accurate as of such particular date or period of time); provided, however, that, for purposes of determining the accuracy of such representations and warranties, all materiality, “DISH Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded; and (iv) the representations and warranties of DISH set forth in this Agreement (other than those representations and warranties referred to in the foregoing clauses (i) through (iii)) shall have been true and accurate in all respects at and as of the date of this Agreement and the Closing Date as if made at and as of such time (except to the extent that any such individual representation and warranty expressly speaks as of a particular date or period of time, in which case such individual representation and warranty shall be so true and accurate as of such particular date or period of time), except as would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all materiality and “DISH Material Adverse Effect” qualifications set forth therein shall be disregarded.

(b)            Performance of Covenants. The covenants in this Agreement that DISH is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)            No MAE. Since August 8, 2023, there shall have not occurred a DISH Material Adverse Effect.

(d)            Certification. EchoStar shall have received a certificate executed by an executive officer of DISH confirming that the conditions set forth in Section 5.3(a), Section 5.3(b) and Section 5.3(c) have been duly satisfied, which certificate shall be in full force and effect.

Article VI
TERMINATION

Section 6.1     Termination. This Agreement may be terminated and the Merger may be abandoned:

(a)            by mutual written consent of DISH and EchoStar at any time prior to the Effective Time;

(b)            by DISH or EchoStar if the Merger shall not have been consummated by the close of business on April 2, 2024 (the “End Date”); provided that, if all conditions have been satisfied (or, in the case of conditions to be satisfied at the Closing, are capable of being satisfied) as of the End Date other than Section 5.1(f) (No Restraints) (solely in respect of any Antitrust Law or Satellite and Communications Law) or Section 5.1(g) (Licensing), then the End Date shall be automatically extended for one three (3) month period and such date shall become the End Date for purposes of this Agreement; provided, further that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(b) if the material breach by such party (or any Affiliate of such party) of any of such party’s obligations under this Agreement shall have been the primary cause of, or primarily resulted in, the failure of the Effective Time to have occurred on or before the End Date; provided, further, that if all conditions have been satisfied (or, in the case of conditions to be satisfied at the Closing, are capable of being satisfied) as of the End Date other than Section 5.1(b) (Compliance with Rule 14c-2 and SEC Rules), then the End Date shall be automatically extended until the date that is three (3) Business Days following the expiration of the period contemplated by Section 5.1(b) (Compliance with Rule 14c-2 and SEC Rules);

(c)            by DISH or EchoStar at any time prior to the Effective Time if a Relevant Legal Restraint permanently preventing, enjoining or making illegal the consummation of the Merger shall have become final and non-appealable; provided that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(c) if the material breach by such party (or any Subsidiary of such party) of any of such party’s obligations under this Agreement shall have been the primary cause of, or primarily resulted in, the issuance or continued existence of such Relevant Legal Restraint;

(d)            by DISH if EchoStar has not provided DISH with a copy of the Ergen EchoStar Written Consent by 11:59 p.m., New York City time, on the date that is one day after the date of this Agreement;

(e)            by EchoStar if DISH has not provided EchoStar with a copy of the Ergen DISH Written Consent by 11:59 p.m., New York City time, on the date that is one day after the date of this Agreement;

(f)            by DISH if: (i) any of EchoStar’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 5.2(a) would not be satisfied; or (ii) any of EchoStar’s or Merger Sub’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 5.2(b) would not be satisfied; provided, however, that for purposes of clauses (i) and (ii) above, if an inaccuracy in any of EchoStar’s representations and warranties or a breach of a covenant of EchoStar or Merger Sub is curable by EchoStar or Merger Sub, as applicable, by the End Date and EchoStar or Merger Sub, as applicable, is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then DISH may not terminate this Agreement under this Section 6.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that EchoStar receives written notice of such inaccuracy or breach from DISH (and, provided that DISH shall not have the right to terminate this Agreement pursuant to this Section 6.1(f) if DISH is then in material breach of any of its representations, warranties or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.3(a) or Section 5.3(b)); or

(g)            by EchoStar if: (i) any of DISH’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 5.3(a) would not be satisfied; or (ii) any of DISH’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 5.3(b) would not be satisfied; provided, however, that for purposes of clauses (i) and (ii) above, if an inaccuracy in any of DISH’s representations and warranties or a breach of a covenant of DISH is curable by DISH by the End Date and DISH is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then EchoStar may not terminate this Agreement under this Section 6.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that DISH receives written notice of such inaccuracy or breach from EchoStar (and, provided that EchoStar shall not have the right to terminate this Agreement pursuant to this Section 6.1(g) if EchoStar or Merger Sub is then in material breach of any of its representations, warranties or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b)).

The party seeking to terminate this Agreement pursuant to this Section 6.1 shall give written notice of such termination to the other parties in accordance with Section 7.9, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 6.2       Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect with no liability to any Person on the part of any party to this Agreement (or any of its Representatives or Affiliates); provided, however, that: (a) this Section 6.2 and Article VII shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any party from any liability for any fraud or any intentional and material breach of this Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

Article VII
MISCELLANEOUS PROVISIONS

Section 7.1        Special Committee Approval. Notwithstanding anything in this Agreement to the contrary, until the Effective Time, (a) EchoStar and DISH may take the following actions only with the prior approval of, and shall take any such action if directed to do so by, their respective Special Committee: (i) amending, restating, modifying or otherwise changing any provision of this Agreement or the Ergen Support Agreement; (ii) waiving any right under this Agreement or the Ergen Support Agreement or extending the time for the performance of any obligation of the other party hereunder or any other party under the Ergen Support Agreement; (iii) terminating this Agreement or the Ergen Support Agreement; (iv) making any decision or determination, or taking any action under or with respect to this Agreement or the Ergen Support Agreement; and (v) agreeing to do any of the foregoing, and (b) no decision or determination shall be made, or action taken, by the EchoStar Board or the DISH Board, as applicable, under or with respect to this Agreement or the Ergen Support Agreement without first obtaining the approval of the applicable Special Committee. In the event either Special Committee ceases to exist, any consents, determinations, actions or other rights or obligations afforded to such Special Committee shall be afforded to a majority of the remaining independent and disinterested members of the EchoStar Board or the DISH Board, as applicable.

Section 7.2         Amendment. Subject to Section 7.1, this Agreement may be amended at any time prior to the Effective Time by an instrument in writing signed on behalf of each of EchoStar (on behalf of itself and Merger Sub) and DISH; provided, however, that no amendment shall be made which by applicable Legal Requirement or regulation of Nasdaq requires further approval of the stockholders of EchoStar or DISH without the further approval of such stockholders.

Section 7.3         Waiver.

(a)         Subject to Section 7.1 and except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(b)        No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

Section 7.4        No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the Effective Time. This Section 7.4 shall not limit any covenant or agreement contained in this Agreement to the extent that such covenant or agreement by its terms is to be performed after the Effective Time.

Section 7.5        Entire Agreement; Non-Reliance; Third-Party Beneficiaries.

(a)        This Agreement, the EchoStar Disclosure Letter, the DISH Disclosure Letter, the Ergen Support Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior and contemporaneous agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(b)            Without limiting the generality of Section 7.5(a): (i) DISH acknowledges and agrees that EchoStar has not made and is not making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement, that it is not relying and has not relied on any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement, and that no Representative of EchoStar has made or is making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement; and (ii) without limiting the foregoing, DISH acknowledges and agrees that EchoStar has not made and is not making any representations or warranties whatsoever regarding (A) any forecasts, projections, estimates or budgets discussed with, delivered to or made available to DISH or to any of its Representatives, or otherwise (including in certain “data rooms” “virtual rooms,” management presentations or in any form in expectation of, or in connection with, the transactions contemplated hereby) regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of EchoStar or any Subsidiary of EchoStar or the future business and operations of EchoStar or any Subsidiary of EchoStar or (B) except for the representations and warranties made by EchoStar in Article II, any oral or written information made available to DISH or DISH’s Affiliates or Representatives in the course of their due diligence investigation of EchoStar, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(c)            Without limiting the generality of Section 7.5(a): (i) EchoStar and Merger Sub acknowledge and agree that DISH has not made and is not making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement, that they are not relying and have not relied on any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement, and that no Representative of DISH has made or is making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement; and (ii) without limiting the foregoing, EchoStar and Merger Sub acknowledge and agree that DISH has not made and is not making any representations or warranties whatsoever regarding (A) any forecasts, projections, estimates or budgets discussed with, delivered to or made available to EchoStar or Merger Sub or to any of their Representatives, or otherwise (including in certain “data rooms” “virtual rooms,” management presentations or in any form in expectation of, or in connection with, the transactions contemplated hereby) regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of DISH or any Subsidiary of DISH or the future business and operations of DISH or any Subsidiary of DISH or (B) except for the representations and warranties made by DISH in Article III, any oral or written information made available to EchoStar or EchoStar’s Affiliates or Representatives in the course of their due diligence investigation of DISH, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(d)            DISH, EchoStar and Merger Sub agree that their respective representations and warranties set forth in this Agreement are solely for the benefit of the other parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than DISH, EchoStar, and Merger Sub and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement, except as set forth in Section 7.8. The representations and warranties in this Agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 7.6        Applicable Law; Jurisdiction.

(a)        This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Nevada applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the parties: (i) consents to and submits to the exclusive personal jurisdiction of the Eighth Judicial District Court of Clark County, Nevada (or, if that court does not have jurisdiction, the Second Judicial District Court of Washoe County, Nevada, or, if that court does not have jurisdiction, a federal court sitting in Clark County, Nevada or Washoe County, Nevada) in any action, proceeding or other Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees that all claims in respect of such action, proceeding or other Legal Proceeding shall be heard and determined in any such court; (iii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iv) shall not bring any action, proceeding or other Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

(b)        EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION OR OTHER LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each of the parties acknowledges that it and the other parties have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.6(b).

Section 7.7        Payment of Expenses. Whether or not the Merger is consummated, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

Section 7.8         Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties and their respective successors and permitted assigns. This Agreement shall not be assignable by any party, in whole or in part, by operation of law or otherwise, without the express prior written consent of the other parties. Except for the provisions of Article I (which, from and after the Effective Time, shall be for the benefit of Persons who are holders of shares of DISH Common Stock immediately prior to the Effective Time) and Section 4.13 (which, from and after the Effective Time shall be for the benefit of the Indemnified Parties and the other Persons identified therein), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties, any right, benefit or remedy of any nature.

Section 7.9        Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given and made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication shall be deemed duly given and made two Business Days after being sent; (c) if sent by electronic mail, when transmitted (unless the sender receives an automatic undeliverable reply); and (d) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to DISH, to:

DISH Network Corporation

9601 South Meridian Boulevard

Englewood, Colorado 80112

Attention:	Timothy A. Messner
Email:	tim.messner@dish.com

legal.notices@dish.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Andrew J. Nussbaum

Zachary S. Podolsky

Email:	ajnussbaum@wlrk.com

zspodolsky@wlrk.com

and

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:	Scott D. Miller

Scott B. Crofton

Email:	millersc@sullcrom.com

croftons@sullcrom.com

if to EchoStar or Merger Sub, to:

EchoStar Corporation

100 Inverness Terrace East

Englewood, Colorado 80112

Attention:	Chief Legal Officer
Email:	legalnotices@echostar.com (with a copy to

dean.manson@echostar.com)

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attention:	Mark I. Greene

Aaron M. Gruber

Jin-Kyu Baek

Email:	mgreene@cravath.com

agruber@cravath.com

jbaek@cravath.com

and

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention:	Daniel G. Dufner Jr.

Michael A. Deyong

Email:	daniel.dufner@whitecase.com michael.deyong@whitecase.com

Section 7.10         Severability. Any term or provision of this Agreement that is held or declared to be invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 7.11        Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 7.12     Obligations of the Surviving Corporation. Following the Effective Time, EchoStar shall cause the Surviving Corporation to duly perform, satisfy and discharge on a timely basis each of the covenants, obligations and liabilities of the Surviving Corporation under this Agreement.

Section 7.13     Specific Performance. Each of the parties agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that a party may have under law or in equity, in the event of any breach or threatened breach by DISH, Merger Sub or EchoStar of any covenant or obligation of such party contained in this Agreement, the other parties shall be entitled to: (i) a decree or Order of specific performance to enforce the observance and performance of such covenant or obligation; and (ii) an injunction restraining such breach or threatened breach. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to such other party obtaining any remedy referred to in this Section 7.13 and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 7.14     Disclosure Letters.

(a)            EchoStar Disclosure Letter has been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of Article II and, as applicable, Article IV. Any information set forth in any section or subsection of the EchoStar Disclosure Letter shall be deemed to be disclosed and incorporated by reference for purposes of any other Section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other Section or subsection notwithstanding the omission of a reference or cross reference thereto. No reference to or disclosure of any item or other matter in the EchoStar Disclosure Letter shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the EchoStar Disclosure Letter. The information set forth in the EchoStar Disclosure Letter is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party to any third party of any matter whatsoever, including any violation of any Legal Requirement or breach of any Contract.

(b)            The DISH Disclosure Letter has been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of Article III and, as applicable, Article IV. Any information set forth in any section or subsection of the DISH Disclosure Letter shall be deemed to be disclosed and incorporated by reference for purposes of any other Section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other Section or subsection notwithstanding the omission of a reference or cross reference thereto. No reference to or disclosure of any item or other matter in the DISH Disclosure Letter shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the DISH Disclosure Letter. The information set forth in the DISH Disclosure Letter is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party to any third party of any matter whatsoever, including any violation of any Legal Requirement or breach of any Contract.

Section 7.15     Amendment to Confidentiality Agreement. Section 2 of the Confidentiality Agreement is hereby amended by inserting “, integration planning with respect to” immediately after the word “implementing” in each location in the first sentence thereto. Except as provided in the foregoing, the Confidentiality Agreement shall remain unchanged and in full force and effect. Any reference to the Confidentiality Agreement shall be deemed to be a reference to the Confidentiality Agreement as amended by this Section.

Section 7.16     Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. If a term is defined as one part of speech, it shall have a corresponding meaning when used as another part of speech. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “or” when used in this Agreement shall be deemed to not be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”. Any reference to a Legal Requirement shall include any rules and regulations promulgated thereunder, and any reference to a Legal Requirement in this Agreement shall only be a reference to such Legal Requirement (as amended, supplemented or otherwise modified) as of the date of this Agreement. Any reference to any Contract shall refer to any such Contract as amended, supplemented or otherwise modified in accordance with its terms and without violating the terms of this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to United States dollars. The table of contents to and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. The Exhibits, Schedules and Annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Any reference to the “ordinary course of business” of any Person shall be deemed to refer to the ordinary course of such Person’s business consistent with past practice. Any statement in the Agreement to the effect that any information, document or other material has been “made available” by EchoStar or DISH shall mean that such information, document or material was uploaded to the virtual data room maintained by EchoStar or DISH, as applicable, in connection with the transactions contemplated by the Agreement or filed or furnished with the SEC, in either case, on or before the execution of this Agreement. All references in this Agreement to “the date of this Agreement” or “the date hereof” shall refer to August 8, 2023, except that all such references to “the date of this Agreement” or “the date hereof” in Sections 1.7(d), 2.3, 3.3, 3.13, 4.3, 4.4, 4.5, 4.6, 4.7, 6.1(d) and 6.1(e) in this Agreement and in representations and warranties solely to the extent they are with respect to Merger Sub shall refer to October 2, 2023.

[Signature page follows]

DISH, Merger Sub and EchoStar have caused this Agreement to be executed as of the date first written above.

DISH Network Corporation

By:	/s/ Charles W. Ergen
Name: Charles W. Ergen
Title: Executive Chairman

Echostar Corporation

By:	/s/ Hamid Akhavan
Name: Hamid Akhavan
Title: Chief Executive Officer and President

EAV Corp.

By:	/s/ Dean A. Mason
Name: Dean A. Manson
Title: Secretary

ACKNOWLEDGED AND AGREED:

Eagle Sub Corp.

By:	/s/ Timothy A. Messner
Name: Timothy A. Messner
Title: Chief Executive Officer, President, Secretary, Treasurer

Signature Page to Agreement and Plan of Merger

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

A Person shall be deemed to be an “Affiliate” of another Person if, as of the relevant time of determination, such Person directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such other Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, DISH and the DISH Subsidiaries, on the one hand, shall be deemed to not be Affiliates of EchoStar and the EchoStar Subsidiaries, on the other hand and EchoStar and the EchoStar Subsidiaries, on the one hand, shall be deemed to not be Affiliates of DISH and the DISH Subsidiaries, on the other hand.

“Agreement” shall have the meaning set forth in the Preamble.

“Anti-Corruption Laws” shall have the meaning set forth in Section 2.14(a).

“Antitrust Laws” shall have the meaning set forth in Section 4.7(a).

“Articles of Merger” shall have the meaning set forth in Section 1.2.

“Associate” shall mean, with respect to any Person, as of the relevant time of determination, (a) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 10% or more of any class of voting stock or equity interests or of the voting power; (b) any trust or other estate in which such Person has at least a 10% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which the SEC or banking institutions in New York, New York or Denver, Colorado are authorized or required by Legal Requirements to be closed and shall consist of the period from 12:01 a.m. through 12:00 midnight at such location.

“Capitalization Date” shall have the meaning set forth in Section 2.5(a).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain confidentiality agreement, dated as of April 14, 2023, by and between EchoStar and DISH.

“Continuing Employees” shall have the meaning set forth in Section 4.11(a).

“Contract” shall mean any contract, license, sublicense, mortgage, indenture, loan agreement, lease, sublease, agreement, arrangement, letter of credit, guarantee, instrument, understanding or other obligation, in each case, whether written or oral and including any amendment, supplement or other modification thereto.

“Covid-19” shall mean SARS-CoV-2 or Covid-19, and any evolutions, mutations, variants or resurgence thereof or related epidemics, pandemics or disease outbreaks.

“Covid-19 Measures” shall mean any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or similar Legal Requirement, directive or bona fide guidelines of or promulgated by any Governmental Entity, including the U.S. Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to Covid-19.

“D&O Policy” shall have the meaning set forth in Section 4.13(a).

“DISH” shall have the meaning set forth in the Preamble.

“DISH Acquisition Proposal” shall have the meaning set forth in Section 4.2(h).

“DISH Articles” shall mean the Amended and Restated Articles of Incorporation of DISH, as amended by the Certificate of Amendment to the Articles of Incorporation of DISH and as further amended by the Certificate of Amendment to the Articles of Incorporation of DISH, effective November 3, 2015.

“DISH Board” shall mean the board of directors of DISH.

“DISH Book-Entry Shares” shall have the meaning set forth in Section 1.10(a).

“DISH Bylaws” shall mean the Amended and Restated Bylaws of DISH effective November 4, 2019.

“DISH Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of DISH.

“DISH Class B Common Stock” shall mean the Class B Common Stock, par value $0.01 per share, of DISH.

“DISH Class C Common Stock” shall mean the Class C Common Stock, par value $0.01 per share, of DISH.

“DISH Common Stock” shall mean the DISH Class A Common Stock, the DISH Class B Common Stock and the DISH Class C Common Stock.

“DISH Convertible Notes” shall mean the convertible notes issued under the DISH Convertible Notes Indentures.

“DISH Convertible Notes Indentures” shall mean that certain Indenture, dated as of August 8, 2016, among the DISH and U.S. Bank National Association, pursuant to which DISH issued 3 3/8% Convertible Notes Due 2026, that certain Indenture, dated as of March 17, 2017, among DISH and U.S. Bank National Association, pursuant to which DISH issued 2 3/8% Convertible Notes Due 2024, and that certain Indenture, dated as of December 21, 2020, among DISH and U.S. Bank National Association, pursuant to which DISH issued 0% Convertible Notes Due 2025, as each may be supplemented, amended, replaced, refinanced or otherwise modified from time to time.

“DISH Disclosure Letter” shall have the meaning set forth in the introductory paragraph of Article III.

“DISH Equity Plans” shall mean the DISH 2019 Stock Incentive Plan, the DISH 2009 Stock Incentive Plan, the 2002 Class B CEO Stock Option Plan and the Amended and Restated DISH 2001 Nonemployee Director Stock Option Plan.

“DISH ESPP” shall have the meaning set forth in Section 1.7(d).

“DISH Hedging Instruments” shall mean the instruments representing rights to purchase shares of DISH Class A Common Stock from the applicable dealer issued under the DISH Hedging Instruments Agreements.

“DISH Hedging Instruments Agreements” shall mean those certain Base Note Hedge Transaction Confirmations, dated as of August 2, 2016, and Additional Note Hedge Transaction Confirmations, dated as of August 3, 2016, between DISH and each of Deutsche Bank AG, London Branch, Barclays Bank PLC, JPMorgan Chase Bank, National Association, London Branch and Goldman, Sachs & Co. with respect to the issuance of instruments representing rights to purchase shares of DISH Class A Common Stock from the applicable dealer entered into in connection with the issuance of DISH’s 3 3/8% Convertible Notes due 2026, as each may be supplemented, amended, replaced, refinanced or otherwise modified from time to time.

“DISH Indemnified Parties” shall mean any Person (together with such Person’s heirs, executors, administrators or representatives) who is now, has been or becomes at any time prior to the Effective Time, (a) an officer or director of DISH or any of its Subsidiaries or (b) serving at the request of DISH or any of its Subsidiaries as an officer or director of or in any similar capacity with another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

“DISH Material Adverse Effect” shall mean any state of fact, event, change, effect, circumstance, occurrence or development that (x) has a material adverse effect on the business, results of operations or financial condition of DISH and the DISH Subsidiaries, taken as a whole, or (y) the ability of DISH to consummate the transactions contemplated by this Agreement, including the Merger; provided, that, solely with respect to clause (x), no fact, event, change, effect, circumstance, occurrence or development to the extent arising from the following shall be taken into account in determining whether there is a DISH Material Adverse Effect: (a) changes after the date of this Agreement in GAAP; (b) changes after the date of this Agreement in applicable Legal Requirements; (c) general economic, business, financial, market or political conditions; (d) changes generally affecting the industry in which DISH and the DISH Subsidiaries participate; (e) (i) the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions (or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions), (ii) any hurricane, flood, tornado, earthquake or other weather or natural disaster, (iii) any outbreak of illness or other public health event or pandemic (including Covid-19 and the continuation or worsening thereof) or (iv) any other force majeure event; (f) the negotiation, announcement or pendency of the Agreement, the Merger or the other transactions contemplated by this Agreement (provided that this clause (f) shall not apply to any representation or warranty in Article III to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger); (g) DISH’s failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself, provided that in each case the underlying cause or causes may be taken into account in determining whether there has been or would reasonably be expected to be a DISH Material Adverse Effect, to the extent otherwise permitted by this definition; (h) any decline in DISH’s stock price or any decline in the market price or trading volume of the DISH Class A Common Stock on Nasdaq, in and of itself, or the suspension of trading in or delisting of the DISH Class A Common Stock on Nasdaq, provided, that in each case the underlying cause or causes may be taken into account in determining whether there has been or would reasonably be expected to be a DISH Material Adverse Effect, to the extent otherwise permitted by this definition; (i) any action taken or omitted to be taken at the written request of EchoStar or the taking of any action required by this Agreement; (j) any lawsuit commenced by a stockholder of DISH (in his, her or its capacity as a stockholder) alleging breach of fiduciary duty in connection with the execution of the Agreement or the consummation of the transactions contemplated by the Agreement, except, in the case of each of clauses (a), (b), (c), (d), and (e) of this proviso, to the extent that such changes have a disproportionate adverse impact on DISH and the DISH Subsidiaries relative to other participants in the industries in which DISH and the DISH Subsidiaries operate, in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a DISH Material Adverse Effect.

“DISH Material Joint Venture” shall mean any Entity (other than any DISH Subsidiary) in which DISH or any of the DISH Subsidiaries hold any equity interest or joint venture, partnership or similar interest, the book value of which, as of December 31, 2022, exceeds $30,000,000.

“DISH Options” shall mean options to purchase shares of DISH Class A Common Stock from DISH.

“DISH Permits” shall have the meaning set forth in Section 3.11(a)(viii).

“DISH Permitted Encumbrances” shall mean: (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ and other similar Liens arising or incurred in the ordinary course of business relating to obligations not yet due and payable or that are being contested in good faith by appropriate proceedings; (c) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Entities, in each case, that do not materially and adversely impact the current use of the affected property; (d) Liens relating to liabilities for which appropriate reserves have been established and are fully reflected in the Most Recent DISH Balance Sheet; (e) Liens arising from or otherwise relating to transfer restrictions under the securities laws of any jurisdiction; and (f) Liens or imperfections of title which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use or value of the subject asset or property as currently used by DISH and the DISH Subsidiaries.

“DISH Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each other employment, bonus, deferred compensation, equity-based, pension, severance, change in control, employee loan, fringe benefit, or other employee benefit plan, policy, agreement, program or arrangement, which DISH or any DISH Subsidiary maintains, sponsors, contributes to or is required to contribute to for the benefit of its current or former employees, consultants or directors or with respect to which DISH or any DISH Subsidiary has any actual or contingent liability.

“DISH Returns” shall have the meaning set forth in Section 3.11(a).

“DISH RSU Awards” shall mean restricted stock units representing the right to vest in and be issued shares of DISH Class A Common Stock by DISH.

“DISH SEC Documents” shall have the meaning set forth in Section 3.4(a).

“DISH Special Committee” shall have the meaning set forth in the Recitals.

“DISH Stock Certificates” shall have the meaning set forth in Section 1.10(a).

“DISH Subsidiary” shall mean any direct or indirect material Subsidiary of DISH.

“DISH Tax Certificate” shall have the meaning set forth in Section 4.12(b).

“DISH Warrants” shall mean the warrants to purchase shares of DISH Class A Common Stock from DISH issued under the DISH Warrants Agreements.

“DISH Warrants Agreements” shall mean those certain Base Warrant Transaction Confirmations, dated as of August 2, 2016, and Additional Warrant Transaction Confirmations, dated as of August 3, 2016, between DISH and each of Deutsche Bank AG, London Branch, Barclays Bank PLC, JPMorgan Chase Bank, National Association, London Branch and Goldman, Sachs & Co. with respect to the issuance of warrants to purchase shares of DISH Class A Common Stock from DISH entered into in connection with the issuance of DISH’s 3 3/8% Convertible Notes due 2026, as each may be supplemented, amended, replaced, refinanced or otherwise modified from time to time.

“DPA” shall have the meaning set forth in Section 2.4(c).

“DTC” shall mean The Depositary Trust Company.

“EchoStar” shall have the meaning set forth in the Preamble.

“EchoStar 401(k) Plan” shall have the meaning set forth in Section 4.11(d).

“EchoStar Acquisition Proposal” shall have the meaning set forth in Section 4.2(d).

“EchoStar Articles” shall mean the Articles of Incorporation of EchoStar as amended on January 25, 2008 and May 4, 2016.

“EchoStar Board” shall mean the board of directors of EchoStar.

“EchoStar Bylaws” shall mean the Bylaws of EchoStar effective October 16, 2007.

“EchoStar Class A Common Stock” shall mean the Class A Common Stock, par value $0.001 per share, of EchoStar.

“EchoStar Class B Common Stock” shall mean the Class B Common Stock, par value $0.001 per share, of EchoStar.

“EchoStar Class C Common Stock” shall mean the Class C Common Stock, par value $0.001 per share, of EchoStar.

“EchoStar Class D Common Stock” shall mean the Class D Common Stock, par value $0.001 per share, of EchoStar.

“EchoStar Common Stock” shall mean the EchoStar Class A Common Stock, the EchoStar Class B Common Stock, the EchoStar Class C Common Stock and the EchoStar Class D Common Stock.

“EchoStar Disclosure Letter” shall have the meaning set forth in the introductory paragraph of Article II.

“EchoStar Equity Plans” shall mean EchoStar’s 2017 Stock Incentive Plan, Amended and Restated 2008 Stock Incentive Plan, 2008 Class B CEO Stock Option Plan, 2017 Non-Employee Director Stock Incentive Plan and Amended and Restated 2008 Non-Employee Director Stock Incentive Plan.

“EchoStar ESPP” shall have the meaning set forth in Section 1.7(f).

“EchoStar Indentures” shall mean the Secured Indenture and the Unsecured Indenture.

“EchoStar IP” shall mean all Intellectual Property owned, or purported to be owned, by EchoStar or any EchoStar Subsidiary.

“EchoStar Major Stations” shall have the meaning set forth in Section 2.10.

“EchoStar Material Adverse Effect” shall mean any state of fact, event, change, effect, circumstance, occurrence or development that (x) has a material adverse effect on the business, results of operations or financial condition of EchoStar and the EchoStar Subsidiaries, taken as a whole, or (y) the ability of EchoStar to consummate the transactions contemplated by this Agreement, including the Merger; provided, that, solely with respect to clause (x), no fact, event, change, effect, circumstance, occurrence or development to the extent arising from the following shall be taken into account in determining whether there is an EchoStar Material Adverse Effect: (a) changes after the date of this Agreement in GAAP; (b) changes after the date of this Agreement in applicable Legal Requirements; (c) general economic, business, financial, market or political conditions; (d) changes generally affecting the industry in which EchoStar and the EchoStar Subsidiaries participate; (e) (i) the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions (or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions), (ii) any hurricane, flood, tornado, earthquake or other weather or natural disaster, (iii) any outbreak of illness or other public health event or pandemic (including Covid-19 and the continuation or worsening thereof) or (iv) any other force majeure event; (f) the negotiation, announcement or pendency of the Agreement, the Merger or the other transactions contemplated by this Agreement (provided that this clause (f) shall not apply to any representation or warranty in Article II to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger); (g) EchoStar’s failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself, provided that in each case the underlying cause or causes may be taken into account in determining whether there has been or would reasonably be expected to be an EchoStar Material Adverse Effect, to the extent otherwise permitted by this definition; (h) any decline in EchoStar’s stock price or any decline in the market price or trading volume of EchoStar Class A Common Stock on Nasdaq, in and of itself, or the suspension of trading in or delisting of EchoStar Class A Common Stock on Nasdaq, provided, that in each case the underlying cause or causes may be taken into account in determining whether there has been or would reasonably be expected to be an EchoStar Material Adverse Effect, to the extent otherwise permitted by this definition; (i) any action taken or omitted to be taken at the written request of DISH or the taking of any action required by this Agreement; (j) any lawsuit commenced by a stockholder of EchoStar (in his, her or its capacity as a stockholder) alleging breach of fiduciary duty in connection with the execution of the Agreement or the consummation of the transactions contemplated by the Agreement, except, in the case of each of clauses (a), (b), (c), (d), and (e) of this proviso, to the extent that such changes have a disproportionate adverse impact on EchoStar and the EchoStar Subsidiaries relative to other participants in the industries in which EchoStar and the EchoStar Subsidiaries operate, in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be an EchoStar Material Adverse Effect.

“EchoStar Material Joint Venture” shall mean any Entity (other than any EchoStar Subsidiary) in which EchoStar or any of the EchoStar Subsidiaries hold any equity interest or joint venture, partnership or similar interest, the book value of which, as of December 31, 2022, exceeds $30,000,000.

“EchoStar Options” shall mean options to purchase shares of EchoStar Class A Common Stock from EchoStar.

“EchoStar Owned Real Property” shall have meaning set forth in Section 2.9.

“EchoStar Permits” shall have the meaning set forth in Section 2.12(b).

“EchoStar Permitted Encumbrances” shall mean: (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ and other similar Liens arising or incurred in the ordinary course of business relating to obligations not yet due and payable or that are being contested in good faith by appropriate proceedings; (c) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Entities, in each case, that do not materially and adversely impact the current use of the affected property; (d) Liens relating to liabilities for which appropriate reserves have been established and are fully reflected in the Most Recent EchoStar Balance Sheet; (e) Liens arising from or otherwise relating to transfer restrictions under the securities laws of any jurisdiction; and (f) Liens or imperfections of title which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use or value of the subject asset or property as currently used by EchoStar and the EchoStar Subsidiaries.

“EchoStar Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each other employment, bonus, deferred compensation, equity-based, pension, severance, change in control, employee loan, fringe benefit, or other employee benefit plan, policy, agreement, program or arrangement, which EchoStar or any EchoStar Subsidiary maintains, sponsors, contributes to or is required to contribute to for the benefit of its current or former employees, consultants or directors or with respect to which EchoStar or any EchoStar Subsidiary has any actual or contingent liability.

“EchoStar Registered IP” shall mean any EchoStar IP that is registered with, issued by or the subject of a pending application before the U.S. Patent & Trademark Office or U.S. Copyright Office or any corresponding Governmental Entity or other corresponding public or quasi-public legal authority (including any domain name registrars).

“EchoStar Returns” shall have the meaning set forth in Section 2.15(a).

“EchoStar RSU Award” shall mean each award of restricted stock units representing the right to vest in and be issued shares of EchoStar Class A Common Stock by EchoStar.

“EchoStar SEC Documents” shall have the meaning set forth in Section 2.6(a).

“EchoStar Share Issuance” shall have the meaning set forth in the Recitals.

“EchoStar Special Committee” shall have the meaning set forth in the Recitals.

“EchoStar Subsidiary” shall mean any direct or indirect material Subsidiary of EchoStar.

“EchoStar Tax Certificate” shall have the meaning set forth in Section 4.12(b).

“Effective Time” shall have the meaning set forth in Section 1.2.

“End Date” shall have the meaning set forth in Section 6.1(b).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

“Environmental Law” shall have the meaning set forth in Section 2.18.

“EPCRA” shall mean the U.S. Emergency Planning and Community Right-to-Know Act, as amended.

“Ergen DISH Stockholders” shall have the meaning set forth in the Recitals.

“Ergen DISH Written Consent” shall have the meaning set forth in the Recitals.

“Ergen EchoStar Stockholders” shall have the meaning set forth in the Recitals.

“Ergen EchoStar Written Consent” shall have the meaning set forth in the Recitals.

“Ergen Support Agreement” shall have the meaning set forth in the Recitals.

“Ergens” shall mean Charles W. Ergen and Cantey M. Ergen or any member of their respective immediate families or any Affiliate or Associate of any of the foregoing (excluding, in each case, EchoStar, EchoStar’s Subsidiaries, DISH and DISH’s Subsidiaries).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.11(a).

“Exchange Fund” shall have the meaning set forth in Section 1.11(a).

“Exchange Ratio” shall mean 0.350877.

“Export Approvals” shall have the meaning set forth in Section 2.12(c).

“FCC” shall mean the U.S. Federal Communications Commission.

“Foreign Plan” shall have the meaning set forth in Section 2.16(f).

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by EchoStar in connection with the issuance of shares of EchoStar Class A Common Stock to DISH’s stockholders (other than the Ergen DISH Stockholders or any other Ergen) in connection with the Merger, as such registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authorization” shall mean any permit, license, registration, qualification or authorization granted by any Governmental Entity.

“Governmental Entity” shall mean any federal, state, local or foreign governmental authority, any transnational governmental organization or any court of competent jurisdiction, arbitral tribunal, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any self-regulatory organization.

“Indebtedness” of any Person shall mean, without duplication: (a) the principal of and accrued and unpaid interest in respect of (i) indebtedness of such Person for money borrowed, and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (b) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (c) to the extent drawn, reimbursement obligations under letters of credit or similar credit, performance, or surety transactions; (d) all obligations of such Person under any swap, hedging, or similar agreement or arrangement that would be payable to terminate such agreement or arrangement, calculated, as of the date Indebtedness is determined, as the amount of any payments that would be required to be paid by such Person, as applicable, to the counterparty banks in the event of an early unwind or early termination of such agreement or arrangement on such date less any amount payable to such Person in connection to such unwind or termination; (e) accrued and unpaid severance payments and benefits relating to periods prior to the Closing or otherwise triggered solely by the transactions contemplated by this Agreement; (f) all obligations for the deferred purchase price of property, services, equity, or other assets (including all seller notes, “earn-out” or similar contingent payment obligations); (g) unfunded obligations for deferred compensation and pension or retirement benefits for any employee of such Person; (h) all accrued and unpaid expenses under the incentive plans of such Person or its Subsidiaries, including annual bonus and target incentive plan bonus (TIPs), (i) all obligations of the type referred to in the foregoing clauses (a) through (h) of another Person secured by any Lien on any property or asset of such first Person; and (j) all guarantees or similar arrangements by such first Person of obligations of the type referred to in the foregoing clauses (a) through (i) in respect of any other Person, it being understood that the amount of any of the foregoing Indebtedness described in clauses (a) through (j) shall include any and all accrued interest, prepayment, breakage, and make-whole fees, expenses, premiums or penalties, related thereto, and any other fees and expenses required to be paid by such Person upon repayment thereof, in each case, including as a result of or in connection with the Closing.

“Indemnified Parties” shall mean any Person (together with such Person’s heirs, executors, administrators or representatives) who is now, has been or becomes at any time prior to the Effective Time, (a) an officer or director of EchoStar or DISH or any of their respective Subsidiaries or (b) serving at the request of EchoStar or DISH or any of their respective Subsidiaries as an officer or director of or in any similar capacity with another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

“Intellectual Property” shall mean any and all intellectual property or proprietary rights arising in any jurisdiction of the world, including in or with respect to any of the following: (a) patents, patent applications, statutory invention registrations, utility models, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions; (b) trademarks, service marks, trade dress, trade names, brand names, logos, corporate names and other designations of origin; (c) domain names, uniform resource locators, Internet Protocol addresses, and social media handles, accounts and similar signifiers; (d) copyrights and any other equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors; and (e) trade secrets and industrial secret rights, and rights in know-how, data and confidential or proprietary business or technical information that derives independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”).

“IRS” shall mean the United States Internal Revenue Service.

“IT Assets” shall mean any computers, Software, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“ITU” shall mean the International Telecommunication Union.

“ITU Radio Regulations” shall mean the International Telecommunication Union Radio Regulations, as amended.

“Joint Information Statement/Prospectus” shall have the meaning set forth in Section 4.3(a).

“knowledge of DISH” shall mean the actual knowledge of the individuals listed in Section 1.1(a) of the DISH Disclosure Letter.

“knowledge of EchoStar” shall mean the actual knowledge of the individuals listed in Section 1.1(a) of the EchoStar Disclosure Letter.

“Legal Proceeding” shall mean any legal or administrative proceeding (including before the United States Patent and Trademark Office or the Patent Trial and Appeal Board or any counterpart outside the United States), lawsuit, arbitration, mediation, court action, or other proceeding before any court or public or private body or tribunal.

“Legal Requirement” shall mean any law, rule or regulation adopted or promulgated by any Governmental Entity.

“Letter of Transmittal” shall have the meaning set forth in Section 1.11(b).

“Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, claim, charge, security interest, encumbrance, hypothecation or limitation on transfer in respect of such property or asset.

“Malicious Code” shall mean any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm” or “spyware” (as such terms are commonly understood in the software industry) or any other code designed to have any of the following functions: (i) disrupting, disabling or harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file, in each case, without authorization and without the applicable user’s consent.

“Material Contract” shall have the meaning set forth in Section 2.11.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.5(c).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Most Recent DISH Balance Sheet” shall mean the balance sheet of DISH as of March 31, 2023.

“Most Recent EchoStar Balance Sheet” shall mean the balance sheet of EchoStar as of March 31, 2023.

“Nasdaq” shall have the meaning set forth in Section 1.9(b).

“Non-DTC Book-Entry Share” shall have the meaning set forth in Section 1.11(c).

“NRS” shall have the meaning set forth in the Recitals.

“OFAC” shall mean the U.S. Department of Treasury, Office of Foreign Assets Control.

“Open Source License” shall mean any license described by the Open Source Initiative (www.opensource.org), or any license granted on “free software” or “open source software” or under a similar licensing or distribution model or terms, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

“Order” shall mean any order, decision, judgment, writ, injunction, stipulation, award, or decree, issued by any Governmental Entity.

“Organizational Documents” shall mean, with respect to any Entity: (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended; (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement, as amended; (c) if such Entity is a limited partnership, such Entity’s certificate or articles of formation and limited partnership agreement, as amended; and (d) with respect to any other Entity, its comparable organizational documents.

“Permits” shall mean, with respect to any Person, all Governmental Authorizations and other franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of all applicable Governmental Entities necessary for the lawful operation of the businesses of such Person and its Subsidiaries, including all tariffs, reports, notices and other documents required to be field with any Governmental Entities necessary for such Person and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted.

“Person” shall mean any individual or Entity.

“Personal Data” shall mean any information that, alone or in combination with other information, identifies, or could be used to identify, a natural person, together with any other information that is protected under any Legal Requirements concerning privacy or data security, or that is defined as “personal data,” “personally identifiable information” or “personal information” under any applicable Legal Requirement, including any natural person’s name, street address, telephone number, e-mail address, photograph, identification number, social security number, government issued identifier or tax identification number, driver’s license number, passport number, credit card number, bank information, Internet protocol address, or device identifier.

“Post-Closing EchoStar Chief Executive Officer” shall have the meaning set forth in Section 1.4(c).

“Prohibited Person” shall mean (a) any individual or entity that has been determined by a competent authority to be the subject of a prohibition on such conduct of any Legal Requirement, regulation, rule or executive order administered by OFAC; (b) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (c) any individual or entity that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (d) any individual or entity that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time, or fifty percent (50%) or more of which is owned, directly or indirectly, by such an individual or entity; or (e) any individual or entity that has been designated on any similar list or Order published by a Governmental Entity in the United States.

“RCRA” shall mean the U.S. Resource Conservation and Recovery Act, as amended.

“Relevant Legal Restraint” shall have the meaning set forth in Section 5.1(e).

“Representatives” shall mean, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, Affiliates and other representatives of such Person.

“Required DISH Stockholder Vote” shall have the meaning set forth in Section 3.16.

“Required EchoStar Stockholder Vote” shall mean the affirmative vote of a majority of the votes cast in person, by proxy at a meeting of EchoStar stockholders or by written consent in lieu of a special meeting to the extent permitted by applicable Legal Requirements, in each case by the holders of EchoStar Common Stock entitled to vote thereon with respect to the EchoStar Share Issuance.

“Satellite and Communications Law” shall mean, with respect to any Person, any U.S. or non-U.S. statute, law, rule, regulation, code, ordinance, order, decree, judgment, injunction, notice or similar instrument of authority issued or promulgated by the FCC, a state public utility or public service commission, the Universal Service Administrative Company or any other U.S. or non-U.S. Governmental Entity that regulates (a) the provision of communications, telecommunications, information, broadcast or video services, (b) the use of electromagnetic spectrum or (c) the assignment of licenses to construct, launch and operate satellites, use the electromagnetic spectrum or provide communications, telecommunications, information, broadcast or video services, including the U.S. Communications Act, the ITU Radio Regulations, the Legal Requirements governing licensing and operations in countries in which such Person or any Subsidiary of such Person holds, is applying for, or controls, the Permits of such Person, and every other Legal Requirement applicable to interstate and international satellite operations or telecommunications, together with all Legal Requirements concerning the provision of intrastate telecommunications services or concerning the interstate operation of any satellite operations or telecommunications, cable or open video system.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secured Indenture” shall mean that certain Secured Indenture, dated as of July 27, 2016, among Hughes Satellite Systems Corporation, U.S. Bank National Association and Wells Fargo Bank, National Association, pursuant to which Hughes Satellite Systems Corporation issued 5.250% Senior Secured Notes due 2026, as may be supplemented, amended, replaced, refinanced or otherwise modified from time to time.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Software” shall mean any software in any applicable form, including object code, source code, firmware, middleware and embedded versions thereof, and including implementations of algorithms, models and methodologies.

“Special Committees” shall mean the EchoStar Special Committee and the DISH Special Committee, as the case may be.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or comparable governing body; or (b) at least 50% of the outstanding voting equity interests issued by such Entity.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Statute” shall have the meaning set forth in Section 2.21.

“Tax Opinion” shall have the meaning set forth in Section 4.12(b).

“Tax Returns” shall mean any and all returns, reports, elections, claims for refund, estimated Tax filings, declarations, certificates or other documents filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedules or attachments thereto, and any amendments thereof.

“Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including any income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, and license, registration and documentation fees, severance, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Top Customer” shall mean a top ten customer (other than DISH and its Subsidiaries) of EchoStar and the EchoStar Subsidiaries, taken as a whole, based on revenues during the twelve months ended December 31, 2022.

“Top Governmental Customer” shall mean a customer of EchoStar or EchoStar’s Hughes segment that is a Governmental Entity and a top twenty customer of EchoStar and the EchoStar Subsidiaries, taken as a whole, based on revenues during the twelve months ended December 31, 2022.

“Top Supplier” shall mean a top ten vendor or supplier (other than DISH and its Subsidiaries) of EchoStar and the EchoStar Subsidiaries, taken as a whole, based on expenditures during the twelve months ended December 31, 2022.

“Trading Day” shall mean a day on which shares of EchoStar Common Stock are traded on Nasdaq.

“Treasury Regulations” shall mean the regulations prescribed under the Code (including any temporary regulations and any amended or successor provisions with respect to such regulations).

“U.S. Communications Act” shall mean the U.S. Communications Act of 1934, as amended.

“Unsecured Indenture” shall mean that certain Unsecured Indenture, dated as of July 27, 2016, between Hughes Satellite Systems Corporation and U.S. Bank National Association, pursuant to which Hughes Satellite Systems Corporation issued 6.625% Senior Notes due 2026, as may be supplemented, amended, replaced, refinanced or otherwise modified from time to time.